Exhibit 6.29

Ala Moana Center

Impossible Kicks

Space No.3039

TABLE OF CONTENTS

REFERENCE PROVISIONS

ARTICLE			ARTICLE

1	Leased Premises, Term and Use	1	31	Remedies	20
2	Original Construction	1	32	Successors and Assigns	20
3	Rental Commencement Date	2	33	Representations	20
4	Rental	3	34	Waiver	20
5	Definition of Total Sales, Gross Sales, and Net Sales	4	35	Holding Over	20
6	Records and Audits	5	36	Interpretation	20
7	Taxes	5	37	Advertising and Promotional Service	20
8	Subordination and Attornment	6	38	Quiet Enjoyment	21
9	Additional Construction	7	39	Waiver of Redemption	21
10	Condition of Leased Premises	7	40	Fees	21
11	Repairs and Maintenance	7	41	Tenant’s Property	21
12	Alterations	7	42	Lease Status	21
13	Fixtures and Personal Property	8	43	Recording	21
14	Liens	8	44	Force Majeure	22
15	Laws and Ordinances	8	45	Construction of Lease	22
16	Environmental Services	9	46	Security Deposit	22
17	Joint Use Areas and Operating Expenses	11	47	Captions	22
18	Damage to Leased Premises	11	48	Severability	22
19	Insurance	12	49	Objection to Statements	22
20	Indemnification	13	50	Liability of Landlord	23
21	Assignment, Subletting and Ownership	13	51	No Option	23
22	Access to Leased Premises	15	52	Execution of Documents	23
23	Defaults by Tenant	15	53	Corporate Tenant	23
24	Surrender of Leased Premises	16	54	Printed Provisions	23
25	Tenant’s Conduct of Business	17	55	Entire Agreement	23
26	Rules and Regulations	17	56	No Third-Party Rights	23
27	Eminent Domain	19	57	Financial Statements	23
28	Attorneys’ Fees	19	58	Other Locations	24
29	Sale of Leased Premises by Landlord	19	59	Tenant’s Failure	24
30	Notices	19	60	Ownership	24
			61	Special Provisions	24

AFFIDAVIT

EXHIBITS

EXHIBIT A	Site Plan with Expansion Area
EXHIBIT B	Plans of Leased Premises
EXHIBIT C	Description of Landlord/Tenant Work

ALA MOANA CENTER

THIS LEASE is between GGP ALA MOANA L.L.C. a Delaware limited liability company, (“Landlord”), and IMPOSSIBLE KICKS HOLDING CO. INC., a Delaware corporation (“Tenant”). The date of this Lease is January 23, 2023 (“Effective Date”). The Leased Premises are located in the Ala Moana Center (“Shopping Center”) in the City of HONOLULU, County of HONOLULU, and State of Hawaii.

REFERENCE PROVISIONS

The following references define terms used in the specified Articles and elsewhere in this Lease and shall be construed in accordance with the provisions and conditions in this Lease:

1.01	Leased Premises: 3039 Ala Moana Center containing approximately 2,437 square feet of floor area.

[ARTICLE 1(a)]

1.02	Expiration Date: April 30, 2027

[ARTICLE 1(b)]

1.03	Permitted Use: Only for the display and resale, at retail, of limited-edition sneaker brands, along with the retail sale of street wear clothing to include but not be limited to Bape, Chrome Hearts, VLONE, Supreme, ASSC, and Essentials and other similar streetwear brands. In no event shall Tenant sell any designer brands (e.g. Gucci, Dior, LV, or any LVMH footwear or accessories unless it is a authorized collaboration (i.e. supreme)), and for no other use or purpose whatsoever.

[ARTICLE 1(c)]

1.04	Submittal date for preliminary plans: February 1, 2023

Submittal date for final plans and specifications: March 1, 2023

[ARTICLE 2(d)]

[ARTICLE 2(d)]

1.05	Beginning Work Date: The date immediately following the latest to occur of the following events: (a) the date that Landlord delivers possession of the Leased Premises to Tenant; and (b) the date of Landlord’s approval of Tenant’s plans and specifications for Tenant’s Work on the condition that Tenant submits its plans and specifications to Landlord at the time and in the manner required in this Lease. In the event Tenant does not fulfill the condition set forth in (b), plan approval will not determine the Beginning Work Date. The Beginning Work Date is projected to occur on or before March 15, 2023.

[ARTICLE 2(e)]

1.06	Opening Date: The date that is 60 days following the Beginning Work Date.

[ARTICLE 3]

1.07	Minimum Annual Rental:

[ARTICLE 4(a)]

Rental Commencement Date -	4/30/2024	$ per year	($ per month)
5/1/2024 -	4/30/2025	$ per year	($ per month)
5/1/2025 -	4/30/2026	$ per year	($ per month)
5/1/2026 -	Expiration Date	$ per year	($ per month)

1.08	Percentage Rate: 8%

[ARTICLE 4(b)]

1.09	Annual Sales Base and Monthly Sales Base:

[ARTICLE 4(b)]

Rental Commencement Date -	4/30/2024	$3,500,000.00 per year	($291,666.67 per month)
5/1/2024 -	4/30/2025	$3,605,006.05 per year	($300,417.17 per month)
5/1/2025 -	4/30/2026	$3,713,156.26 per year	($309,429.69 per month)
5/1/2026 -	Expiration Date	$3,824,550.99 per year	($318,712.58 per month)

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1.10	Address of Landlord:

[ARTICLES 4 and 30]

Landlord’s Notice Address

GGP ALA MOANA L.L.C.

c/o Ala Moana Center

350 N. Orleans St.

Suite 300

Chicago, IL 60654-1607

Attn: Law/Lease Administration

Department

With a copy to:

Ala Moana Center

1450 ALA MOANA BLVD. #1290

HONOLULU, Hawaii 96814

Attn: General Manager

Landlord’s Payment Address:

GGP ALA MOANA L.L.C.

ALA MOANA CENTER

PO BOX 860267

MINNEAPOLIS, Minnesota 55486-0267

Landlord’s Sales Report Address:

Ala Moana Center

1450 Ala Moana Blvd., Suite 1290

Honolulu, HI 96814

Attention: Lease Administrator

OR:

Sales.Reporting.AlaMoanaCenter@brookfieldpropertiesretail.com

1.11	Address of Tenant:

[ARTICLE 30]

Notice: Impossible Kicks Holding Co. Inc. 300 Spectrum Center Drive, Suite 400 Irvine, California 92618	Billing: Impossible Kicks Holding Co. Inc. 300 Spectrum Center Drive, Suite 400 Irvine, California 92618

1.12	Additional Gross Leasable Area Annual Rental Increase: Not Applicable

[ARTICLE 4(c)]

1.13	Anchor Minimum Annual Rental Increase: Not Applicable

[ARTICLE 4(d)]

1.14	Trade Name: “Impossible Kicks”

1.15	Intentionally Omitted

[ARTICLE 25]

[ARTICLE 37]

1.16	Initial Assessment: Not Applicable

[ARTICLE 37]

1.17	Preliminary Rent: Not Applicable

1.18	Construction Allowance: Not Applicable

[ARTICLE 2]

1.19	Security Deposit: $32,494.00 payable by Tenant to Landlord at the time of remitting the Tenant- executed Lease to Landlord for signature.

[ARTICLE 46]

1.20	Radius: 5 miles

[ARTICLE 58]

1.21	Intentionally Omitted

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1.22	Operating Expenses Payment: $174,367.35 ($71.55 per square foot) per year for the calendar year 2023, payable in equal monthly installments, subject to the annual increases provided in ARTICLE 17 of this Lease.

[ARTICLE 17]

1.23	Not Applicable

1.24	Chargeback Waiver: Notwithstanding anything to the contrary contained in the EXHIBITS attached hereto, any construction chargeback items which Tenant shall be obligated to pay Landlord in connection with the construction of the Leased Premises pursuant to the Lease and EXHIBITS shall be waived. Notwithstanding the foregoing, the sprinkler shut down charge, floor tile costs, Temporary Electric and Construction Trash Removal (if applicable) contained in the EXHIBITS shall not be waived, reduced or capped in any way. In addition, Tenant shall place, or cause its contractor to place, the Construction Deposit in the amount of $5,000.00 as set forth in EXHIBIT C, which shall be refundable in accordance with Section IV(F) of Exhibit C.

1.25	Not Applicable

1.26	Not Applicable

1.27	Not Applicable

1.28	Not Applicable

1.29	Lease Contingencies: The parties acknowledge that the Leased Premises is currently occupied by another tenant. Accordingly, this Lease is expressly contingent upon the Landlord’s ability to recapture the Leased Premises from its current occupant on terms and conditions reasonably acceptable to Landlord.

1.30	Not Applicable

1.31	Not Applicable

1.32	Not Applicable

1.33	Not Applicable

1.34	Not Applicable

1.35	Anchors: An “anchor” for all purposes under this Lease is any operation, land, building, store or business, whether occupied or vacant and whether owned or leased, which leases or occupies 30,000 square feet or more of space in the Shopping Center. A “variety or specialty store” is (aa) an occupant which leases or occupies between 10,000 and 29,999 square feet of space in the Shopping Center, or (bb) a restaurant occupant having an exterior entrance. An “outparcel” is any operation, land, building, store or business whether occupied or vacant and whether owned or leased, that is not an anchor or variety or specialty store and is separated by vehicular access or parking area from the Main Mall Building(s) or does not have an entrance accessible to the customers of the Shopping Center directly from the Main Mall Building(s).

1.36	Intentionally Omitted

1.37	Not Applicable

References to articles are for convenience and designate some of the other provisions where references to the particular Reference Provisions appear. If there is a conflict between a Reference Provision and the other provisions of this Lease, the former shall control.

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ARTICLE 1 - Leased Premises, Term and Use

(a)  Landlord leases to Tenant and Tenant takes from Landlord in consideration of the covenants and agreements in this Lease, the premises (“Leased Premises”) being that portion of the building measured to the center of common walls and the outside faces of exterior walls, on the drawings attached to this Lease and made a part of this Lease as “EXHIBIT B”. The Leased Premises shall include corridors and passageways for the exclusive use of the Leased Premises, columns, stairs, elevators and any construction or equipment located in the Leased Premises, as well as pipes, conduits, electrical wires and drainage lines that directly serve the Leased Premises. The Shopping Center includes all buildings, land, improvements, additions, extensions and deletions which may be made from time to time, and may include adjacent parcels of land not owned, leased or controlled by Landlord but which are operated as an integral part of the Shopping Center. The Leased Premises are described further in the Reference Provisions. If the square footage of the Leased Premises is different than the amount set forth in Reference Provision 1.01, all rental and additional rental and amounts based upon the square footage of the Leased Premises shall be proportionately adjusted, and the parties shall execute an amendment to this Lease memorializing the adjustments. If Tenant constructs a mezzanine in the Leased Premises, the square footage of the Leased Premises shall be increased in an amount equal to the square footage of the mezzanine, and all rental, additional rental and amounts based upon the square footage of the Leased Premises shall be proportionately adjusted. The Parties shall execute an amendment to this Lease memorializing the adjustment. A mezzanine shall not be permitted if the Leased Premises are located on an upper level. See Article 61(c)(5).

EXHIBITS A and B are for informational purposes only, and are not a warranty, representation or agreement that the Leased Premises, Shopping Center or other areas will be as shown on the Exhibits, or that other occupants if shown on the Exhibits will be in the Shopping Center. Tenant has not been granted any easements of light, air or access. Tenant’s rights are limited to the use and occupancy of the Leased Premises and the license to use the Joint Use Areas as they may exist from time to time, all subject to the terms, covenants, conditions and provisions of this Lease.

(b)  The term of this Lease (“Term”) shall begin on the Rental Commencement Date and end on the Expiration Date in the Reference Provisions.

(c)  The Leased Premises shall be used and occupied only for the Permitted Use in the Reference Provisions, and for no other use or purpose whatsoever. Unless specifically noted in the Reference Provisions, Tenant does not have exclusive rights to sell any particular merchandise or provide any particular services in the Shopping Center.

ARTICLE 2 - Original Construction

(a)  Landlord may make minor changes to the Leased Premises and may make other changes to the Shopping Center which do not materially adversely affect the access, visibility, use, square footage or dimensions of the Leased Premises. Landlord may also make changes, reductions and additions without restriction in other areas of the Shopping Center (including all Joint Use Areas and all buildings and other improvements), whether the changes are requested by other tenants or deemed desirable by Landlord. Landlord agrees that it will make no changes to the Joint Use Areas which will materially adversely obstruct visibility of or materially adversely affect access to the Leased Premises through Tenant’s storefront entrance. This agreement shall not i) prohibit or otherwise restrict the placement of mall plantings, kiosks, mall seating, mall directories, and mall amenities in the Joint Use Areas adjacent to or in front of the Leased Premises, or ii) apply if access or visibility is temporarily affected as a result of repairs, remodeling, renovation or other construction. See Article 61(c).

(b)  (i) If (1) within 24 months following the Opening Date, construction has not begun on the Shopping Center site, or (2) within 36 months following the Opening Date, the Leased Premises has not been delivered to Tenant by Landlord, this Lease may be terminated by either party by notifying the other in writing, within 30 days thereafter. Tenant releases Landlord and Landlord’s contractor from any claim for damages against Landlord or Landlord’s contractor for any delay in the date on which the Leased Premises shall be ready for delivery to Tenant.

(ii)  Notwithstanding anything in 2(b) (i) above to the contrary, unless a different contingency period is specifically stated in this Lease, if any conditions or contingencies relative to performance of any obligation hereunder by either party, including but not limited to the obtaining of permits for any reason, are not satisfied within one year after the Effective Date, then this Lease may be terminated by either party effective upon 30 days prior written notice to the other.

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(c)  Landlord ~~agrees to perform its construction work~~ shall not be required to perform any work (“Landlord’s Work”) in the Leased Premises ~~substantially in accordance with the Exhibits~~. All other work on the Leased Premises shall be done by Tenant, at Tenant’s expense (“Tenant’s Work”). Tenant acknowledges that it has inspected the Leased Premises and is taking the same in “as-is” condition. Tenant’s Work shall include all work necessary to construct the Leased Premises to Tenant’s current prototype store, all in accordance with Landlord’s design criteria for the Shopping Center, Exhibit C and signage shop drawings, a floor plan showing changes to existing conditions for finishes and fixturing and a materials sample board approved by Landlord. If Tenant’s Work does not require obtaining any permits from any governmental authority, Tenant shall not be required to post a performance bond. ~~, but not be limited to, the installation of storefronts and storefront signs, customer entrance doors, floor covering, plastering, interior decorating, wall and ceiling treatment, completion of the air conditioning system and fire sprinkler system, extension of electrical service to the Leased Premises, connection of plumbing lines to Landlord’s system, the installation of electric lights and fixtures and all other electrical work~~. The design and installation of mechanical and electrical systems shall comply with the requirements attached and made a part of this Lease as “EXHIBIT C.” All signs and electrical work for the signs shall be installed by Tenant at Tenant’s expense. They shall be of such character, design, size and at such locations as Landlord may approve. They shall be in accordance with EXHIBIT C, which is attached and made a part of this Lease. Tenant agrees not to install any signs until they have been approved by Landlord ~~Food Court Tenants shall conform to the Design and Operation Criteria contained in EXHIBIT FC “Design and Operations for Food Court Tenants” attached and made a part of this Lease.~~. If Tenant is prevented from beginning construction in the Leased Premises by the Beginning Work Date because of the failure of Landlord to substantially complete Landlord’s Work within the Leased Premises, or the failure of Landlord to deliver possession of the Leased Premises to Tenant by the Beginning Work Date in Reference Provision 1.05, the Opening Date shall be extended by 1 day for each day that Tenant is prevented. The certification of Landlord’s architect that Landlord’s Work is substantially complete and in accordance with the plans and specifications shall be conclusive and binding upon the parties.

(d)  Approval of the plans and specifications by Landlord shall not create any responsibility by Landlord for their accuracy, sufficiency or compliance with laws or rules and regulations. Tenant shall be solely responsible for the plans and specifications. When Landlord has approved Tenant’s plans and specifications, Landlord shall return one set of approved plans to Tenant. Such approved plans shall show the date of Landlord’s approval and shall be made a part of this Lease as “Exhibit P”, whether or not physically attached hereto. Tenant agrees not to begin Tenant’s Work until Landlord has approved the plans and specifications.

(e)  Tenant shall begin Tenant’s Work by the Beginning Work Date specified in the Reference Provisions, proceed with it diligently and complete it in strict accordance with EXHIBIT P. Upon completion of Tenant’s Work Tenant shall provide a certificate furnished by or otherwise satisfactory to Landlord from Tenant’s contractor stating that no asbestos-containing materials or other Hazardous Materials as defined in ARTICLE 15 were used in the construction of the Leased Premises. Tenant shall complete the installation of fixtures, trade fixtures, improvements, equipment, stock and inventory prior to the Opening Date.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, TENANT IS REQUIRED TO OPEN FOR BUSINESS TO THE PUBLIC IN THE LEASED PREMISES ON OR BEFORE THE OPENING DATE SPECIFIED IN THE REFERENCE PROVISIONS, UNLESS REQUESTED TO DELAY THE OPENING DATE PURSUANT TO ARTICLE 3(b). TENANT SHALL COMPLY WITH THE PROVISIONS OF ARTICLES 61(h) AND (i).

If Tenant does not begin Tenant’s Work by the Beginning Work Date, and Tenant fails to commence Tenant’s Work within 10 days after written notice from Landlord, Landlord shall have the right to terminate this Lease by notifying Tenant in writing and providing a cure period, not to exceed ~~5~~ 10days. Tenant shall pay Landlord as liquidated damages the cost of any work done by Landlord for Tenant (representing the actual cost plus 15% for overhead), including, without limitation, electrical work, plumbing, concrete floor slabs, and heating and air conditioning equipment and facilities, if any. If Tenant has not completed Tenant’s Work and opened its store for business to the public by the Opening Date (subject to ARTICLE 3), Landlord shall be entitled to declare the same a default. In addition to (and not in lieu of) Landlord’s other rights and remedies, Tenant’s rental shall nevertheless begin on the Opening Date at the per day rate of $500.00~~the greater of either: (i) 1/10th of the monthly installment of Tenant’s Minimum Annual Rental; or (ii) $1,000.00~~. Late performance will cause Landlord to incur losses, damages and costs not contemplated under this Lease, the exact amount of which are extremely impractical to fix. The costs include, without limitation, processing and accounting charges. The parties agree that these late charges are liquidated damages, represent a reasonable estimate of Landlord’s costs and expenses and are fair compensation to Landlord for the loss suffered by Landlord.

ARTICLE 3 - Rental Commencement Date

(a)  The rental payments shall begin to accrue on the earlier of the following dates (“Rental Commencement Date”): (i) the Opening Date; or (ii) the date on which Tenant shall open the Leased Premises for business to the public.

(b)  Notwithstanding any provision to the contrary contained in this Lease, if applicable, Tenant agrees if requested by Landlord to delay the opening of the Leased Premises for business in order to coincide with the grand opening of the Shopping Center or a grand re-opening in the case of a major renovation (“Grand Opening”). In that event, Tenant’s obligation to pay rental shall begin on the Grand Opening Date.

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ARTICLE 4 - Rental

Tenant shall pay Landlord as rental for the use and occupancy of the Leased Premises, at the times and in the manner provided, the following sums of money per annum without deduction or set-off and without prior demand:

(a)  MINIMUM ANNUAL RENTAL: The Minimum Annual Rental shall be payable in 12 equal monthly installments in advance, upon the 1st day of each and every month during the periods of time specified in the Reference Provisions.

If under ARTICLE 3 rental begins on a day other than the 1st day of a month, the monthly installment of Minimum Annual Rental for the period from the beginning date until the 1st day of the month next following shall be prorated accordingly. All past due rental, additional rental, and other sums due Landlord under this Lease shall bear interest from the due date until paid by Tenant, at the rate of 2% above the Prime Rate (as defined below), not to exceed the maximum rate of interest allowed by law in the state where the Shopping Center is located (the “Interest Rate”). The interest shall be deemed to be additional rental. All rental provided for in this Lease shall be paid to Landlord at the address in the Reference Provisions or to another payee or address that Landlord designates.

“Prime Rate” wherever it appears in the Lease means the prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal as being the base rate on corporate loans at large U.S. money center commercial banks (whether or not that rate has been charged by any bank). If The Wall Street Journal ceases publication of the prime rate, Prime Rate shall mean the highest rate charged by Chase (or its successor) on short term unsecured loans to its most creditworthy large corporate borrowers. If The Wall Street Journal (i) publishes more than one prime rate or base rate, the higher or highest of the rates shall apply, or (ii) publishes a retraction or correction of that rate, the rate reported in that retraction or correction shall apply.

(b)  PERCENTAGE RENTAL: Tenant shall pay Landlord as “Percentage Rental” at the times and in the manner provided below, an amount equal to the Percentage Rate of all Net Sales (defined in ARTICLE 5) in excess of the Annual Sales Base for the calendar year specified in the Reference Provisions. In addition to and not in lieu of Percentage Rental, Tenant shall pay to Landlord an amount equal to eight percent (8%) of all monies and other revenues received by Tenant, without regard to the Annual Sales Base, for material and/or information digitally downloaded from the internet or any other remote source to any software format now in existence or hereafter created and sold to customers in, at or from the Leased Premises (“Digital Download Rent”). Sale of such software and the material or information contained therein must be within Tenant’s Permitted Use. Income received by Tenant resulting from such sales shall be separately stated monthly and otherwise recorded and documented as set forth in Article 6 hereof, but the amount thereof shall not be included in Net Sales applied to the Annual Sales Base in any year. Any Digital Download Rent due from Tenant to Landlord for any month during the Term shall be payable within thirty (30) days after the end of the month in which the monies or other revenues were received.

~~Percentage Rental shall be paid monthly no later than the 15th day of the month, except that if the Rental Commencement Date is other than the first day of a month, the Net Sales during the first partial month shall be added to the Net Sales of the next month. The amount of each payment of Percentage Rental shall be equal to the amount of Net Sales in excess of the Monthly Sales Base for the immediately preceding month multiplied by the Percentage Rate. The Annual Sales Base and/or the Monthly Sales Base shall be prorated for any partial calendar year upon the basis of 1/12th for each full month of the partial calendar year, plus an amount equal to 1/360ths for each day if the Rental Commencement Date is other than the first day of the month.~~ Percentage Rental shall be paid beginning in the month in which the Net Sales for any calendar year shall exceed the Annual Sales Base for the applicable calendar year. Thereafter, Percentage Rental shall be paid on all additional Net Sales made during the remainder of that calendar year (or partial calendar year, as the case may be). Payments shall be made no later than the 15th day of the next following month. At the end of each calendar year Percentage Rental shall be adjusted to a calendar year basis and the balance of the Percentage Rental due shall be paid within 60 days after the end of that calendar year (including the last calendar year). If at the end of the calendar year, the amount of the Percentage Rental paid by Tenant exceeds the amount of Percentage Rental required to be paid by Tenant for that calendar year, Tenant shall receive a credit for the excess, and the excess shall be deducted by Tenant from the next payments of Percentage Rental due (or after the last calendar year, Landlord shall refund the excess to Tenant after Landlord’s receipt of Tenant’s certified statement of Net Sales covering the last calendar year). Each calendar year shall be considered as an independent accounting period for the purpose of computing the amount of Percentage Rental due. The amount of Net Sales of any calendar year shall not be carried over into any other calendar year.

Net Sales during any calendar month in which Tenant does not continuously and without interruption conduct its business shall be deemed to be the greater of: (i) Net Sales during that calendar month or (ii) Net Sales during the calendar month in which Net Sales were the highest. This paragraph shall not apply to any calendar month in which the Leased Premises are closed for business with the prior written consent of Landlord, or if the closing of the Leased Premises is expressly permitted by this Lease.

“Lease Year” for all purposes under this Lease shall mean the 12 calendar months between the period February 1 through and including January 31, except that if the Rental Commencement Date is not February 1, then the period immediately following the Rental Commencement Date up to and including the next succeeding January 31 shall be a partial Lease Year; “calendar year” for all purposes under this Lease shall mean the 12 calendar months between the period January 1 through and including December 31, except that if the Rental Commencement Date is not January 1, then the period immediately following the Rental Commencement Date up to and including the next succeeding December 31 shall be a partial calendar year.

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(c) ~~ADDITIONAL GROSS LEASABLE AREA MINIMUM ANNUAL RENTAL INCREASE: After the Opening Date, should either (i) the Shopping Center be renovated at a cost in excess of $                                    ; (ii) the Shopping Center be expanded by an addition of at least 50,000 feet of leasable area; or (iii) a lifestyle village or wing be added to the Shopping Center regardless of whether such addition occurs as a replacement for an anchor or not, the Minimum Annual Rental shall automatically be increased in accordance with the Reference Provisions, and the Annual Sales Base shall be increased accordingly. Any such increase shall commence on the first day after the completion of any of the events set forth in (i) (iii) above and continue during the remainder of the Term.~~

(d)  ~~ANCHOR MINIMUM ANNUAL RENTAL INCREASE: For each anchor (as defined in this Lease) that is added to the Shopping Center after the Opening Date, the Minimum Annual Rental shall automatically be increased in accordance with the Reference Provisions, and the Annual Sales Base shall be increased accordingly. The increase shall continue during the remainder of the Term.~~

(e)  If Minimum Annual Rental or additional rental is not paid within 10 days after it is due, Tenant shall also pay Landlord, as liquidated damages, a late payment fee equal to the greater of $100.00 or ~~5~~3.5% of the delinquent rental for each and every month, or part of every month that the rental remains unpaid. The late payment fee shall only be imposed on Tenant if Tenant fails to make its rental payments within ten (10) days after notice from Landlord; provided, However, Landlord shall not be required to provide notice more than twice in any 12 calendar year. The fee shall not excuse Tenant from the timely payment of rental. If Landlord receives 2 or more checks from Tenant which are returned by Tenant’s bank for insufficient funds, Tenant agrees that all future checks shall be either bank certified, cashiers’ or treasurers’ checks. All bank service charges resulting from bad checks shall be borne by Tenant.

(f)  In addition to Minimum Annual Rental, Tenant shall pay, as additional rental, all sums of money required to be paid pursuant to ARTICLE 4(b) (Percentage Rental), 16 and 61(a) (Environmental Services), 17 (Joint Use Areas and Operating Expenses), 61(g) (Taxes), and all other sums of money or charges required to be paid by Tenant under this Lease (collectively referred to in this Lease as “additional rental”). All amounts shall be paid to Landlord’s Payment Address as shown in Reference Provision 1.10. If the amounts or charges are not paid at the time provided in this Lease, they shall nevertheless be collectible as additional rental with the next installment of Minimum Annual Rental falling due, but nothing in this Lease shall be deemed to suspend or delay the payment of any amount of money or charge at the time it becomes due and payable or to limit any other remedy of Landlord. All amounts of Minimum Annual Rental and additional rental payable in a given month (also collectively referred to in this Lease as “rent” or “rental”) shall be deemed to be a single rental obligation, and shall survive the expiration of the Term or the earlier termination of this Lease. Any payment by Tenant or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord at the time of such payment shall be treated as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or any letter accompanying such check stating that such lesser amount is payment in full shall be given no effect, and Landlord may accept such check on account without prejudice to any other rights or remedies which Landlord may have against Tenant.

ARTICLE 5 - Definition of Total Sales, Gross Sales, and Net Sales

Total Sales is defined as the dollar aggregate of the full amount of the price charged or value received for all goods and merchandise sold, leased, rented, licensed, or delivered, and all charges for all services sold or performed, and all other receipts from all business conducted in, upon, or from, any part of the Leased Premises (including business conducted by Tenant or its parent, subsidiary or affiliate, licensee, concessionaire, or subtenant (each a “Tenant’s Affiliate”)) whether for cash, by check, on credit, by charge account, exchange, or otherwise, and in any combination thereof, and shall include, but not be limited to, the following transactions: (i) sales or orders received, placed, taken, billed, fulfilled, shipped, picked up by the customer, or delivered to the customer, from or at the Leased Premises by any means, including but not limited to, mail order, electronic, computer, internet, telephone, or other technology based system whether now existing or hereinafter developed; (ii) equipment leased; (iii) reimbursements; (iv) uncollected and uncollectible credit accounts and bank checks and charges for bank credit cards; (v) all deposits not refunded to purchasers; (vi) all money or other value that Tenant or Tenant’s Affiliate is entitled to receive; (vii) the value of any gift certificates, gift cards, electronic vouchers, or like instrument, as well as any associated purchase, service, activation or like fee for same; (viii) sales from vending machines; and (ix) any other transactions that Tenant in the normal and customary course of its operations would credit or attribute to Tenant’s business conducted in the Leased Premises. Gross Sales is defined as Total Sales less the following exclusions, but only if and to the extent that, each such exclusion is included in Total Sales and is individually itemized and valued by Tenant in its Gross and Net Sales reports submitted to Landlord as required pursuant to the provisions of Article 6: (a) returns of merchandise to shippers and manufacturers; (b) receipts for the sale of fixtures, equipment or property that are not stock-in-trade, or from any sales not in the ordinary course of Tenant’s business; and (c) the value of any exchange or transfer of merchandise between the Leased Premises and another Tenant store location if made solely for the convenient operation of Tenant’s business and not for the purpose of consummating a sale made in, at, or from the Leased Premises. Net Sales is defined as Gross Sales less the following deductions, but only if and to the extent that, each such deduction is included in Total Sales and is individually itemized and valued by Tenant in its Gross and Net Sales reports submitted to Landlord as required pursuant to the provisions of Article 6: (1) refunds to customers to the extent and in the amount that the underlying transaction for which the refund is sought was included in Gross Sales; (2) sales tax, use tax, excise tax, retailer’s tax, occupation tax, or similar taxes imposed in a either a specific amount or as determined by Tenant’s sales; and (3) interest, service, finance, or sales carrying charges paid by customers for the extension of credit on purchases if not included in the price.

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ARTICLE 6 - Records and Audits

Tenant agrees to accurately record all sales in accordance with generally accepted accounting practices (showing all of its sales separately from its other stores), and to maintain sufficient original records which accurately summarize all transactions relating to the Leased Premises (including the sales of any subtenant, licensee or concessionaire). Original records shall include but not be limited to: sales documents, sequentially numbered tapes and readout totals of cash registers or point of sale devices, sales returns and allowance detail, cash receipts, payroll journals, accounts receivable, disbursement journals, bank statements, deposit slips, inventory records, purchase orders, receiving records, sales journals or daily sales reports, orders accepted by means of electronic, telephonic, video, computer or another electronic or other technology based system, state sales and use tax returns (and all documentation used to prepare the returns), and a complete general ledger. Documentation and itemization of specific sales exclusions shall also be maintained. Records shall be preserved (properly totaled) by Tenant either (a) at the Leased Premises or (b) at the home or regional offices of Tenant (provided Landlord shall be notified in writing of the address at which the records are maintained) and made available to Landlord at the Leased Premises or the offices, upon demand, for a period of at least 3 years after the year in which the sales occurred (however, if any audit is begun by Landlord or if there is a dispute regarding Tenant’s Total, Gross, and/or Net Sales, Tenant’s records shall be retained by Tenant until a final resolution of the audit or dispute). The receipt by Landlord of a statement of Total, Gross, and/or Net Sales or Percentage Rental shall not constitute an admission of its correctness. Tenant agrees to deliver to Landlord a statement of each month’s sales on or before the ~~5~~ 10th day of the following month, and by February 28th ~~January 31~~ of each year of the Term an annual statement certified by a Certified Public Accountant or by a financial officer, owner or partner of Tenant, of the Total, Gross, and/or Net Sales made during the preceding year. If the Term expires or is terminated on a date other than December 31, then a like statement for the partial calendar year in which expiration or termination occurs shall be delivered within ~~30~~ 60 days after expiration or termination. Landlord shall be entitled, at Landlord’s expense, to have at any time and from time to time an audit of the Total, Gross, and/or Net Sales made during any period covered by the annual statement and account and to recalculate the rental payable for that period. If there is a deficiency in the payment of percentage or additional rental, the deficiency shall be immediately due and payable with interest at the Interest Rate, and the interest shall be additional rental, from the date when the payments should have been made. If there is an overpayment by Tenant, it shall be credited by Landlord against payments due. If Total, Gross, and/or Net Sales have been understated by more than 2% or Tenant fails to record, maintain or make available the required sales supporting documentation, Tenant shall be in default, and shall pay the cost of the audit and all other related costs and expenses. If Tenant is late furnishing Landlord any monthly sales statement for 10 days after witten notice from Landlord, then Landlord shall have the right, without notice, to conduct an audit at Tenant’s sole cost. If Tenant does not furnish the sales documentation referred to above or otherwise impedes Landlord’s audit of Tenant’s Total, Gross, and/or Net Sales, Landlord shall be entitled, in addition to Landlord’s other rights and remedies, to estimate Tenant’s annual Total, Gross, and/or Net Sales as 125% of the Net Sales for the preceding year, and bill Tenant for any Percentage Rental which may be due based upon the estimated Net Sales.

ARTICLE 7 - Taxes

See Articles 61 (d) and (g). ~~(a) (i) Effective upon the Rental Commencement Date, Tenant shall pay, without deduction or set-off of any kind, its proportionate share of all real property taxes and assessments which may be levied or assessed against the retail portion of the Shopping Center during the Term by any lawful authority for each calendar year including, without limitation, all Impositions as defined below in this subpart (a)(i) and the cost of any contest, review or negotiation of an assessment by Landlord, as described in (c) below (collectively “Property Taxes”). Property Taxes shall exclude taxes and assessments actually paid by anchors or outparcel occupants for land and buildings owned or leased by anchors and outparcels whether the anchors and outparcels are occupied or vacant and whether or not the real property taxes thereon are separately billed or assessed. Notwithstanding anything to the contrary contained in this Lease, Property Taxes shall include any form of tax or assessment, license fee, license tax, tax or excise on rent, or any other levy, charge, or similar imposition (“Impositions”) imposed by any governmental authority or political subdivision having jurisdiction, or any school, agricultural, lighting, drainage, management, roadway, water, levee, utility or other improvement or special assessment district, on any interest of Landlord or Tenant in the Leased Premises, the Shopping Center or the underlying realty. The Impositions shall include but not be limited to: (aa) any partial or total substitute impositions for real property taxes; (bb) any impositions imposed upon owners of real estate (including any water and sewer tax assessment) rather than upon persons generally, as well as any tax which may become a lien on the land, buildings or other improvements in the Shopping Center, or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Leased Premises; (cc) any Impositions upon this Lease or any document to which Tenant is a party creating or transferring an interest or an estate in the Leased Premises, and (dd) any impositions for offsite property or facilities that provide an easement required to be maintained for the benefit of or that serves the Shopping Center.~~

~~(ii)  Tenant’s proportionate share shall be the product which results by multiplying the Property Taxes (less any payment actually made by variety and specialty stores, and by anchors and outparcels as excluded in subpart (a)(i) above) by a fraction, the numerator of which shall be the number of square feet of floor area in the Leased Premises and the denominator of which shall be the total number of square feet of gross leasable floor area in the main mall building(s) (as determined by Landlord in its sole discretion; hereafter “Main Mall Building(s)”) of the Shopping Center which are occupied or producing rent, including the Leased Premises, determined as of August 1 of each year (exclusive of the building areas utilized for non-retail exhibits;; recreational purposes, including, without limitation, ice rinks; space operated for a not-for-profit purpose, including, without limitation, museums; the building areas occupied by anchor buildings and outparcels whether the anchors and outparcels are occupied or vacant and whether or not the portion of Property Taxes thereon are separately billed or assessed; and variety and specialty stores [collectively, the “Excluded Areas”]). Tenant’s share of Property Taxes shall not, however, be calculated on the basis of less than 80% of the gross leasable area of the Main Mall Building(s) of the Shopping Center determined as of August 1 of each year (minus the Excluded Areas).~~

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~~(iii)  Notwithstanding anything to the contrary contained in the Lease, an outparcel may at Landlord’s sole discretion be considered part of the Shopping Center for purposes of the definition of Property Taxes and the calculation of Tenant’s share of Property Taxes under ARTICLE 7, provided that if the Landlord considers an outparcel to be part of the Shopping Center for such purposes Landlord shall include any payments toward Property Taxes actually made by the outparcel occupant before the calculation of Tenant’s share of Property Taxes.~~

~~(b)  From time to time, Landlord shall notify Tenant in writing of Landlord’s estimate of Tenant’s monthly installments due with respect to Property Taxes. Such monthly installments shall be paid on or before the 1st day of each calendar month, in advance. If Landlord is required however under a mortgage to escrow Property Taxes, Landlord may, but shall not be obligated to, use the amount required to be escrowed as a basis for the estimate of the monthly installments. Upon confirmation of all Property Tax bills attributed to any calendar year during the Term, Landlord shall furnish Tenant with a written statement of the actual amount of Tenant’s proportionate share of the Property Taxes for that year. If the total amount paid by Tenant for any calendar year during the Term is less than the actual amount due from Tenant for that year, as shown on the statement, Tenant shall pay Landlord the deficiency within 10 days after demand by Landlord. If the total amount paid by Tenant for any calendar year exceeds the amount due from Tenant for that calendar year, Landlord shall credit the excess against payments due. Tenant’s liability for its proportionate share of Property Taxes for the calendar years in which this Lease begins and ends shall be subject to a prorata adjustment based on the number of days in those years. .. Landlord’s and Tenant’s obligations under this ARTICLE 7 shall survive the expiration of the Term. An official tax bill (or copy), if available, shall be submitted by Landlord to Tenant, upon request by Tenant, and shall be conclusive evidence of the amount of the tax assessed or levied, the items taxed and the installments.~~

~~(c)  If Landlord contests, reviews or negotiates any tax or assessment upon the Shopping Center, Tenant agrees to pay its proportionate share of Landlord’s expenses, whether third party or internal, including but not limited to legal, tax consultant and appraisal fees. Tenant’s proportionate share of such expenses shall be calculated and paid in the manner set forth in ARTICLE 7(a). Tenant shall not have the right to withhold any payments to Landlord notwithstanding anything to the contrary contained in this Lease, nor shall Landlord be obligated to withhold the payment of Property Taxes levied or assessed against the Shopping Center. If Tenant pays an amount in excess of its proportionate share of Property Taxes for any year as the result of a subsequent reduction in total Property Taxes for that year, the excess shall be refunded to Tenant (the “Net Refund”) when all refunds to which Landlord is entitled from the taxing authority for that year are received by Landlord. The term “Net Refund” means the refund plus interest, if any thereon less appraisal, engineering, expert testimony, attorneys’, printing and filing fees and all other costs and expenses of the contest, review or negotiation to the extent that such fees, costs and expenses have not been previously included in taxes under this ARTICLE 7, and less an administrative fee equal to 15% of the original refund.~~

~~(d)  Notwithstanding anything to the contrary in this Article 7 or elsewhere in this Lease, any excise, transaction, sales or privilege tax (except income, transfer, estate or inheritance tax) imposed upon Landlord on account of, attributed to, or measured by rental or other charges payable by Tenant shall be paid by Tenant to Landlord.~~

ARTICLE 8 - Subordination and Attornment

(a)  Tenant’s rights shall be subordinate to the interest of any ground lessor and to the lien of any mortgage or deed of trust in force or later placed against the Shopping Center, upon any building placed later upon the Shopping Center and to all advances made upon the security thereof. See also Article 61(b). No ground lessor nor the mortgagee or beneficiary named in the mortgage or trust deed shall disturb Tenant’s peaceable possession of the Leased Premises if Tenant is not in default under this Lease. Any mortgagee or beneficiary of Landlord may, at its option, subordinate its mortgage or trust deed to this Lease. This ARTICLE 8(a) is self-operative, and no further documentation of Tenant’s subordination and attornment is required; however, Tenant shall execute any subordination agreement requested by Landlord, any mortgagor or beneficiary of Landlord upon written request. Tenant shall accept performance of any of Landlord’s obligations hereunder by any mortgagee or beneficiary of Landlord.

(b)  If any proceedings are brought for foreclosure, or if the power of sale under any mortgage, deed of trust or deed to secure debt made by Landlord covering the Leased Premises is exercised, Tenant shall attorn to the purchaser upon the foreclosure or sale and recognize the purchaser as the Landlord under this Lease.

(c)  Landlord covenants that it is or will be a party to a certain agreement or agreements with the anchors in the Shopping Center (the “Agreement”), which may be amended from time to time. The Agreement shall not prevent Tenant from using the Leased Premises for the purpose set forth in Reference Provision 1.03. This Lease is subject and subordinate to the Agreement and any amendments to or modifications of the Agreement.

(d)  Tenant agrees to make such reasonable modifications to this Lease as may be reasonably required in connection with the obtaining of financing or refinancing of the Shopping Center or any portion thereof or interest therein, so long as such modifications do not change the economic terms hereof or materially affect Tenant’s rights, increase Tenant’s obligations, or reduce Landlord’s obligations hereunder.

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ARTICLE 9 - Additional Construction

See Article 61(c). ~~Landlord reserves the right at any time to make alterations or additions to, subdivide, change the building dimensions and storefront lines, build additional stories on the building in which the Leased Premises are contained or on any other building or buildings in the Shopping Center, and to build adjoining the Shopping Center. Landlord also reserves the right at any time to construct other buildings, structures or improvements including, but not limited to, surface, elevated or double-deck parking facilities and to erect temporary scaffolds and other aids to construction.~~

Landlord shall have the right at any time upon 90 days’ notice, to relocate the Leased Premises to another location within the Shopping Center (“Substitute Space”), containing approximately the same amount of floor area as the Leased Premises. Landlord shall pay the cost of improving the Substitute Space to a comparable condition that existed in the Leased Premises, and for all reasonable moving expenses incurred by Tenant. Tenant shall, upon delivery of the Substitute Space to Tenant, install its fixtures, furniture and equipment in the Substitute Space prior to opening for business in the Substitute Space and Tenant shall open for business in the Substitute Space within 30 days after delivery of the Substitute Space to Tenant. Minimum Annual Rental shall abate during any period Tenant is unable to be open for business due to the relocation. Tenant shall not be required to vacate the Leased Premises until all improvements are complete in the Substitute Space and the Substitute Space has beern delivered to Tenant.

ARTICLE 10 - Condition of Leased Premises

Tenant’s taking possession of the Leased Premises shall be conclusive evidence of Tenant’s acceptance of the Leased Premises in good order and satisfactory condition and “as-is”, including patent and latent defects. Tenant agrees that no representations about the condition of the Leased Premises, nor promises to decorate, alter, repair or improve the Leased Premises have been made by Landlord or its agents to Tenant. Tenant also agrees that no representations have been made to Tenant that any other tenants will lease space in the Shopping Center nor have any promises been made that Tenant has the exclusive right to sell any merchandise, goods or services. Tenant hereby waives any implied warranties, including but not limited to fitness, suitability and habitability.

ARTICLE 11 - Repairs and Maintenance

Landlord shall be responsible for all structural repairs to the Leased Premises. Landlord shall not be responsible for damage or personal injury caused by any defects or other conditions, or the consequences thereof, except in the case of Landlord’s willful misconduct. Landlord shall not be liable to Tenant for any damage to merchandise, trade fixtures or personal property of Tenant in the Leased Premises, including without limitation damage by water leakage, seepage, water discharge from a sprinkler system or water damage caused by leakage from other occupants. Beginning on the date Tenant takes possession of the Leased Premises, Tenant shall be liable for the repairs, replacements and maintenance of the Leased Premises, except those for which Landlord is responsible under this ARTICLE 11. Tenant shall keep the Leased Premises in good order and repair, clean, sanitary and safe and shall notify Landlord, in writing, prior to beginning any repair. The notice shall specify the repair work to be performed. Tenant’s repairs, replacements and maintenance obligations shall include, but not be limited to, its heating and cooling equipment; other equipment; fixtures; improvements; floor covering; the exterior and interior portions of all doors, door locks, security gates, and windows; plumbing and sewage facilities which are not Landlord’s obligation; walls; ceilings; and plate glass. Tenant shall be solely responsible for maintenance and repair costs related to the Leased Premises. Tenant agrees to keep the interior of the Leased Premises in a clean and sightly appearance. If Tenant refuses or neglects to make repairs or maintain the Leased Premises, in a manner reasonably satisfactory to Landlord, Landlord shall have the right, upon giving Tenant reasonable written notice, to make the repairs or perform the maintenance on behalf of Tenant. Tenant shall reimburse Landlord promptly upon receipt of a bill. The interior and storefront of the Leased Premises shall be painted, redecorated and refurbished by Tenant as necessary to keep the Leased Premises in first-class condition during the Term ~~at least once every 5 years~~. Landlord has no obligation to do work which Landlord is not expressly required to perform under this Lease or which, under this Lease, Tenant is required to perform. The performance of that work by Landlord shall not constitute a waiver of Tenant’s default.

ARTICLE 12 - Alterations

Tenant shall not make any structural, electrical, storefront, exterior, major interior or mechanical alterations to the Leased Premises without obtaining the written consent of Landlord. Tenant shall not interfere with any work in the Shopping Center, and shall not cause the closing, interruption or impairment of Tenant’s normal conduct of business. All alterations, additions, improvements and Tenant’s Work shall become, upon expiration of the Term, or the earlier termination of this Lease, the property of Landlord without any payment by Landlord. All such work by Tenant shall be made under the supervision of a competent architect or competent licensed structural engineer and shall be in accordance with plans and specifications approved in writing by Landlord before the start of the work. Landlord’s approval of Tenant’s plans and specifications shall not create a responsibility or liability of Landlord for their accuracy, sufficiency or compliance with laws or rules and regulations. The work shall be in accordance with necessary governmental approvals and permits. Tenant shall obtain approvals and permits at its sole expense. The work shall be done in a good and workmanlike manner and diligently prosecuted to completion. The Leased Premises shall at all times be a complete unit except during the performance of work. Work done by Tenant without Landlord’s consent shall be returned to its original condition, at Tenant’s expense, upon request by Landlord.

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ARTICLE 13 - Fixtures and Personal Property

Trade fixtures, signs and other personal property of Tenant not permanently affixed to the Leased Premises shall remain the property of Tenant. Tenant shall have the right, provided Tenant is not in default, to remove its trade fixtures, signs and other personal property. Tenant shall not however, during the Term, render the Leased Premises unsuitable for conducting the type of business specified in Reference Provision 1.03 by removing personal property unless Tenant immediately replaces it with personal property of comparable or better quality. Tenant, at its expense, shall immediately repair damage to the Leased Premises caused by the removal of such trade fixtures, signs and other personal property. Upon the expiration or earlier termination of this Lease, Tenant shall leave the Leased Premises in a neat and clean condition, free of debris. All trade fixtures, signs, and other personal property installed in or to the Leased Premises by Tenant must be new or like new when installed or attached. Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operation in the Leased Premises as well as upon its trade fixtures, leasehold improvements (including but not limited to merchandise and other personal property in, on or upon the Leased Premises). If Tenant’s property is assessed with Landlord’s property, the assessment shall be equitably divided between Landlord and Tenant. Landlord shall determine the basis of prorating the assessments and that determination shall be binding. No taxes, assessments, fees or charges referred to in this ARTICLE 13 shall be considered Property Taxes under ARTICLE 61(g). Tenant’s obligation to perform the provisions of this ARTICLE 13 shall survive the Expiration Date or the earlier termination of this Lease.

ARTICLE 14 - Liens

Tenant shall not permit a lien or claim to attach to the Leased Premises and shall promptly cause the lien or claim to be released. If Tenant contests the lien or claim, Tenant shall indemnify Landlord and, if requested, deposit with Landlord a cash or surety bond in a form and with a company satisfactory to Landlord in an amount equal to twice the amount of the contested lien or claim. If Tenant shall fail to cause a lien to be discharged or bonded, within ~~10~~ 30 days after being notified of the filing of the lien, in addition to any other right or remedy, Landlord may discharge the lien by paying the amount claimed to be due. The amount paid by Landlord, together with interest at the Interest Rate and all costs and expenses, including reasonable attorneys’ fees incurred by Landlord, shall be due and payable by Tenant to Landlord as additional rental on the 1st day of the next following month. Tenant shall immediately give Landlord written notice of the recording of a lien against the Leased Premises or the Shopping Center arising out of work done by or at the direction of Tenant.

ARTICLE 15 - Laws and Ordinances

(a)  Tenant shall comply with all laws, ordinances, codes, orders and regulations affecting the construction, use, occupancy, alteration, cleanliness, safety and operation of the Leased Premises, which are in force now or later. Tenant shall comply with the regulations, requirements and recommendations of any insurance underwriter, inspection bureau or similar agency. Tenant shall notify Landlord if Tenant has received notice of, or has knowledge of any condition or occurrence that might result in liability to Landlord. Tenant shall give Landlord, upon Landlord’s request, information regarding the environmental condition of the Leased Premises so Landlord can determine if Landlord must comply with any rule, regulation, order, act, law or statute pertaining to the environmental condition of the Leased Premises or the Shopping Center, and for Landlord to accurately complete a form or otherwise provide information required under any rule, regulation, order, act, law or statute. Tenant shall permit Landlord to comply with those recommendations and requirements. In addition, Tenant agrees to comply, to the extent that the same may be applicable to the leased premises and as same may be amended from time to time, with the standards and requirements of the Williams-Steiger Act (PL91-596), known as the “Occupational Safety and Health Act of 1970,” notwithstanding the fact that Tenant may otherwise be exempted from the provisions of said Act, and the Americans with Disabilities Act of 1990.

(b)  Tenant shall not: (i) permit an immoral practice in the Leased Premises; (ii) use or allow the Leased Premises to be used or occupied in a manner that might invalidate or increase the rate of or make inoperative an insurance policy carried on the Leased Premises or on property, buildings or improvements in the Shopping Center; (iii) keep, use or permit in the Leased Premises inflammable fluids or explosives without the prior written permission of Landlord, or engage in hazardous activities; (iv) use the Leased Premises for a purpose which might create a nuisance or injure the reputation of the Leased Premises or the Shopping Center; (v) deface or injure the Leased Premises or any portion of the Shopping Center; (vi) overload the floors; (vii) commit or suffer waste; (viii) install electrical equipment that overloads lines; or (ix) conduct any sampling, testing, or drilling to locate any Hazardous Material without Landlord’s prior written approval. Tenant shall, upon demand, reimburse Landlord for extra premiums caused by Tenant’s use or occupancy of the Leased Premises, whether or not Landlord has consented to the use and occupancy. A schedule issued by the organization making the insurance rates on the Leased Premises, showing the components of the rates, shall be conclusive evidence of the items and charges which make up the hazard and other insurance rates on the Leased Premises. Tenant shall, at Tenant’s expense, make from time to time whatever changes are necessary to comply with the requirements of the insurance inspectors, underwriters and governmental authorities in connection with electrical and fire prevention systems and equipment.

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(c)  Tenant shall not have a claim against Landlord, and Landlord shall not be liable for damages, demands, expenses, fees, fines, penalties, suits, proceedings, claims, actions and causes of action arising out of or in any way connected with Tenant’s use or occupancy of the Leased Premises, if the use or occupancy is prohibited or substantially impaired by any law, ordinance, regulation or by legal, governmental or other public authority.

(d)  Tenant shall not cause or permit any Hazardous Material (defined below) to be brought upon, transported through, stored, kept, used, discharged or disposed in or about the Leased Premises or the Shopping Center (collectively “Property”) by Tenant, its agents, employees or contractors. Tenant shall notify Landlord immediately of the presence of or disposal of Hazardous Material on or near the Leased Premises, and of any notice by a party alleging the presence of Hazardous Material on or near the Leased Premises. However, Hazardous Materials brought upon, transported, used, kept or stored in or about the Property which is necessary for Tenant to operate its business for the use permitted under Reference Provision 1.03 of this Lease shall be brought upon, transported, used, kept and stored only in the quantities necessary for the usual and customary operation of Tenant’s business and in a manner that complies with: (i) all laws, rules, regulations, ordinances, codes or any other governmental restriction or requirement of all federal, state and local governmental authorities having jurisdiction and regulating the Hazardous Material; (ii) permits (which Tenant shall obtain prior to bringing the Hazardous Material in, on or about the Property) issued for the Hazardous Material; and (iii) all producers’ and manufacturers’ instructions and recommendations, to the extent they are stricter than laws, rules, regulations, ordinances, codes or permits. If Tenant, its agents, employees or contractors, in any way breaches the obligations in the preceding sentence; or if the presence of Hazardous Material on the Property caused or permitted by Tenant results in the release or threatened release of Hazardous Material on, from or under the Property; or if the presence on, from or under the Property of Hazardous Material otherwise arises out of the operation of Tenant’s business then, without limitation of any other rights or remedies available to Landlord under this Lease or at law or in equity, Tenant shall indemnify, defend, protect and hold harmless Landlord (and Landlord’s parents, subsidiaries, affiliates, employees, partners, agents, mortgagees or successors to Landlord’s interest in the Leased Premises) (collectively “Indemnity”) from any and all claims, sums paid in settlement of claims, judgments, damages, clean-up costs, penalties, fines, costs, liabilities, losses or expenses (including, without limitation, attorneys’, consultants’ and experts’ fees and any fees by Landlord to enforce the Indemnity) which arise during or after the Term as a result of Tenant’s breach of the obligations or the release or contamination of the Property, including, without limitation: diminution in value of the Property; damages for the loss of, or the restriction on the use of, rentable or usable space or any amenity of the Property; damages arising from any adverse impact on the sale or lease of the Property; and damage and diminution in value to the Property or other properties, whether owned by Landlord or by 3rd parties. This Indemnity includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or groundwater on, under or originating from the Property. Without limiting the foregoing, if the presence of Hazardous Material on the Property caused or permitted by Tenant results in the contamination, release or threatened release of Hazardous Material on, from or under the Property or other properties, Tenant shall promptly take all actions at its sole cost and expense which are necessary to return the Property and other properties to the condition existing prior to the introduction of the Hazardous Material; provided that Landlord’s written approval of the actions shall be obtained first (which approval shall not be unreasonably withheld) and so long as such actions do not have or would not potentially have any material, adverse long-term or short-term effect on Landlord or on the Property or other properties. This Indemnity shall survive the Expiration Date or earlier termination of this Lease and shall survive any transfer of Landlord’s interest in the Property. “Hazardous Material” means any hazardous, radioactive or toxic substance, material or waste, including, but not limited to, those substances, materials and wastes (whether or not mixed, commingled or otherwise combined with other substances, materials or wastes) listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or substances, materials and wastes which are or become regulated under any applicable local, state or federal law including, without limitation, any material, waste or substance which is (i) a petroleum product, crude oil or any faction thereof, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (v) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903) or (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601), as all of the foregoing may be amended from time to time.

ARTICLE 16 – Environmental Services

(a)  Tenant shall pay for all utilities used in the Leased Premises during the Term. Tenant shall, if required by Landlord or applicable code, provide and pay for its own meters for heat, air conditioning, water, gas, electricity and all other utilities, and shall pay all water and sewage charges (and all other charges for utilities used in the Leased Premises), rentals and taxes imposed by governmental authority or otherwise. Landlord may at its election provide Tenant with or designate a third party provider to provide Tenant with any or all of the utilities used in the Leased Premises. If Landlord or its designee provides Tenant with the utilities used in the Leased Premises, Tenant shall purchase such utilities from Landlord or its designee and may not purchase such utilities from any other source. Landlord agrees, however, that the charge to Tenant for utilities furnished by Landlord shall not exceed that which Tenant would be required to pay for if Tenant purchased such utilities, with a comparable level and quality of service and equipment, directly from the local public utility company, but not less than Landlord’s cost to provide such utilities.

(b)  Heating, ventilation and air conditioning for the Leased Premises will be in accordance with Exhibit C and as provided in Article 61(a).

(c)  Tenant shall be responsible for completing the installation of the heating, ventilation and air conditioning system within the Leased Premises, as provided for in EXHIBIT C. Tenant, at Tenant’s expense, shall maintain the heating, ventilation and air conditioning equipment which exclusively serve or are within the Leased Premises. Tenant shall use best efforts to conserve energy in the operation of its heating, ventilation and air conditioning.

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Tenant shall upon request by Landlord supply Landlord with evidence satisfactory to Landlord that Tenant is fulfilling Tenant’s obligations under ARTICLE 16 of the Lease to maintain the heating, ventilation and air conditioning equipment within the Leased Premises.

(d)  Landlord has, at its cost and expense, preinstalled a potable water distribution system and a sewer system which will provide water and sewer service to the Leased Premises in accordance with EXHIBIT C. Tenant, at Tenant’s expense, shall be responsible for completing the installation of the water and sewer systems within the Leased Premises in accordance with EXHIBIT C.

(e)  If Tenant shall require natural gas for the normal operation of Tenant’s business, such utility service shall be available in accordance with EXHIBIT C. All natural gas service shall be arranged by the Tenant and all such work shall be done in accordance with EXHIBIT C.

(f)  In addition to the Minimum Annual Rental, Tenant shall pay, as additional rental, in advance on the first day of the month during the Term (prorated for any fractional month), without deduction set-off of any kind, a charge to Landlord for any services furnished by Landlord to the Leased Premises under this Article 16 (the “Environmental Charge”). In the event of any dispute, Tenant shall pay the bill for all such utility furnished to the Leased Premises in accordance with Landlord’s billing, and such payment shall not prejudice Tenant’s position. The Environmental Charge shall be adjusted from time to time by Landlord’s engineer, shall be initially based on a typical store layout that is comparable to Tenant’s utility usage and shall be subject to adjustment by Landlord from time to time. If Tenant fails to make any applicable payment of the Environmental Charge to Landlord within ~~ten (10)~~ thirty (30) days from the date such payment is due, or upon failure of Tenant to pay any other sums of rental or other charges due under the provisions of this lease in full, Landlord may, without limitation, cut off and discontinue any such utilities furnished by Landlord to the Leased Premises, without any liability to Landlord.

(g)  If Landlord or Landlord’s third party designee is furnishing utilities to Tenant during the Term, Landlord or such designee may cease furnishing any of such utilities without responsibility to Tenant except to connect or cause to be connected to the service facilities another available source of supply. Notwithstanding anything contained in this Lease to the contrary, Landlord or such designee shall not be responsible or liable for damages or injuries sustained by Tenant or those claiming by, through or under Tenant, because of the interruption, discontinuance, quality or quantity of any utility used in or for the Leased Premises, (whether or not supplied by Landlord or such designee, and regardless of the reason or cause of the interruption or discontinuance). Tenant shall not be relieved from the performance of its obligations if an interruption or discontinuance occurs. Landlord may take any energy management measures if deems necessary for energy conservation including, but not limited to, control of all Tenant’s energy consumption.

(h)  Landlord shall keep in good order and repair and shall maintain the telephone raceway and interface wiring system and shall make any necessary repairs to or replacements of such telephone raceway and/or interface wiring system (except that Landlord’s obligation shall not include repair or replacement of service extensions, wiring or other telephone systems exclusively servicing the Leased Premises and that Tenant shall reimburse Landlord for any and all repairs thereto necessitated by any acts, omissions to act or negligence of Tenant or Tenant’s agents, employees and contractors

(i)  Tenant agrees that garbage and refuse shall be kept in an adequate container so as not to be visible to the public, within the Leased Premises, for collection at reasonable times specified by Landlord and at Tenant’s cost. In lieu and instead of the foregoing provisions of this subsection (i), Landlord, or a contractor selected by the Landlord, at its option, may purchase or lease a garbage compactor for the use of tenants and occupants of the Shopping Center. If Landlord, or a contractor selected by the Landlord, purchases or leases said garbage compactor for the use of tenants in the Shopping Center, then Tenant agrees to use the same for the disposal of its garbage and refuse to the exclusion of all other garbage collection companies. Tenants shall pay monthly, in advance, the charges therefor, based upon Landlord’s, or a contractor selected by Landlord, reasonable estimate of the amount of the refuse and garbage generated and the frequency of use by Tenant. Tenant shall cause its garbage and refuse to be taken to such garbage compactor within the Shopping Center; and it is understood and agreed that Tenant’s monthly charge as aforementioned will not include pick-up service. The aforementioned monthly charge as estimated by Landlord, or a contractor selected by Landlord, shall be adjusted from time to time based upon the garbage generated by Tenant and/or changes in rates for refuse collection. Tenant shall store soiled or dirty linen in approved fire rating organization metal containers with self-closing fusible link covers. In addition to the foregoing, Landlord may cause the removal of all debris, rubbish, material and equipment during the construction of Tenant’s store and/or during the time preceding the initial opening date of the Shopping Center, and charge the cost thereof to Tenant as provided in with EXHIBIT C. Tenant shall pay Landlord such charge within ~~10~~ 30 days of billing.

(j)  During the Term, Landlord shall keep in good order and repair and shall maintain the sprinkler system in the Leased Premises, including checking, testing and servicing thereof, and shall make any necessary repairs to or replacements of such sprinkler system except that Tenant shall pay any and all charges billed by Landlord in connection with all repairs and replacements thereto necessitated by any acts, omissions to act or negligence of Tenant or Tenant’s agents, employees and contractors. All modifications to such sprinkler system that Tenant may desire shall be performed as provided in EXHIBIT C. Should the utility company furnishing water to the Shopping Center levy, assess or impose upon Landlord a sprinkler system backup charge, then Tenant shall pay to Landlord its proportionate share thereof, which shall be in an amount equal to the product obtained by multiplying said charge by a fraction, the numerator of which shall be the gross leasable area of the Leased Premises and the denominator of which shall be the gross leasable area in the Shopping Center served by such sprinkler system determined as of the date such charge is billed to Tenant; and shall be paid by Tenant within ~~10~~ 30 days after billing by Landlord.

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ARTICLE 17 - Joint Use Areas and Operating Expenses

(a)  The “Joint Use Areas” shall consist of all parking areas, parking facilities, approaches, streets, sidewalks, malls, driveways, loading platforms, canopies, elevators, escalators, ramps, storm drainage facilities, exits, entrances, sprinkler mains, landscaped areas, comfort stations, light facilities, computer facilities, cable facilities, telecommunications facilities, washrooms, lounges and shelters, utility lines, roofs, roadways and other facilities available for joint use or benefit designated by Landlord, as they may from time to time exist and be available to the tenants in the Shopping Center, their employees, officers, agents, customers, licensees and invitees. See Article 61(f).

(b)  Landlord shall, subject to events beyond its reasonable control, maintain or cause to be maintained the Joint Use Areas in good order and repair. The Joint Use Areas and other facilities in and about the Shopping Center shall at all times be subject to the control and management of Landlord and other parties that Landlord may designate. Landlord shall have the right at any time to redesignate, modify, alter, close, restrict, expand, reduce and change the Joint Use Areas. Landlord shall also have the right to permit entertainment events, the placement of kiosks, carts, advertising and other displays in the Joint Use Areas, and to convert the Joint Use Areas into retail areas. The activities and uses may be temporary or permanent. Landlord agrees that it will make no changes to the Joint Use Areas which materially and adversely obstruct visibility of or access to the Leased Premises through Tenant’s existing storefront entrance. This shall not however prohibit or otherwise restrict the placement by Landlord of mall plantings, kiosks, mall seating, mall directories, and mall amenities in the Joint Use Areas including in front of the Leased Premises. Moreover, this shall not prohibit repairs, remodeling, renovation or other construction.

(c)  Operating Expenses shall consist of all expenditures relating to operating, managing, equipping, policing, protecting, lighting, repairing, cleaning, replacing and maintaining the Joint Use Areas in the same or improved condition as when originally installed, including any rental and lease payments paid for machinery and equipment used in the maintenance of the Joint Use Areas and the personnel costs to implement those services, compliance with statutes, laws, codes, rules and regulations, even if applicable after the Effective Date; maintaining parking spaces for employees, customers and other parties; music; maintenance of the roof; removal of snow, ice, rubbish, dirt and debris; garbage collection service; planting, replanting and replacing flowers and landscaping; costs and expenses of utilities including, but not limited to, maintaining lighting facilities and storm drainage and detention systems (whether on or off the Shopping Center); sewage treatment plant; domestic water wells, pumps, and similar facilities and equipment; heating and cooling the enclosed portion of the Shopping Center; pest extermination; the alarm service charge if a supervised fire sprinkler alarm system is installed; premiums for liability, property, damage, fire and rental interruption insurance (if carried by Landlord); the cost of the personnel reasonably required to implement all of the foregoing, including the policing of the Joint Use Areas and the directing of traffic and parking of automobiles on the parking area; insurance aggregate allocations and losses borne by Landlord as a result of deductibles or self-insured retention limits carried by Landlord under an insurance policy or self insurance by Landlord; costs of adjusting an insured casualty; wages; unemployment, social security and personal property taxes; all other expenditures made for the use or benefit of the Joint Use Areas; and maintenance of the sprinkler grid in tenant spaces of the Shopping Center. Tenant’s payment of Operating Expenses for the first calendar year shall be the amount specified in Reference Provision 1.22. Tenant’s payment shall increase on January 2025 ~~during the second~~ and each subsequent calendar year by 5.00%. As Tenant’s obligation to pay Operating Expenses is predetermined and not subject to adjustment except as expressly provided herein, Tenant shall have no express or implied right to examine, inspect or audit Landlord’s records pertaining to Operating Expenses. Landlord shall have the right hereunder, in its sole and absolute discretion, to allocate all or a portion of any of Tenant’s payments under this Lease including, but without limitation, Minimum Annual Rent and Operating Expenses Payment, toward Operating Expenses.

ARTICLE 18 - Damage to Leased Premises

If the Leased Premises are damaged, destroyed or rendered partially untenantable by fire or other insured casualty, Landlord shall promptly repair and restore the Leased Premises to a similar condition as the Leased Premises existed when possession was delivered to Tenant at the commencement of the Term ~~in accordance with Landlord’s Work~~. From the date of the fire or casualty until the Leased Premises are repaired and restored, Minimum Annual Rental and additional rental, except for Tenant’s share of taxes due under ARTICLE 61(g) and any additional rental due under ARTICLE 17, shall abate in the proportion that the part of the Leased Premises destroyed or rendered untenantable bears to the total Leased Premises. Landlord shall not be required to repair or restore the Leased Premises or any part of the Shopping Center as the result of an uninsured casualty. If 50% or more of either the Leased Premises or the Shopping Center is destroyed or rendered untenantable by fire or other casualty during the last 3 years of the Term (based upon the replacement cost compared with the market value of the improvements immediately prior to the fire or other casualty as shown by the certificate of Landlord’s architect), either party shall have the right to terminate this Lease. The termination shall be effective on the date of casualty by Landlord or Tenant giving the other, within 90 days after the casualty, written notice of termination. If the notice is given within the 90 day period, this Lease shall terminate and Minimum Annual Rental and additional rental shall abate from the date of the casualty. Landlord shall promptly repay Tenant any rental paid in advance which had not been earned at the date of the casualty. If the notice is not given and Landlord is required or elects to repair or rebuild the Leased Premises, Tenant shall repair and replace its merchandise, signs, goods, trade fixtures, furnishings, equipment, furniture and other personal property to a condition at least equal to its condition prior to its damage or destruction and, if Tenant has closed, Tenant shall promptly reopen for business. Landlord shall not be required to expend more for repair or restoration of the Leased Premises or the Shopping Center than the amount of insurance proceeds paid Landlord (or, if Landlord is self-insured, the amount of insurance proceeds which would have been paid Landlord if Landlord was not self-insured). Except as expressly provided to the contrary, this Lease shall not terminate nor shall there be an abatement of Minimum Annual Rental or additional rental as the result of a fire or other casualty. If Landlord elects or is required to restore the Leased Premises pursuant to this ARTICLE 18, and Landlord does not begin restoration within 180 days after the date of the casualty, Tenant shall have the right to terminate this Lease upon written notice to Landlord given within 90 days of Landlord’s non- compliance with said 180 day period.

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ARTICLE 19 - Insurance

(a)	Landlord agrees to carry, or cause to be carried, the following insurance coverages and types:

(i)	Workers’ Compensation Insurance in statutory amounts;

(ii)	Employer’s Liability Insurance in the amount of $1,000,000 per person for each accident, or disease;

(iii)	Commercial General Liability Insurance on the Joint Use Areas providing coverage of not less than $1,000,000 per occurrence, with a $2,000,000 aggregate.

(iv)	Commercial Property Insurance including special form perils endorsement insuring Landlord’s property in the Shopping Center for the full replacement value. This insurance will exclude Tenant’s work and Tenant’s merchandise, signs, goods, trade fixtures, furnishings, equipment, furniture and other personal property).

(v)	Landlord will have the right to carry or cause to be carried additional types of insurance in whatever limits Landlord chooses, including coverage under blanket insurance policies which may be allocated by Landlord among the properties owned or managed by Landlord which in Landlord’s opinion Landlord deems appropriate.

(b)	Tenant agrees to carry the following insurance coverages and types:

(i)	Workers’ Compensation Insurance in statutory amounts;

(ii)	Employer’s Liability Insurance in the amount of $1,000,000 per person for each accident, or disease;

(iii)	Commercial General Liability Insurance including products and completed operations coverages of not less than $1,000,000 per occurrence, with a $2,000,000 per location aggregate (for Shopping Centers in the states of New York, Texas and California these limits shall be $3,000,000 per occurrence with a $5,000,000 per location aggregate). The fire legal liability limit shall be not less than $1,000,000. This policy shall include Contractual Liability coverage. This policy shall also include an Additional Insured Endorsement containing the names of the Additional Insureds identified below. The policy must have a Waiver of Subrogation endorsement in favor of all Additional Insureds. Any deductible/self-insured retention in excess of $5,000 per occurrence requires Landlord’s written consent.

(iv)	Commercial Property Insurance including special form perils endorsement insuring Tenant’s property, including plate glass, in the Shopping Center for the full replacement value, without deduction for depreciation. This policy shall have an Agreed Value Endorsement. This insurance must include all of Tenant’s work, improvements and betterments, Tenant’s inventory, merchandise, signs, goods, trade fixtures, furnishings, equipment, furniture, wall coverings, floor coverings, and other personal property). Tenant shall insure for loss from flood, including coverage for water damage from all causes including but not limited to sprinkler damage, sewer discharge or backup, water line breakage, and overflow from other tenant’s spaces or from the Joint Use Areas. Where available, Tenant shall insure for earthquake. Landlord shall be named as a loss payee with respect to the coverage for Tenant’s betterments and improvements. The policy must have a Waiver of Subrogation endorsement in favor of all Additional Insureds. The deductible/self-insured retention shall not exceed $5,000 per occurrence without Landlord’s written consent.

(v)	Loss of Business Income Insurance, including Extra Expense and Contingent Business income coverage. The insurance limits for this insurance shall be based upon a minimum of 12 months business income with a 60-day extended period of indemnity endorsement.

(vi)	Boiler and Machinery insurance, including mechanical breakdown, covering rooftop HVAC units and any separate heating units or boilers which serve only the Leased Premises. Such coverage shall be for the full replacement value of the units without deduction for depreciation.

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(vii)	If in Landlord’s reasonable judgment there is a need for additional or different types of insurance, Tenant shall obtain upon Landlord’s request the insurance at Tenant’s sole expense.

(viii)	Automobile liability coverage, including owned, non-owned and hired automobiles, with limits of not less than $1,000,000 combined single limit for bodily injury and property damage.

(ix)	If Tenant sells or serves alcoholic beverages, Tenant shall obtain and maintain, at all times during the Term, Liquor Liability Insurance with policy limits of not less than $2,000,000.00 per occurrence, naming Landlord and such additional parties as listed in (e) below as Additional Insureds. If Tenant fails to obtain or to continue this coverage, Tenant shall immediately discontinue selling and serving alcoholic beverages from the Leased Premises.

(x)	If Tenant performs professional services on the Leased Premises Tenant shall obtain and maintain, at all times during the Term, Professional Liability insurance appropriate to the service provider’s profession, with policy limits of not less than $1,000,000 per occurrence or loss. This insurance shall not exclude coverage for bodily injury.

(c)	All policies of insurance (including policies of Tenant’s contractors and subcontractors) shall contain a Waiver of Subrogation Endorsement in favor of all Additional Insureds. If Tenant is permitted to self- insure for any of the insurance coverages required to be provided, Tenant hereby waives against Landlord, its parents, partners, joint venturers, subsidiaries and affiliates, against the property manager, and against the Additional Insureds if not listed above, all claims, including any and all rights of subrogation which may exist, for all losses and damages no matter how caused, which were or could have been insured for under any policy of insurance required to be obtained by Tenant. This waiver of liability and waiver of subrogation expressly includes any cause of loss due to the sole or concurrent negligence of any Additional Insured. If Tenant shall, for any reason, fail to obtain from its insurance carrier(s) the required Waiver of Subrogation Endorsement, the Tenant shall fully and completely defend and indemnify the Landlord and all Additional Insureds from any claims and demands, including lawsuits, brought against Landlord and/or the Additional Insureds by any insurance company which insured Tenant for a paid loss and which seeks to recover amounts paid under Tenant’s policy.

(d)	Tenant shall, upon request of Landlord, provide a Certificate of Insurance to Landlord evidencing all of the required coverages and Endorsements. The Certificate of Insurance must remain current (or be replaced with a current Certificate) at all times during the period of Tenant’s tenancy. All policies of insurance must be written by insurance carriers licensed to do business in the state in which the Shopping Center is located and have an A.M. Best’s rating of not less than A:VII. All Tenant’s liability policies shall be endorsed to be primary and non-contributory to policies of the Landlord and the Additional Insureds, and shall contain either a cross-liability endorsement or separation of insureds provision which permits the limits of liability under Tenant’s policies to apply separately to each Additional Insured. Tenant shall promptly give the certificate holder written notice in advance of any cancellation, lapse, reduction in amount of coverage or any other adverse change to the policy or insurer.

(e)	The Additional Insureds who shall be named on Tenant’s policies shall include the Landlord, Brookfield Properties Retail Inc., Brookfield Properties Retail Holding LLC, and such other entities provided by Shopping Center Management, any owner or occupant in or adjoining the Shopping Center (including anchors tenants), any joint venturer or partner of Landlord, and any mortgagee or beneficiary of any part of the Shopping Center.

ARTICLE 20 - Indemnification

Excluding the willful misconduct of the indemnitee, Tenant shall indemnify, defend and save harmless Landlord, its parents, partners, subsidiaries, affiliates and any anchor, owner or operator which is or may be in the Shopping Center, their agents, officers and employees from and against liability, claims, demands, expenses, fees, fines, penalties, suits, proceedings, actions, and causes of action arising out of or connected with Tenant’s use, occupancy, management or control of the Leased Premises or Tenant’s operations or activities in the Shopping Center (whether or not occurring or resulting in damage or injury within the Leased Premises or the Joint Use Areas). This obligation to indemnify shall include reasonable legal and investigation costs and all other reasonable costs, expense and liabilities from the 1st notice that any claim or demand is or may be made. Tenant’s obligation shall become effective beginning on the date Tenant is delivered the Leased Premises. Tenant’s indemnification obligation shall survive the expiration of the Term or the earlier termination of this Lease.

ARTICLE 21 - Assignment, Subletting and Ownership

(a)  Tenant acknowledges that its agreement to operate in the Leased Premises for the use permitted in the Reference Provisions for the Term was a primary inducement and precondition to Landlord’s agreement to lease the Leased Premises to Tenant. Additionally, the parties agree that the successful commercial profitability of the Shopping Center is based on the appropriate mix of retail and nonretail activity and that Landlord has leased the Leased Premises to Tenant because, in Landlord’s opinion, Tenant’s presence and commercial activity during the Term will significantly contribute to the profitability, viability and success of the Shopping Center. Accordingly, Tenant shall not transfer, assign, sublet, enter into license or concession agreements, change ownership or hypothecate this Lease or Tenant’s interest in and to the Leased Premises in whole or in part, or otherwise permit occupancy of all or any part of the Leased Premises by anyone with, through or under it, without Landlord’s prior written consident in each instance, which consent shall not unreasonably be withheld, delaysed or conditioned, provided Tenant and/or its transferee comply with the conditions of this Article 21. Any of these acts shall be considered a “transfer” for the purposes of ARTICLE 21. Any attempt at a transfer shall be null and void and confer no rights upon a 3rd person. These prohibitions shall be construed to refer to events occurring by operation of law, legal process, receivership, bankruptcy or otherwise. Notwithstanding any permitted transfer, the Leased Premises shall be used and operated as a single store.

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Notwithstanding the foregoing, and without conferring any rights upon Tenant, Tenant shall submit the request for a transfer, in writing, with sufficient time and information for Landlord to make an informed decision regarding the qualifications of the proposed transferee. In any event, Landlord may upon receipt of a request to transfer, instead of consenting to or denying the proposed transfer, terminate Tenant’s obligations under the Lease and regain possession of the Leased Premises. Tenant may, within 15 days of receipt of the notice of termination, withdraw its request for the transfer by written notice to Landlord, and continue in possession under the terms of the Lease.

Landlord’s right to terminate the Lease because of that request shall in that event be inoperable. If Landlord exercises its termination right, Tenant shall surrender possession of the Leased Premises on the termination date specified in Landlord’s notice, which shall not be less than 90 nor more than 180 days of receipt of the notice of termination in accordance with the provisions of this Lease.

(b)  Landlord’s consent to a transfer shall not constitute a waiver of Landlord’s right not to consent to a subsequent transfer. The receipt of rental or additional rental from any party other than Tenant shall not be deemed to be a consent to a transfer, nor shall that receipt relieve Tenant of its obligation to pay rental or additional rental for the Term. Tenant shall not have a claim and waives the right to any claim against Landlord for damages because of the refusal, withholding or delaying by Landlord of consent. Tenant’s only remedies shall be an action for specific performance or an injunction to enforce a consent requirement.

(c)  Each transfer to which Landlord has consented shall be in writing, in a form satisfactory to Landlord and executed by the transferor and transferee. The transferee shall agree, in writing, to assume, be bound by and perform the covenants and conditions of this Lease. Tenant shall deliver to Landlord a statement within 30 days after the end of each calendar year, and within 30 days after the expiration or earlier termination of the Term, specifying each transfer in effect during the period covered by the statement, as well as: (a) the date of the transfer document’s execution and delivery; (b) the square footage of the rentable area demised and the term; and (c) a computation in reasonable detail showing the amounts, if any, paid and payable by Tenant to Landlord for the transfer pursuant to this subsection. Tenant shall not be released from liability or relieved of its obligations, unless Landlord expressly agrees otherwise in writing. If the Minimum Annual Rental, Percentage Rental, additional rental or other payment to be paid to Tenant from a transfer exceeds the rental and additional rental Tenant is required to pay Landlord under this Lease, then Tenant shall pay to Landlord the entire amount of the excess, without prior demand, which shall be deemed additional rental.

(d)  If Tenant (or a guarantor of the Lease) is a nonpublic corporation and the control of the corporation changes, Tenant shall notify Landlord. If the control changes (whether or not Tenant has notified Landlord), Landlord may declare the change to be a default, effective 60 days from the date of the notice from Tenant, or the date on which Landlord first has knowledge of the change, whichever occurs first. The provisions of the preceding sentence shall not be applicable if control of the corporation changes as the result of a public offering which occurs on a major security exchange. If Tenant (or a guarantor of the Lease) is a partnership or entity other than a corporation (including, but not limited to, a sole proprietorship) and if the control changes (if Tenant is a partnership, a change shall include, but not be limited to, the withdrawal of a partner or partners from the partnership or the dissolution of the partnership), Tenant shall notify Landlord. If the control changes (whether or not Tenant has notified Landlord), Landlord may declare the change a default, effective 60 days from the date of the notice from Tenant, or the date on which Landlord first has knowledge of the change, whichever occurs first. The receipt by Landlord of rental from a party other than Tenant shall not be deemed notice of change in control or ownership of Tenant.

(e)  Tenant agrees to pay Landlord ~~$400~~ $1,000.00 ~~plus one month’s installment of Minimum Annual Rental~~ to reimburse Landlord for attorneys’ fees and administrative expense for the review, processing or preparation of any document in connection with a transfer, whether or not Landlord’s consent to the transfer is required or obtained.

(f)  If Landlord is not permitted to terminate this Lease because of the provisions of Title 11 of the United States Code relating to Bankruptcy, as amended (“Bankruptcy Code”), Tenant agrees, as a debtor in possession or any trustee for Tenant, within 15 days after Landlord’s request to the Bankruptcy Court, to assume or reject this Lease. Tenant, on behalf of itself and any trustee, agrees not to seek or request an extension or adjournment of the application to assume or reject this Lease. In no event after the assumption of this Lease shall an existing default remain uncured for a period more than the earlier of 10 days or the time period specified in this Lease. If a filing of a petition under the Bankruptcy Code occurs, Landlord shall not have an obligation to provide Tenant with services or utilities unless Tenant has paid and is current in all payments of rental and additional rental.

(g)  If Tenant receives Landlord’s consent to a transfer under ARTICLE 21(a), and if Landlord does not terminate the Lease under ARTICLE 21(d), the Minimum Annual Rental payable to Landlord shall not be less than the ~~highest annual~~ average combined Minimum Annual Rental and Percentage Rental payable by Tenant during the prior 2 years of the Term~~any previous year~~.

All of the other obligations, covenants and conditions shall remain unamended.

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ARTICLE 22 - Access to Leased Premises

Tenant agrees that Landlord, its agents, employees, servants or any person authorized by Landlord, may enter the Leased Premises to: (a) inspect its condition; (b) make repairs, additions or improvements to any part of the Shopping Center, including the Leased Premises; (c) exhibit the Leased Premises to prospective purchasers of the Shopping Center; (d) place notices during the last 60 days of the Term in the Leased Premises at such places as may be determined by Landlord; (e) perform construction on or near the Leased Premises; and (f) post notices of non- responsibility. In the exercise by Landlord of its rights of entry to, repair or inspection of the Leased Premises or the adjacent Joint Use Areas Landlord shall use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in the Leased Premises.

ARTICLE 23 - Default by Tenant

(a) The following shall be a default by Tenant:

(i)  The failure to pay when due an installment of rental, or any other payment required to be made in whole or in part, if the failure shall continue for more than 10 days after written notice that same is past due, provided that any such notice given by Landlord shall be in lieu of, and not in addition to, any notice required by state law; and/or

(ii) The abandonment or vacation of the Leased Premises or any part of it; and/or

(iii)  The failure to observe or perform any other provision of this Lease, if the failure continues for 30 ~~10~~ days after written notice to Tenant; if the default cannot reasonably be cured within ~~10~~ 30 days, Tenant shall not be in default if Tenant begins to cure the default within ~~10~~ 30 days and diligently cures the default; and/or

(iv)  The making by Tenant of a general assignment for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless a petition filed against Tenant is dismissed within 60 days); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease if possession is not restored to Tenant within 30 days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Leased Premises, or of Tenant’s interest in this Lease, if the seizure is not discharged within 30 days; and/or

(v)  The failure more than twice within a 12 month period to make any payment of rental, provided Landlord has given Tenant the required written notices in each case. The 3rd failure shall be a non-curable default.

(b)  In addition to any other remedies available to Landlord at law or in equity for default, Landlord shall have the immediate option to terminate this Lease and the rights of Tenant by written notice to Tenant. If Landlord elects to terminate, Landlord shall have the right to recover from Tenant as damages:

(i)  The worth at the time of the award of any unpaid rental which has been earned at the time of termination; and

(ii)  The worth at the time of the award of the amount by which the unpaid rental which would have been earned after termination until the time of award exceeds the amount of rental loss Tenant proves could have been reasonably avoided; and

(iii)  The worth at the time of award of the amount by which the unpaid rental for the balance of the Term after the time of award exceeds the amount of rental loss Tenant proves could be reasonably avoided; and

(iv)  Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations (including the costs and expenses of recovering the Leased Premises and reasonable attorneys’ fees) or which would be likely to result from Tenant’s failure; and

(v) At Landlord’s election, other amounts permitted by applicable law.

(c)  The word “rental” shall mean the Minimum Annual Rental and all other sums required to be paid by Tenant under this Lease. The word “award” means a judgment issued or rendered in favor of Landlord in a proceeding or action to recover damages from Tenant. The phrase “at the time of the award” means the date of entry of such a judgment. All sums, other than Minimum Annual Rental, shall be computed based on the average monthly amount accruing during the 24 month period preceding the default. However, if it becomes necessary to compute the rental before the 24 month period has occurred, the rental shall be computed on the basis of the average monthly amount accruing during that shorter period. As used in paragraphs (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest at the Interest Rate. As used in paragraph (iii) above, the “worth at the time of the award” is computed by discounting that amount at the discount rate of the Federal Reserve Bank of Chicago, at the time of award, plus 1%. In order to determine the amounts payable under ARTICLE 23, Percentage Rental shall be included as additional rental and determined based on the average annual Net Sales for the 36 months (or, if Tenant has been operating in the Leased Premises less than 36 months, on the average Net Sales for the 12 month period) preceding the termination of Tenant’s right to possession of the Leased Premises.

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(d)  Landlord shall also have the right if Tenant defaults under this Lease to terminate Tenant’s right to possession of the Leased Premises (without terminating this Lease) and reenter the Leased Premises and remove all persons and property from the Leased Premises. The property may be stored at Tenant’s cost. Landlord shall not be liable to Tenant for loss or damage resulting from an entry by Landlord. Tenant shall pay as additional rental, upon demand, expenses incurred or paid by Landlord because of Landlord’s entry. If 2 or more or any combination of individuals, corporations, partnerships or other business associations (“Individuals”) sign this Lease as Tenant or guarantee this Lease as Guarantors, the liability of each individual group to pay rental and perform the obligations under this Lease shall be joint and several. The failure or refusal by Landlord to proceed against all the (or any combination of the) Individuals comprising Tenant or against Tenant or against 1 or more of the Guarantors shall not be a release or waiver of rights which Landlord may possess against the others, nor shall the granting by Landlord of a release of or execution of a covenant not to sue any 1 or more of the (or any combination of the) Individuals comprising the Tenant or the Guarantors be a release or waiver in whole or in part of rights which Landlord may possess against the others. If either party institutes legal suit or action for enforcement of an obligation, Landlord may determine the venue. Landlord shall not be in default unless and until Landlord shall have failed to perform its obligations under this Lease for 30 days (or within such additional time as is reasonably required) after written notice to Landlord properly specifying Landlord’s failure to perform the obligations. Landlord shall not be in default until and unless a court of competent jurisdiction has determined that Landlord is in default. To the extent permitted by applicable law, Tenant waives notice of reentry (or institution of legal proceedings), including the right to receive notice pursuant to any statute or judicial decision of law. Notwithstanding anything to the contrary contained in ARTICLE 23, any written notice, other than as specifically set forth in this ARTICLE 23, required by a statute or law enacted now or later is waived by Tenant, to the extent permitted under that statute or law.

(e)  If all or any part of the Leased Premises are vacated or abandoned by Tenant, or if Landlord elects to reenter or take possession of the Leased Premises pursuant to legal proceedings or notice, and if Landlord does not elect to terminate this Lease, then Landlord may from time to time, without terminating this Lease, either recover rental as it becomes due or relet the Leased Premises or any part of it for any length of time, rental and conditions that Landlord in its sole discretion deems advisable. Landlord shall have the right to make alterations and repairs to the Leased Premises. If Tenant has left all or any of its trade fixtures, furniture, furnishings, signs, stock or other personal property in the Leased Premises, that shall not preclude a determination that a vacation or abandonment has occurred.

(f)  If Landlord elects to relet, rental received by Landlord from reletting shall be applied: 1st, to the payment of indebtedness other than rental due Landlord from Tenant; 2nd, to the payment of the cost of reletting; 3rd, to the payment of the cost of alterations and repairs to the Leased Premises; 4th, to the payment of rental due and unpaid; and the remainder, if any, shall be applied to the payment of future rental that may become due. If the rental received from reletting during any month which is applied to the payment of rental is less than the rental payment during that month by Tenant, Tenant shall pay the deficiency to Landlord. The deficiency shall be calculated and paid monthly. Tenant shall also pay Landlord, as soon as ascertained, the costs and expenses incurred by Landlord to relet or make alterations and repairs not covered by the rental received from the reletting of the Leased Premises.

(g)  A reentry or taking possession of the Leased Premises by Landlord shall not be construed to be an election to terminate this Lease, nor shall it cause a forfeiture of rental remaining to be paid during the balance of the Term, unless a written notice of that intention is given to Tenant or the termination is decreed by a court of competent jurisdiction. Notwithstanding a reletting without termination by Landlord because of default by Tenant, Landlord may at any time after reletting elect to terminate this Lease for any default.

(h)  Tenant expressly waives any right or defense it may have to claim a merger, and neither the commencement of an action or proceeding nor the settlement of, or entering of judgment for any action or proceeding shall bar Landlord from bringing subsequent actions or proceedings, based upon other or subsequently accruing claims, or based upon claims or events which have previously accrued and not been resolved in any prior action, proceeding or settlement. The parties waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other, regardless of whether such action, proceeding or counterclaim is related to a default under this Lease.

ARTICLE 24 - Surrender of Leased Premises

Tenant shall, upon expiration of the Term, or the earlier termination of this Lease, surrender to Landlord, without damage, injury, disturbance or payment, the Leased Premises including, without limitation, all apparatus, equipment, alterations, improvements and additions by either party to, in, upon or about the Leased Premises. If Tenant shall be in default, Tenant shall not have the right to remove trade fixtures, signs and other personal property. They shall remain or become, as the case may be, the property of Landlord. Tenant, at its sole expense, shall immediately repair damage to the Leased Premises caused by Tenant vacating the Leased Premises or by Tenant’s removal of trade fixtures, signs and other personal property. Tenant shall comply with all laws and governmental regulations applicable to the removal and repair of the property. Tenant shall not create a disturbance or health problem for customers, agents, invitees or other parties in the Shopping Center as result of the removal or repair. Any property not removed may be deemed by Landlord to be abandoned by Tenant and may be retained by Landlord or may be removed and stored for Tenant, at Tenant’s sole cost. Tenant shall surrender the Leased Premises to Landlord free of Hazardous Material and free of any violation of any environmental rule or regulation. Upon surrender of the Leased Premises, Tenant shall provide Landlord with a report by experts acceptable to Landlord showing the Leased Premises free of Hazardous Material. Tenant’s obligation to observe and perform the provisions of this ARTICLE 24 shall survive the expiration of the Term or earlier termination of this Lease.

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ARTICLE 25 - Tenant’s Conduct of Business

(a)  Tenant covenants to continuously and uninterruptedly operate within the entire Leased Premises the business it is permitted to operate under Reference Provision 1.03, except any portion of the Leased Premises while that portion is untenantable because of fire or other casualty. Tenant agrees to conduct its business at all times in a first-class manner consistent with reputable business standards and practices, and to maintain within the Leased Premises a stock of merchandise and trade fixtures adequate to service and supply the usual demands of its customers. Tenant shall keep the Leased Premises in a neat, safe, clean and orderly condition. Tenant also agrees to conduct Tenant’s business under the Trade Name set forth in the Reference Provisions, which Tenant represents that it has a right to use. Tenant further agrees to keep open the Leased Premises and operate its business at the hours and on the days and evenings of the week determined from time to time by Landlord in Landlord’s sole and absolute discretion. A vacation or abandonment of other premises by any other tenant, occupant or anchor in the Shopping Center shall not release Tenant from its obligations under this Lease, notwithstanding anything to the contrary contained in this Lease.

If Tenant shall request Landlord’s approval to open the Leased Premises for business for periods other than as set forth above and Landlord shall approve such request (which approval shall be in Landlord’s sole and absolute discretion), Tenant shall pay for any additional costs incurred by Landlord in connection with such extended hours, including but not limited to the cost of security, heating, ventilating and air-conditioning the Leased Premises and the Joint Use Areas required in order to access the Leased Premises, and any extra maintenance and/or repair to the Joint Use Areas required as a result of such extended operating period. Additionally, Tenant shall be responsible for any such extraordinary additional maintenance, security or other costs which are incurred by Landlord as a result of Tenant’s use of the Leased Premises during normal operating hours.

(b)  The parties agree that because of the difficulty or impossibility of determining Landlord’s damages, if Tenant fails to keep open the Leased Premises and operate its business during the hours and on the days and evenings of the week determined by Landlord, in addition to and not in lieu of Landlord’s other rights and remedies, Tenant shall, after the second violation in any calendar year, pay Landlord liquidated damages of $~~1~~50 per day ~~hour~~ or fraction of the day ~~hour~~, as the case may be, that Tenant fails to keep open and operate the Leased Premises and operate its business. Landlord and Tenant agree that this amount represents a reasonable estimate of the damages that Landlord would suffer.

ARTICLE 26 - Rules and Regulations

Tenant shall require its employees, agents and contractors to comply with the rules and regulations made by Landlord from time to time regarding the operation of the Shopping Center or the Leased Premises including, but not limited to, the following:

(a)  Tenant shall not put on the glass and supports of the windows (nor within 24 inches of any window), doors or exterior walls of the Leased Premises any signs, advertising placards, names, insignias, trademarks or descriptive material. No signs or other items shall be placed within the Leased Premises if they materially obstruct a view of the Leased Premises. Tenant shall not place vents, structures, improvements or obstructions on the exterior of the Leased Premises without Landlord’s written consent. Landlord shall have the right, without giving notice to Tenant and without liability, to restore the Leased Premises and remove property from the Leased Premises unless the size, type, color, location, copy, nature and display qualities of the property were approved by Landlord in writing. The cost of the restoration and removal of property shall be paid for by Tenant promptly upon receipt of a bill. Tenant shall not place a sign on the roof of the Leased Premises notwithstanding anything in this Lease to the contrary.

(b)  No awning or other projections shall be attached to the outside walls of the Leased Premises or the Shopping Center without the written consent of Landlord.

(c)  Loading and unloading of goods shall be done only at the times, in the areas and through the entrances designated by Landlord.

(d)  Garbage shall be kept in the kind of container approved by Landlord’s fire and casualty consultants and shall be removed and deposited daily in mass disposal containers in the manner prescribed from time to time by Landlord. Landlord shall provide or designate a service for collection of garbage from designated mass disposal containers.

(e)  Except solely for Tenant’s own internal operations use within the Leased Premises, no radio or television aerials or other receivers and/or equipment, infrared transmitters/receivers, cabling, telecommunications systems (including but not limited to switching, relay, hub or booster systems) shall be erected or placed within the Leased Premises or on the roof or walls (interior or exterior) of the Leased Premises or the Shopping Center without the written consent of Landlord, which may be withheld in Landlord’s sole discretion. If Landlord’s consent is not received, anything erected or placed on the roof or elsewhere within the Shopping Center may be removed, without notice, and any damage to the walls or roof or elsewhere within the Shopping Center shall be the responsibility of Tenant. Tenant’s access to the roof is limited to the maintenance of equipment installed with Landlord’s approval and inspections for damage. Tenant shall not go on the roof without the written approval of Landlord.

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(f)  No loudspeakers, televisions, phonographs, radios, flashing lights, machinery or other devices shall be heard or seen outside of the Leased Premises without the prior written consent of Landlord. Subject to Landlord’s approval of Tenant’s plans and specifications, Tenant may install one or more video monitors in the Leased Premises that are visible from the Joint Use Area provided the sole purpose of such video monitors is the promotion of merchandise offered for sale in the Leased Premises and not for general advertising purposes. Sound from the video monitors may not emanate into the Joint Use Area and content displayed may not be unreasonably offensive to patrons of the Shopping Center. Landlord will have the right to revoke its approval and require Tenant to remove such video monitors on 2 days’ prior notice if sound or content emanating from Tenant’s video monitors is offensive in Landlord’s sole discretion.

(g)  No auction, fire, bankruptcy or selling-out sales shall be conducted without the written consent of Landlord.

(h)  Tenant shall keep its display windows and signs illuminated every day of the Term during the hours designated by Landlord.

(i)  Areas immediately adjoining the Leased Premises shall be kept clear by Tenant, and Tenant shall not place nor permit obstructions, garbage, refuse, improvements, merchandise or displays in those areas.

(j)  Tenant and its employees shall not park motor vehicles in parts of the parking area which may be designated for customer parking. Tenant shall furnish Landlord the state automobile license numbers assigned to the vehicles of Tenant’s employees within 5 days after request by Landlord. Tenant shall notify Landlord of changes to the numbers within 5 days after the changes occur. If Tenant or Tenant’s employees continue to park in the customer parking areas, after notice is given to Tenant by Landlord, Landlord may, in addition to any other remedies Landlord may have, charge Tenant $25 per day, for each day or partial day, per vehicle parked in the customer parking areas, attach violation stickers or notices to the vehicles and have the vehicles removed at Tenant’s expense.

(k)  Tenant shall use the pest extermination contractor that Landlord may choose, and when Landlord requires Tenant to do so. Tenant shall not keep or permit any animals in the Leased Premises, unless expressly allowed by in this Lease, or unless used by disabled persons.

(l)  If Landlord installs a central music system in the Shopping Center, and Tenant desires to purchase another music system, Tenant may, at Landlord’s option, purchase the system from Landlord (provided Landlord’s charge is competitive with any similar service available to Tenant).

(m)  Tenant shall not carry on any trade or occupation or operate any instrument, apparatus or equipment which emits an odor or causes a noise outside the Leased Premises or which is offensive.

(n)  Tenant shall not put temporary signs or fixtures (including portable trade fixtures, displays and folding tables) for the display of merchandise within 3 feet of either side of any entrance to the Leased Premises. Merchandise displays shall not extend beyond the frontage line of the Leased Premises.

(o)  Tenant shall store and stock in the Leased Premises only goods, wares, merchandise and other property necessary for the conduct of Tenant’s business.

(p)  Tenant shall not use or permit the Leased Premises to be used for living, sleeping, residential or lodging purposes.

(q)  Tenant shall not use the plumbing for a purpose other than that for which it is constructed. No grease or foreign substance shall be put in the plumbing, and the expense of any resulting breakage, stoppage or damage (whether on or off the Leased Premises) shall be borne by Tenant.

(r)  Tenant shall not in the Joint Use Areas:

(i)  vend, peddle or solicit orders for sale or distribution of any merchandise, device, service, periodical, book, pamphlet or other matter;

(ii) exhibit any sign, placard, banner, notice or other written material;

(iii) distribute any circular, booklet, handbill, placard or other material;

(iv) solicit membership in any organization, group or association or contribution;

(v)  parade, patrol, picket, demonstrate or engage in conduct that might interfere with or impede the use of the Joint Use Areas by any customer, invitee or employee, create a disturbance, attract attention or harass, annoy, disparage or be detrimental to the interest of any of the other tenants;

(vi)  use the Joint Use Areas for any purpose when none of the retail establishments within the Shopping Center are open for business;

(vii) panhandle, beg or solicit funds; nor

(viii) solicit business.

(s)  Tenant shall have the responsibility for protecting the Leased Premises from theft, robbery and pilferage, and shall keep non-customer doors locked.

(t)  No symbol, design, name, mark or insignia adopted for or used by Landlord in the Shopping Center shall be used by Tenant without the prior written consent of Landlord.

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(u)  In the event Tenant requires the use of telecommunication, high-speed network or data transmission services from the Leased Premises, Landlord may require Tenant to contract for such services through Landlord or one of Landlord’s designated service providers, provided that the cost thereof is comparable to that available to Tenant from another provider, given a comparable level and quality of service and equipment. Landlord’s liability relative to such services shall be the same as that for provision of utilities as set forth in Article 16(g).

Landlord shall have all remedies provided in this Lease for the breach of any of the provisions of ARTICLE 26. Tenant agrees to pay Landlord, upon demand, in addition to and not in lieu of Landlord’s other remedies, $70 per violation of any of the rules and regulations. Landlord shall have the right to grant variances of the rules and regulations, and shall enforce the rules and regulations at its sole discretion.

ARTICLE 27 - Eminent Domain

(a)  If the entire Leased Premises is appropriated or taken under eminent domain by any public or quasi-public authority, this Lease shall terminate on the date of the taking. Landlord and Tenant shall be released from liability accruing after that date. If more than 25% of the square footage of floor area (including a mezzanine, if any) of the Leased Premises is taken under eminent domain by any public or quasi-public authority, or if because of the appropriation or taking, regardless of the amount taken, the remainder of the Leased Premises is not usable for the purposes specified in Reference Provision 1.03, either Landlord or Tenant shall have the right to terminate this Lease as of the date Tenant is required to vacate a portion of the Leased Premises which has been taken, by giving notice to the other in writing within 60 days after the date of the taking. Landlord and Tenant shall be released from liability accruing after that date.

(b)  Whether or not this Lease is terminated, Landlord shall be entitled to the entire award or compensation and any portion of any compensation awarded for the diminution in value of the leasehold interest or fee of the Leased Premises, but Tenant’s right to receive compensation or damages for Tenant’s fixtures and tangible personal property shall not be affected. If this Lease is terminated, rental, additional rental and other charges for the last month of Tenant’s occupancy shall be prorated, and Landlord shall refund to Tenant rental, additional rental or other charges paid in advance.

(c)  If Landlord and Tenant elect not to terminate this Lease, Tenant shall remain in the portion of the Leased Premises which has not been appropriated or taken. Landlord agrees, at Landlord’s cost and expense, to restore the remaining portion of the Leased Premises to the quality and character that existed prior to the appropriation or taking as soon as reasonably possible. The Minimum Annual Rental shall be adjusted, on an equitable basis, taking into account the relative value of the portion taken compared to the portion remaining. A voluntary sale or conveyance in lieu of condemnation, but under threat of condemnation, shall be an appropriation or taking under eminent domain. Tenant shall not have a claim against Landlord because of a taking.

See Article 61(e).

ARTICLE 28 - Attorneys’ Fees

If, during the Term or afterwards, either party institutes an action, proceeding or counterclaim against the other relating to this Lease, or a default, the unsuccessful party shall reimburse the successful party for the total amount of court costs, expenses and reasonable attorneys’ fees actually incurred, the parties waiving any statute, rule of law or public policy to the contrary. The parties agree to confirm this agreement in writing at the start of the action, proceeding or counterclaim. The giving of a notice of default by Landlord shall constitute part of an action or proceeding under this Lease, entitling Landlord to reimbursement of its reasonable expenses of attorneys’ fees and disbursements, even if an action or proceeding is not commenced in a court of law and whether or not the default is cured. This ARTICLE 28 shall survive the expiration or termination of this Lease.

ARTICLE 29 - Sale of Leased Premises by Landlord

In the event of the sale or exchange of the Leased Premises or the Shopping Center and the assignment of this Lease, Landlord shall be relieved of all liability for the covenants and obligations in or derived from this Lease, or arising out of any act, occurrence or omission relating to the Leased Premises or this Lease. The covenants, representations and obligations of Landlord shall be binding on Landlord only during the period that Landlord has an ownership interest in the Shopping Center.

ARTICLE 30 - Notices

Notices and demands shall be given in writing and sent by certified mail or by nationally recognized overnight courier service, addressed to Landlord and to Tenant at the addresses specified in the Reference Provisions or at the addresses which were last specified by notice by Landlord or Tenant. Notices or demands shall be deemed to have been given, made or communicated on the date they were deposited in the United States mail as certified matter, with postage fully prepaid or deposited with the nationally recognized overnight courier service.

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ARTICLE 31 - Remedies

All rights and remedies of Landlord and Tenant under this Lease or at law are cumulative, and the exercise of one or more rights or remedies shall not exclude or waive the right to the exercise of any others. All rights and remedies may be exercised and enforced concurrently, whenever and as often as desirable.

ARTICLE 32 - Successors and Assigns

All covenants, promises, conditions, representations and agreements shall be binding upon, apply and inure to Landlord and Tenant and their heirs, executors, administrators, successors and assigns. The provisions of ARTICLE 21 hereof shall not be affected by this ARTICLE 32.

ARTICLE 33 - Representations

Tenant agrees that Landlord, its employees and agents have made no representations, inducements or promises about the Leased Premises, the Shopping Center or this Lease, or about the characteristics or conditions regarding or pertaining to the Leased Premises or the Shopping Center, unless the representations, inducements and promises are in this Lease. Tenant has independently investigated the potential for the success of its operations in the Shopping Center. Therefore, no claim or liability, or cause for termination, shall be asserted by Tenant against Landlord, its employees and agents, for, and they shall not be liable because of, the breach of any representations, inducements or promises not expressly in this Lease.

Any claim, demand, right or defense by Tenant which is based upon or arises in connection with this Lease or the negotiation of this Lease prior to its execution shall be barred unless Tenant commences an action or interposes a legal proceeding or defense within 1 year after the date of the inaction, omission or occurrence of the event, or the action to which the claim, demand, right or defense relates.

ARTICLE 34 - Waiver

The failure by Landlord or Tenant to insist upon strict performance by the other of any of the covenants, conditions, provisions, rules and regulations and agreements in this Lease, or to exercise a right, shall not be a waiver of any rights or remedies and shall not be a waiver of a subsequent breach or default. A surrender of the Leased Premises shall not occur by Landlord’s acceptance of rental or by other means unless Landlord accepts the surrender in writing. A payment by Tenant or receipt by Landlord of an amount less than the monthly rental shall not, nor shall the endorsement, statement, check, letter accompanying a check or payment of rental, be an accord and satisfaction. Landlord may accept a check or payment without prejudice to its right to recover the balance of rental due and pursue any other remedy. A waiver by Landlord for one tenant shall not constitute a waiver for another tenant.

ARTICLE 35 - Holding Over

If Tenant remains in possession of the Leased Premises after the expiration of the Term without a new lease (even if Tenant has paid and Landlord has accepted rental), Tenant shall be deemed to be occupying the Leased Premises as a tenant from month to month, subject to the covenants, conditions and agreements of this Lease. The monthly rental shall be computed based on ~~1/6th~~ 150% of the full Minimum Annual Rental and additional rental due during the last 12 month period of the Term (without benefit of any right to pay less rental otherwise set forth in this Lease). If Tenant fails to surrender the Leased Premises on the termination of this Lease, Tenant shall, in addition to other liabilities to Landlord, indemnify, defend and hold Landlord harmless from loss and liability resulting from that failure including, but not limited to, claims made by a succeeding tenant. The exercise of Landlord’s rights shall not be interpreted to allow Tenant to continue in possession, nor shall it be deemed an election to extend the Term beyond a month-to-month basis. If Landlord, in its sole discretion, determines to permit Tenant to remain in the Leased Premises on a month-to-month basis, the month-to-month tenancy shall be terminable on 30 days prior written notice given by either party to the other party.

ARTICLE 36 - Interpretation

Only the relationship of Landlord and Tenant is created by this Lease. No provision of this Lease or act of either party shall be construed to create the relationship of principal and agent, partnership, or joint venture or enterprise.

ARTICLE 37 - Advertising and Promotional Service

See Article 61 (j) ~~Landlord shall establish, or cause to be established, an Advertising and Promotional Service (“Service”) to furnish and maintain professional advertising and sales promotions which is intended to benefit sales in the Shopping Center. The Service may be provided in whole or in part by a 3rd party provider or by Landlord or by an affiliate, subsidiary or other related company of Landlord. In conjunction with the Service, Landlord agrees to provide, or cause to be provided, marketing personnel. Tenant agrees to pay for the Service, without deduction or set-off of any kind, the amount specified in the Reference Provisions, payable in equal monthly installments on the same day rental is due under ARTICLE 4. Monies received under this ARTICLE 37 shall be used for the advertising and promotion of the Shopping Center. Tenant’s payment for the first calendar year shall be the amount listed in Reference Provision 1.15. Tenant’s payment shall increase during the second and each subsequent calendar year to an amount equal to the product obtained by multiplying Tenant’s payment due for the previous calendar year by 105%. In addition, Tenant shall pay Landlord the initial assessment specified in the Reference Provisions, for advertising and promotional activities, in a lump sum, within 10 days after demand. In order to assist Landlord in tracking the effectiveness of marketing and other programs, Tenant agrees to telephonically or electronically deliver daily, upon Landlord’s request, a statement of each day’s unaudited gross sales.~~

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ARTICLE 38 - Quiet Enjoyment

Landlord has the right, power and authority to enter into this Lease. Tenant, or any permitted assignee or sublessee of Tenant, upon the payment of the rental and performance of Tenant’s other covenants, shall and may peaceably and quietly have, hold and enjoy the Leased Premises during the Term. This covenant shall be construed as a covenant running with the land. It shall not be construed as a personal covenant of Landlord.

ARTICLE 39 - Waiver of Redemption

Tenant waives any right of redemption if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Leased Premises because of the default of Tenant or otherwise. The rights given to Landlord are in addition to rights that may be given to Landlord by statute or otherwise.

ARTICLE 40 - Fees

Tenant warrants and represents that it has not had negotiations with or dealt with a realtor, broker or agent in connection with this Lease. Tenant agrees to pay and hold Landlord harmless from the cost, expense or liability (including the costs of suit and reasonable attorneys’ fees) for compensation, commissions or charges claimed by a realtor, broker or agent regarding this Lease.

ARTICLE 41 - Tenant’s Property

Except for the willful misconduct of Landlord, its agents or employees, Landlord, its agents and employees shall not be liable, and Tenant waives all claims, for damage to persons, property and Tenant’s business sustained by Tenant (or anyone claiming through Tenant) located on the Leased Premises. Property kept or stored on the Leased Premises shall be kept or stored at the sole risk of Tenant, and Tenant shall indemnify, defend and hold Landlord harmless from any claims arising out of damage to the same or damage to Tenant’s business, including subrogation claims by Tenant’s insurance carrier.

ARTICLE 42 - Lease Status

Within ~~10~~ 25 days of Landlord’s written request, Tenant shall without charge execute, acknowledge and deliver to Landlord an instrument required under this Lease or an instrument prepared by Landlord containing the Rental Commencement Date and Expiration Date of this Lease, and if true, that (a) this Lease is a true copy of the Lease between the parties, (b) there are no amendments (or stating the amendments), (c) the Lease is in full force and effect and that, to the best of Tenant’s knowledge, there are no offsets, defenses or counterclaims of rental or in the performance of the other covenants and conditions to be performed by Tenant, (d) no default has been declared by either party and that Tenant has no knowledge of any facts or circumstances which it believes would constitute a default by either party and (e) any other matters reasonably requested by Landlord. Tenant shall remain liable to Landlord for damages sustained by Landlord because of the failure by Tenant to execute, acknowledge and deliver the instrument. The failure of Tenant to execute, acknowledge and deliver the instrument shall be an acknowledgment by Tenant that the statements contained in the instrument are correct. Anyone transacting with Landlord shall have the right to rely on the accuracy of the statements contained in the instrument, whether it is signed by Tenant or deemed acknowledged by Tenant pursuant to this ARTICLE 42.

ARTICLE 43 - Recording

Tenant shall not record this Lease, a memorandum, “short form” or other reference to this Lease, without the written consent of Landlord.

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ARTICLE 44 - Force Majeure

If either party is delayed, hindered or prevented from the performance of an obligation because of strikes, lockouts, labor troubles, the inability to procure materials, power failure, restrictive governmental orders, mandates, laws, regulations, or impositions of quarantine relating to events such as epidemics or pandemics that affect the area the Shopping Center is in, riots, insurrection, war or another reason not the fault of the party delayed, but not including financial inability, the performance shall be excused for the period of delay. The period for the performance shall also be extended for a period equal to the period of delay. Tenant shall not be excused from the prompt payment of rental, additional rental or other payments. It shall be a condition of Tenant’s right to claim an extension that Tenant notify Landlord, in writing, within 10 days after the occurrence of the cause, specifying the nature of the cause and the period of time necessary for performance.

ARTICLE 45 - Construction of Lease

Tenant has read and understands this Lease. The rule of construction that a document should be construed most strictly against the party which prepared the document shall not be applied, because both parties have participated in the preparation of this Lease.

ARTICLE 46 – Security Deposit

(a)  Tenant has deposited with Landlord the sum specified in the Reference Provisions, which shall be held by Landlord, without liability for interest, as security for the performance by Tenant of Tenant’s obligations. The deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without Landlord’s written consent, and any such act by Tenant shall be without force and effect and not binding on Landlord. If Tenant performs the covenants and agreements in this Lease, the deposit, or the portion of the deposit not previously applied, shall be returned to Tenant after the expiration of the Term, if Tenant has surrendered possession at the expiration of the Term, and has left the Leased Premises in the condition required under this Lease.

(b)  Landlord may commingle the deposit with its other funds. If the rental or any other sum is overdue, if Landlord makes payments for Tenant, or if Tenant fails to perform any of its obligations, Landlord may (without affecting any remedy Landlord may have), apply this deposit, or so much of it to be necessary, to compensate Landlord for rental, additional rental and any loss or damage sustained by Landlord. Tenant shall, upon demand, restore the deposit to the original amount. If a bankruptcy or other creditor-debtor proceedings against Tenant occurs, the deposit and all other securities shall be applied first to the payment of rental and other charges due Landlord for periods prior to the filing of the proceedings. Landlord may deliver the deposit to the transferee of Landlord’s interest in the Leased Premises. If that interest is transferred, upon notice to Tenant, Landlord shall be discharged from further liability, and this provision shall also apply to subsequent transferees. Tenant hereby grants Landlord a security interest in the deposit, and to execute the necessary Uniform Commercial Code filing to perfect the security interest granted Landlord; this provision shall survive the expiration or termination of the Lease.

(c)  Neither Landlord’s right to possession of the Leased Premises for non-payment of rental or for any other reason, nor any other right of Landlord, shall be affected because Landlord holds the deposit.

ARTICLE 47 - Captions

Captions are for convenience and reference only. The words contained in the captions shall not be deemed to explain, modify, amplify or aid in the interpretation, construction or meaning of this Lease. The use of masculine or neuter genders shall include the masculine, feminine and neuter genders. The singular form shall include the plural if the context requires. “Landlord” and “Tenant” means “Landlord” and “Tenant” and “their agents and employees”, unless the context requires otherwise.

ARTICLE 48 - Severability

If any provision of this Lease or any paragraph, sentence, clause, phrase or word is judicially or administratively held invalid or unenforceable, that shall not affect, modify or impair any other paragraph, sentence, clause, phrase or word. The parties acknowledge that certain charges, fees and other payments are deemed “additional rental” in order to enforce Landlord’s remedies, and shall not be construed to be “rent” if rent controls are imposed.

ARTICLE 49 - Objection to Statements

Tenant’s failure to object to a statement, invoice or billing within one year after receipt shall constitute Tenant’s acquiescence. Tenant shall be required to provide Landlord with a specific and detailed list of Tenant’s objections at the time Tenant makes its objection to Landlord. The statement, invoice or billing shall be an account stated between Landlord and Tenant.

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ARTICLE 50 - Liability of Landlord

Landlord’s liability under this Lease or arising out of the relationship of the parties shall be limited to Landlord’s interest in the Shopping Center. Judgments rendered against Landlord shall be satisfied solely out of the proceeds of the sale of Landlord’s interest in the Shopping Center which have been received by Landlord. No personal judgment shall apply against Landlord upon extinguishment of its rights in the Shopping Center. A personal judgment shall not create a right of execution or levy against Landlord’s assets. The provisions of this ARTICLE 50 shall inure to Landlord’s successors and assigns. These provisions are not designed to relieve Landlord from the performance of its obligations under this Lease, but to limit the personal liability of Landlord in case of a judgment against Landlord. Tenant’s right to obtain injunctive relief or specific performance or to have any other right or remedy which may be awarded Tenant by law or under this Lease shall not be limited however. No personal liability is assumed by nor shall at any time be enforceable against Landlord.

ARTICLE 51 - No Option

The submission of this Lease is not a reservation of or option for the Leased Premises or any other space in the Shopping Center, and vests no right in Tenant. This Lease shall become effective only upon proper execution and delivery by the parties.

ARTICLE 52 - Execution of Documents

Tenant shall pay Landlord $400 plus one month’s installment of Minimum Annual Rental (plus charges, if any, from Landlord’s mortgagee) to reimburse Landlord for the administrative and legal expense for the review, preparation and processing of any document sent to Landlord at Tenant’s request, whether or not the document is executed by Landlord.

ARTICLE 53 - Corporate Tenant

If Tenant is or will be a corporation or partnership or limited liability company of any kind, the persons executing this Lease on behalf of Tenant covenant and represent that Tenant is a duly incorporated or duly qualified (if foreign) corporation or partnership, as the case may be (including without limitation a limited liability corporation and a limited liability partnership) and is authorized to do business in the State where the Shopping Center is located (evidence shall be supplied Landlord upon request). Tenant also covenants and represents that the person or persons, partner or member executing this Lease on behalf of Tenant is (if a corporation) an officer of Tenant, and is (if a corporation or partnership of any kind) authorized to sign and execute this Lease.

ARTICLE 54 - Printed Provisions

The printed provisions of this Lease and written or typed additions shall be given equal weight for the interpretation of this Lease. The deletion of any portion of this Lease shall not create an implication regarding the intent of the parties, and this Lease shall be read and interpreted as if the deleted portion had never been in this Lease.

ARTICLE 55 - Entire Agreement

This Lease is the only agreement between the parties for the Leased Premises. An amendment, modification or supplement to this Lease shall not be effective unless it is in writing and executed by the parties.

ARTICLE 56 - No Third-Party Rights

This Lease shall not confer rights or benefits, including third-party beneficiary rights or benefits to anyone that is not a named party to this Lease, including any individual, corporation, partnership, trust, unincorporated organization, governmental organization or agency or political subdivision.

ARTICLE 57 - Financial Statements

(a) Tenant acknowledges that it has provided Landlord with its financial statement or annual report (“Statement”) and represents that the Statement is a primary inducement to Landlord’s agreement to lease the Leased Premises to Tenant. Landlord has relied on the accuracy of the Statement in order to enter into this Lease. Tenant represents that the information contained in the Statement is true, complete and correct in all material aspects. This representation is a precondition to the Lease.

(b) At the request of Landlord, unless Tenant is a publicly traded company, Tenant shall, not later than 30 days following such request, furnish to Landlord its most recent balance sheet for at least the most recent fiscal year, a statement of income and expense for that year and an opinion of an independent certified public accountant satisfactory to Landlord (or a certificate of the chief financial officer, owner or partner of Tenant) indicating the financial statement has been prepared in conformity with generally accepted accounting principles consistently applied and fairly present the financial condition and results of the operations of Tenant for that year.

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ARTICLE 58 - Other Locations

If during the Term: (a) Tenant, its parent, subsidiary, franchisor, or franchisee, the Guarantor of this Lease; (b) any person, firm, corporation or other entity having an interest in any of the above parties; or (c) any other person, firm or corporation controlling or controlled by Tenant or any of the above parties, shall directly or indirectly, either individually or as a partner, shareholder, agent, employee or otherwise, own, operate, maintain or have an affiliation, investment or interest in business similar to or in competition with the one operated at the Leased Premises within the radius specified in Reference Provision 1.20 as measured from the perimeter of the Shopping Center (except those carried on as of the Effective Date) then that shall constitute a default. At Landlord’s option, in addition to Landlord’s other remedies, the Net Sales from any other business within the specified radius shall be included in the Net Sales of the Leased Premises during each year. The Percentage Rental shall be computed on the aggregate of the annual Net Sales made on, in or from the Leased Premises and on, in or from any other business located within the radius. Tenant shall submit monthly sales statements and maintain records of the sales and transactions of the other business. Landlord shall have the right to examine and audit those statements and records as though they were made on, in or from the Leased Premises. A substantial increase in size or other substantial change in the business at locations in existence on the Effective Date, or change in location to a location within the radius, shall remove the exemption created for that location. “Radius” shall mean a geometric measurement and not the actual distance over roads. Notwithstanding the foregoing, Tenant shall be permitted to open up one (1) additional store in Waikiki (in addition to the Leased Premises) for which Landlord shall not enforce the remedies set forth in this Article 58.

ARTICLE 59 - Tenant’s Failure

This Lease shall be governed by the laws of the State in which the Shopping Center is located and shall be deemed made and entered into in the county in which the Shopping Center is located. If Tenant fails to comply with and perform any of its covenants, conditions or agreements, Landlord shall have the right, but not be obligated, to perform the covenants, conditions or agreements. Tenant shall pay to Landlord on demand as additional rental, a sum equal to the amount spent by Landlord for the performance, plus 15% of such amount to defray supervision and overhead. If Landlord performs any covenants, conditions or agreements, Landlord, its agents or employees may enter the Leased Premises. That entry and performance shall not constitute an eviction of Tenant in whole or in part, nor relieve Tenant from the performance of the covenants, conditions and agreements. Landlord, its agents and employees shall not be liable for claims for loss or damage to Tenant or anyone claiming through or under Tenant.

ARTICLE 60 - Ownership

(a)  If the ownership of the Shopping Center is in a Real Estate Investment Trust, then Landlord and Tenant agree that Minimum Annual Rental, Percentage Rental and all additional rental paid to Landlord under this Lease (collectively referred to in this Article as “Rent”) shall qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations (the “Regulations”). Should the Code or the Regulations, or interpretations of them by the Internal Revenue Service contained in Revenue Rulings, be changed so that any Rent no longer qualifies as “rent from real property” for the purposes of Section 856(d) of the Code and the Regulations, other than by reason of the application of Section 856(d)(2)(B) or 856(d)(5) of the Code or the Regulations, then Rent shall be adjusted so that it will qualify (provided however that any adjustments required pursuant to this Article shall be made so as to produce the equivalent (in economic terms) Rent as payable prior to the adjustment).

(b)  Any services which Landlord is required to furnish pursuant to the provisions of this Lease may, at Landlord’s option, be furnished from time to time, in whole or in part, by employees of Landlord or Landlord’s affiliates or by one or more third parties hired by Landlord or Landlord’s affiliates. Tenant agrees that upon Landlord’s written request it will enter into direct agreements with the parties designated by Landlord to provide such services, provided that no such contract shall result in Tenant having to pay, in the aggregate, more money for the occupancy of the Leased Premises under the terms of this Lease, or Tenant’s receiving fewer services or services of a lesser quality than it is otherwise entitled to receive under the Lease.

ARTICLE 61 - Special Provisions

Landlord and Tenant agree as follows, notwithstanding anything in the Lease that may be to the contrary:

(a)  Cooling Tower Charges. Notwithstanding anything in Article 16(a) and 16(b) of the Lease that may be to the contrary, Tenant shall pay monthly to Landlord during the term of this Lease, as additional rent (as part of the Environmental Charge set forth in Article 16(f) of the Lease) $1.85 per square foot of the Leased Premises per year for the calendar year 2023, payable in equal monthly installments, subject to annual increases as provided herein for the non-utility portion of the costs and expenses of operating, maintaining and replacing the cooling tower or condenser water system and all non-energy equipment for air conditioning at the Leased Premises which may be incurred by or on behalf of Landlord and its related entities or affiliates each calendar year in operating, maintaining and replacing such cooling tower or condenser water system and all non-energy equipment, together with gross income taxes thereon, and interest on the cost of replacement at the rate set forth in Article 4 of this Lease; provided, however, such charges shall not include Tenant’s share of cooling tower related energy use which shall be billed and payable separately. Tenant’s payment amount for the non-utility portion shall increase on January 1st following the Rental Commencement Date of this Lease and on January 1st of each subsequent calendar year by 4%. Because Tenant’s payments for the non-utility portion due hereunder are predetermined and not subject to adjustment except as expressly provided herein, Tenant shall have no express or implied right to examine, inspect or audit Landlord’s records pertaining to cooling tower charges. In addition to the foregoing, Tenant’s share of the cooling tower related energy use costs and expenses for each calendar year during the term hereof shall be paid by Tenant in monthly installments beginning on the Rental Commencement Date and thereafter on the first day of each month, in advance, in an amount estimated by Landlord from time to time.

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(b)  Encumbrances. This Lease shall be subject to any encumbrance now or hereinafter shown on the applicable Transfer Certificate(s) of Title for the Shopping Center and the Joint Use Areas.

(c) Future Development.

(1)  Shopping Center Development. Tenant understands and expressly acknowledges that Landlord and its related entities and affiliates intend to construct additional phases and/or buildings and improvements in the Shopping Center and/or on lands nearby or adjacent thereto, and that Landlord and its related entities and affiliates are therefore reserving the absolute right at any time and from time to time to increase, reduce or change the size, height, layout, or location of any of the various buildings, driveways, entrances and exits, automobile parking areas, mall truck concourse and other circulation areas now or at any time hereafter forming a part of the Shopping Center, the Joint Use Areas, or any lands nearby or adjacent to the Shopping Center, to make alterations or additions to and build additional stories on any building or structures now located in the Shopping Center or the Joint Use Areas, and on lands nearby or adjacent to the Shopping Center, to construct other buildings and improvements in the Shopping Center, the Joint Use Areas, and/or on lands nearby or adjacent thereto, including double-decked, subterranean or elevated parking structures. In accomplishing such construction, Landlord shall use its best efforts to minimize any interference with or disruption of Tenant’s business, but neither Landlord nor its related entities or affiliates shall be liable to Tenant for any inconvenience or disruption resulting from such construction nor shall any such inconvenience or disruption serve as the basis for any abatement in rent, except, for the purpose of accomplishing any such work, Landlord may require Tenant to close the Leased Premises for a reasonable period of time. During any such closure, and during any subsequent period in which, by reason of the location, installation, repair or replacement of such structural elements or other facilities there is a substantial interference with the operation of Tenant’s business in the Leased Premises, Minimum Annual Rental, Operating Expenses Payment and cooling tower charges shall be equitably abated according to the extent of interference with the Tenant’s business.

(2)  Mixed Use Development. In addition, Tenant acknowledges that Landlord and its related entities and affiliates, or their successors and assigns, may, from time to time, develop or convert portions of the Shopping Center or nearby or adjacent lands into one or more mixed use developments containing residential, office and/or hotel or other non-retail uses which may be located on ground level and/or above retail buildings or parking structures (the “Mixed Use Development”). In connection with such Mixed Use Development, Landlord and/or its related entities and affiliates, or their successors and assigns, have entered, or will enter, into lease agreements, operating agreements, easement agreements, reciprocal easement agreements, declaration(s) of condominium property regimes, construction agreements and/or other similar agreements (all of which, as the same may be amended, modified or restated from time to time, are hereafter referred to as “Operating Agreements”) which set forth the respective rights, duties and obligations of Landlord and/or its related entities and affiliates, or their successors and assigns, and the owners and/or occupants of the Mixed Use Development insofar as the overall operation of the Shopping Center and the Mixed Use Development is concerned, including, but not limited to, use, maintenance and operation of the common areas and facilities therein. This Lease shall be subject and subordinate to the terms and conditions contained in the Operating Agreements. Landlord and/or its related entities and affiliates, or their successors and assigns, shall not be liable for any failure on the part of any owner or occupant of any Mixed Use Development, to abide by or to comply with the terms and conditions contained in the Operating Agreements. It is understood and agreed that the owners or occupants of the Mixed Use Development may be granted parking privileges for all parking in the Shopping Center. Landlord covenants and agrees that it will in good faith attempt to enforce against the owners and/or occupants of the Mixed Use Development all of the obligations of said owners and occupants as set forth in the Operating Agreements, except that in no event shall Landlord be required to cancel or terminate any Operating Agreement with any such owner or occupant or be accountable or liable to Tenant for being unsuccessful in attempting to enforce any of said obligations.

(3)  Matters Relating to Mixed Use Development Areas and Facilities. Notwithstanding any provision in this Lease to the contrary, in no event shall any non-retail floor area of the Mixed Use Development be considered as part of the total floor area of the Shopping Center.

(4)  Maintenance and Repair. The obligation of Landlord for maintenance and repair as provided in Article 17(b) of this Lease for Joint Use Areas shall not include maintenance and repair of any common areas and facilities which exclusively serve the Mixed Use Development unless otherwise provided in the Operating Agreements.

(5)  Certain Additions to Tenant’s Floor Area. If Tenant at any time, with Landlord’s prior consent, shall construct or add a mezzanine or balcony in the Leased Premises or otherwise increase the floor area contained in the Leased Premises in any way, and such increase, either alone or together with any other increases in the floor area of the Shopping Center erected by Landlord or others from time to time, obligates Landlord, pursuant to the provisions of any lease entered into by Landlord covering any portion of the Shopping Center or otherwise, to construct additional parking, Tenant shall, from time to time upon request by Landlord, pay to Landlord a portion of the cost incurred or to be incurred by Landlord in constructing or causing to be constructed the additional parking Landlord is so obligated to construct. Landlord shall notify Tenant of such required construction and may condition its consent to the construction or addition of such mezzanine or balcony or other increase in the Floor Area of the Leased Premises upon Tenant’s agreement to make payment as provided herein. However, Landlord’s omission of such a condition of Landlord’s consent shall not alter or remove Tenant’s obligations under this paragraph. The portion to be paid by Tenant shall be a fraction of said cost, the numerator of which is said increase by Tenant in the floor area of the Leased Premises and the denominator of which is the floor area added to the Shopping Center by Tenant and all other persons, including, without limitation, Landlord, which occasioned the obligation of Landlord to construct said additional parking. In the event of any such increase in floor area, Tenant’s Minimum Annual Rental and Tenant’s pro rata share of real property taxes, assessments and charges under Article 61(g) shall be similarly adjusted to reflect the increase in floor area.

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(d)  Gross Income Tax. Tenant shall also pay to Landlord as additional rental, together with each payment of rental, additional rental and other charges payable by Tenant hereunder which are or may hereafter become subject to the State of Hawaii general excise tax on gross income, as the same may be amended, and all other similar taxes imposed upon Landlord with respect to said rental or other payments in the nature of a gross receipts tax, sales tax, privilege tax or the like, excluding federal or state net income taxes, whether imposed by the United States, State of Hawaii or City and County of Honolulu, an amount (presently 4.712% of each such payment) which when added to such rental or other payment shall yield to Landlord after deduction of all such tax payable by Landlord with respect to such payment a net amount which Landlord would have realized from such payment had no such tax been imposed. It is the intent of this provision and of the other provisions of this Lease to insure that all amounts provided hereunder to be paid to Landlord by Tenant will be received by Landlord without diminution by any tax, assessment, charge or levy of any nature whatever, except any net income taxes, and the terms and conditions of this Lease shall be liberally construed to effect such purpose.

(e)  Condemnation of Parking Areas. In the event of the condemnation of all or any portion of the parking areas of the Shopping Center or of the Joint Use Areas, Landlord shall not be required to replace or restore the lost parking if such restoration is not, in the sole discretion of Landlord, advisable or economically feasible. Landlord shall not, in any event, be required to expend more in the replacement or restoration of parking than it received as condemnation proceeds on account of the taking of such parking areas.

(f)  Joint Use Areas. The term “Joint Use Areas,” as defined in Article 17(a) and as used in this Lease, shall be deemed to include (i) those portions of the Shopping Center and nearby or adjacent lands and improvements thereon such as the parking areas in Building “P” and the lands upon which Buildings “N” and “P” are located, which may be owned by an affiliate or related entity of Landlord or by third parties, and (ii) the vehicular and pedestrian connections between the Shopping Center and such nearby or adjacent lands and improvements; all as may be and to the extent designated by Landlord for the non-exclusive use of Tenant in common with other users authorized by Landlord.

(g)  Real Property Taxes and Assessments. The provisions of this subsection (g) of this Article 61 shall be applicable in lieu of the provisions of Article 7 of the Lease.

(1)  Tenant’s Pro Rata Share. Tenant shall pay to Landlord Tenant’s pro rata share (as determined by subsection (2) herein) of all real property taxes which are levied or assessed by any lawful authority against the Shopping Center, the Joint Use Areas, and Buildings “N” and “P” (including the land beneath the Shopping Center, the Joint Use Areas, and Buildings “N” and “P”, all improvements thereon, and all Joint Use Areas thereof) during the Lease term, and of all assessments or charges made under any betterment or improvement law or otherwise which may be legally imposed upon the Shopping Center, the Joint Use Areas, and Buildings “N” and “P”, (including the land beneath the Shopping Center, the Joint Use Areas, and Buildings “N” and “P”, all improvements thereon, and all Joint Use Areas thereof) or any part thereof, or against Landlord or Tenant, or for which the Landlord or its related entities or affiliates or Tenant are now or may during the Lease term become liable. Should the United States Government, the State of Hawaii or any political subdivision thereof impose any new or increased taxes, assessments, charges, levies or fees in connection with the ownership, leasing, occupancy or operation of the Shopping Center, the Joint Use Areas, or Buildings “N” or “P”, which are in lieu of or imposed or increased as a result of any changes in the structure of the current real property tax system or for the purpose of funding special assessment districts theretofore funded by real property taxes, all such new or increased taxes, assessments, charges, levies or fees shall be deemed real property taxes in which Tenant must share as provided in this Article 61(g).

On the Rental Commencement Date, Tenant shall pay Landlord an amount estimated by Landlord to equal Tenant’s pro rata share of the real property taxes and assessments due for the semi-annual calendar period in which the Rental Commencement Date occurs, prorated based on the number of days remaining from and after the Rental Commencement Date through and including the last day of such semi-annual period ending on either June 30 or December 31, as the case may be. In addition, for each month or portion thereof from and after the Rental Commencement Date through and including the last month of the semi-annual calendar period in which the Rental Commencement Date occurs, Tenant shall pay Landlord in equal monthly installments in advance an amount estimated by Landlord to equal Tenant’s pro rata share of the real property taxes and assessments due for the next succeeding semi-annual calendar period commencing after the Rental Commencement Date. Thereafter, Tenant’s pro rata share of the real property taxes and assessments for each succeeding semi-annual calendar period shall be paid in monthly installments in advance in an amount estimated by Landlord for the next succeeding semi-annual calendar period. For example, if the Rental Commencement Date occurs on March 1st and Tenant’s pro rata share of real property taxes and assessments due for the six-month periods ending on June 30th, December 31st and June 30th, respectively, next following the Rental Commencement Date are estimated by Landlord to be $1,800, $2,400 and $2,400, respectively, Tenant shall pay Landlord (a) $1,200 on the Rental Commencement Date for the period from the Rental Commencement Date through June 30th immediately following the Rental Commencement Date, (b) $600 on the Rental Commencement Date and on April 1, May 1 and June 1 thereafter for the taxes due for the semi-annual period beginning on July 1st next following the Rental Commencement Date, and (c) $400 on the first day of July and on the first day of each month thereafter through and including the first day December for the taxes due for the semi-annual period beginning on the next January 1st. Following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual amount of Tenant’s pro rata share of such real property taxes and assessments for such period. In the event that Tenant’s initial payments or the total of Tenant’s monthly installments thereafter for any calendar year does not equal Tenant’s pro rata share as shown on such statement, then Tenant shall, within thirty (30) days of receipt of such statement, pay Landlord any deficiency, or Landlord, upon receipt of such annual statement, shall issue to Tenant a credit invoice for such excess, as the case may be. In case of late payment by Tenant of any taxes payable hereunder, Tenant shall be liable for any late payment penalties or interest imposed by any governmental agencies, or if the amount of such taxes is advanced by Landlord, Tenant shall pay Landlord on demand, the amount so advanced plus interest thereon at the rate provided in Article 4 of this Lease. While Landlord will endeavor to provide such annual statement to Tenant within one hundred eighty (180) days after the end of each calendar year, Tenant’s liability for any deficiency and Landlord’s obligation to provide Tenant a credit invoice for any excess shall not be affected by the issuance of such statement after such 180-day period.

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All such real property taxes, assessments and charges shall be adjusted and prorated so that the Landlord shall pay its pro rata share for the period prior to the Rental Commencement Date and for the period subsequent to the Expiration Date and the Tenant shall pay its pro rata share for the Lease term.

(2)  Basis for Determination. Tenant’s pro rata share of the real property taxes, assessments and charges made under any betterment or improvement law or otherwise described in subsection (1) above shall be computed by multiplying the total thereof by a fraction, the numerator of which is the square footage of the Leased Premises, and the denominator of which shall be the total number of square feet of leased and occupied floor area in the Shopping Center excluding (a) the floor area of any anchor, variety and specialty and outparcel tenants in the Shopping Center (all as defined in this Lease) (the “Excluded Tenants”), (b) the floor area of the Makai Restaurant Building of the Shopping Center as it is designated by Landlord from time to time, (c) the floor area of any remote storage (i.e. storage leased to a tenant of the Shopping Center that is not contiguous to the retail area leased to such tenant), (d) the floor area of Building “N”, and (e) the retail floor area of Building “P”, all as determined by Landlord from time to time. The leased and occupied floor area in the Shopping Center for the whole of any calendar year or portion thereof shall be the average of the leased and occupied floor area in effect on the first day in each calendar month in such year excluding in each case the floor areas specified in (a), (b), (c), (d) and (e) hereinabove (the “Excluded Floor Areas”). Changes in any particular floor area occurring during any calendar month shall be effective on the first day of the next succeeding calendar month. Notwithstanding the foregoing, however, all amounts paid to Landlord by tenants occupying the Excluded Floor Areas for real property taxes and any assessments or charges made under any betterment or improvement law shall be deducted from the total charges for real property taxes and any assessments or charges made under any betterment or improvement law in such year before computing Tenant’s pro rata share of the charges for real property taxes and any assessments or charges made under any betterment or improvement law for such year. It is expressly understood and agreed that, for all purposes hereunder, Landlord’s determinations and calculations as to the floor area of the Leased Premises, the leased and occupied floor area in the Shopping Center, the floor area of Excluded Tenants, the floor area of the Makai Restaurant Building, the floor area of any remote storage, the floor area of Building “N”, and the retail floor area of Building “P”, shall be conclusive and binding. The tax assessor’s valuations and assessments and the betterment or improvement law or other assessments or charges shall be the basis for determining the pro rata share of real property taxes and the assessments or charges made under any betterment or improvement law or otherwise, respectively, payable by the Tenant. Furthermore, Landlord may elect, in its sole discretion, to have any portion of the Shopping Center separately assessed or charged by the tax assessor or by the betterment or improvement law or otherwise and, in such event, the floor area contained in any such portion of the Shopping Center that is separately assessed shall not be included in the denominator set forth above and the amount of real property taxes, assessments and charges made under any betterment or improvement law or otherwise for any such portion of the Shopping Center that is separately assessed in each calendar year shall not be included in the total amounts of the same in such year before computing Tenant’s pro rata share of the same.

The term “floor area” for all purposes of this Lease means separately, with respect to each building in the Shopping Center and the Leased Premises, the actual number of square feet of rentable floor space within the exterior faces of the exterior walls (except party walls as to which the center line thereof instead of the exterior face thereof shall be used) of all floors, including mezzanines, showcases and entrances within the exterior limits of each of said buildings and the Leased Premises, but there shall not be included space on the roofs or penthouses or other structures on roofs nor any space between the mall level ceiling and the roof, with the exception of those premises leased on the Third and Fourth Levels of Buildings “H” and “J” and on the Third Level of Buildings “B,” “C,” “D,” “E,”, “F,” “H,” “J” and “L.” No deduction or exclusion shall be made from floor area by reason of columns, stairs, elevators, escalators or other interior construction or equipment.

(3)  Right to Contest. Landlord may contest by appropriate proceedings the amount or validity of any assessment upon the Shopping Center, the Joint Use Areas, or Buildings “N” and “P”, including the land beneath the Shopping Center, the Joint Use Areas, and Buildings “N” and “P”, any improvements thereon and all common areas thereof, for real property tax and assessment purposes or the amount or validity of any assessment or charge made under any betterment or improvement law or otherwise applicable to the Leased Premises, the Shopping Center, the Joint Use Areas, or Buildings “N” and “P”, including said land, improvements and Joint Use Areas. In the event Landlord shall contest such real property tax assessments or such assessments or charges made under any betterment or improvement law or otherwise, Tenant shall, upon demand, pay to Landlord a pro rata share of all legal and other expenses incurred by Landlord in contesting the same as determined under subsection (2) hereinabove.

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(4)  Other Taxes. Any conveyance tax imposed pursuant to Chapter 247, Hawaii Revised Statutes, and any rules and regulations promulgated thereto, shall be payable by the Tenant. Landlord shall advise Tenant of the amount of said tax and said tax shall be due and payable at the time of execution of this Lease. Further, Tenant shall be responsible for and shall pay before delinquency all municipal, state or county taxes assessed during the term of this Lease against it by reason of the conduct of its business in the Leased Premises or with respect to personal property of any kind, owned by or placed in, upon or about the Leased Premises by and/or at the expense of Tenant.

(h)  Lien Subordination. Each contractor, subcontractor and materialman providing labor, materials, services or equipment in connection with construction in the Leased Premises shall, at Landlord’s request, subordinate its lien rights, including, without limiting the generality of the foregoing, mechanics’ and materialmen’s lien rights under Chapter 507 of the Hawaii Revised Statutes, on account of such labor, materials, services or equipment, to the lien of any mortgage encumbering the Shopping Center or the Joint Use Areas. Each such contractor, subcontractor and materialman shall execute and deliver such documents as Landlord and its mortgagee shall require to effectuate such subordination.

(i)  Notice of Completion. Upon substantial completion of any construction at the Leased Premises, Tenant shall file a “Notice of Completion” in the Office of the Clerk of the Circuit Court of the First Circuit, State of Hawaii, and shall provide two (2) certified “filed” stamped copies thereof to Landlord.

(j)  Advertising and Joint Promotion. The following items of Operating Expenses are deleted from Article 17(c) of the Lease: “…direct or indirect costs of advertising, marketing and promotion of the Shopping Center as set forth in Article 37, including the cost of marketing and customer service personnel…”

The provisions of this subsection (j) of this Article 61 shall be applicable in lieu of the provisions of Article 37 of the Lease.

~~(1)  Membership in Merchants Association. Tenant will maintain a membership in the advertising and promotional association for the Shopping Center (presently known and hereinafter referred to as the “Merchants Association”), and will actively participate in any reasonable joint planning, joint promotion or joint advertising which the said Merchants Association may undertake. The term “actively participate” shall mean cooperation with the advertising and promotional activities of the Merchants Association as, for example, by advertising in the Shopping Center special sections to an extent commensurate with the relative size of the Tenant’s store, and participation in seasonal and monthly Shopping Center promotions sponsored by the Merchants Association.~~

~~(2) Dues. During the term hereof, Tenant shall pay monthly dues, special annual assessments and special assessments to the Merchants Association as set forth in the Bylaws thereof to be used by the Merchants Association for the promotion and advertising of the Shopping Center. The amount of said monthly dues has been determined based on the square footage of the Leased Premises in relation to the total gross leasable area of the Shopping Center, plus a specified annual amount per tenant which shall be the same for all tenants. At the time of execution of this Lease the annual amount of such dues is the sum of $947.00 plus $0.23 per square foot of the Lease Premises. Said dues and assessments may be increased to such amount as shall be approved from time to time by Landlord or by a majority vote of the members of the Association to cover increases in the quantity, quality or cost of promotion and advertising of the Shopping Center. The Merchants Association may be disbanded by the Landlord or by a majority vote of the members of the Association. In the event the Merchants Association is disbanded, Tenant agrees to pay Landlord, in lieu of dues and assessments to the Merchants Association, a promotional charge determined by Landlord from time to time in Landlord’s sole discretion to be utilized by Landlord for the advertising, promotion, public relations and administrative expenses of the Shopping Center. Within one hundred twenty (120) days after the end of each calendar year, Landlord shall furnish Tenant with a statement showing Landlord’s use and application of the promotional charge for such period.~~

~~(3) Advertising Requirements.~~

~~(A)  Tenant shall spend each calendar year not less than one percent (1%) of its Net Sales for such year in advertising its business in the Leased Premises in the Ala Moana Center section of any Hawaii-published newspaper designated in writing by Landlord or other advertising media designated in writing by Landlord for the promotion of the Shopping Center. In order to qualify towards the fulfillment of this requirement, the location “Ala Moana Center” must be specifically stated within the advertising copy. Any amounts in excess of one percent (1%) of Tenant’s Net Sales spent by the Tenant in advertising in the aforementioned designated media shall be credited against the expenditures required pursuant to the general advertising requirement set forth hereinbelow in subparagraph (B).~~

~~(B) Tenant shall also spend each calendar year not less than one-half of one percent (1/2%) of its Net Sales for such year in advertising its business in the Leased Premises in newspapers of general circulation, radio or television, for which Landlord’s approval shall not be required, or other advertising media, which shall have been first approved by Landlord in writing. In order to qualify towards the fulfillment of this requirement, the location “Ala Moana Center” must be specifically stated within the advertising copy.~~

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~~(C) Annually Tenant shall furnish to Landlord, together with the annual statement of Net Sales furnished pursuant to Article 6, a statement duly verified by an independent Certified Public Accountant showing the amounts spent by Tenant pursuant to the requirements of subparagraphs (A) and (B) hereinabove on advertising its business in the Leased Premises for the preceding calendar year. In the event it shall appear from such statement or from an audit of such statement that Tenant has expended for such advertising less than one and one-half percent (1-1/2%) of the Net Sales, Tenant shall pay the difference between the amount actually expended for such advertising and one and one-half percent (1-1/2%) of such Net Sales to Landlord within thirty (30) days after submission of the annual statement to be furnished pursuant to Article 6 or within thirty (30) days after the audit of such statement in the event an audit is made pursuant to Article 6.~~

(D) ~~In addition to the expenditure requirements set forth in subparagraphs (A) and (B) hereinabove,~~ Tenant shall contribute each month, until the termination of this Lease, to a Marketing Fund for the promotion of the Shopping Center, said fund to be maintained by the Landlord for the advertising and promotion of the Shopping Center at the discretion and the times determined by the Landlord. Tenant’s monthly contribution to the fund shall be equal ~~to one-half of one percent (1/2%)~~ one percent (1%) of Tenant’s Net Sales for that calendar month and shall be paid by Tenant to Landlord on or before the tenth (10th) day of the next succeeding month (including the tenth (10th) day of the month following the end of the term of the Lease), not to exceed $12,000.00 per calendar year.

~~(4) Advertising Allocation. In the event Tenant shall operate more than one store in the State of Hawaii and shall advertise other Hawaii stores in addition to that located in the Leased Premises, the amount spent by Tenant on advertising its store in the Leased Premises, for the purposes of this Article 61(i), shall be determined by apportioning Tenant’s advertising in the State of Hawaii between its business in the Leased Premises and Tenant’s other stores included in the aforementioned advertising in the same proportion that the Net Sales in the Shopping Center store bears to the total volume of Net Sales of all Tenant’s stores in the State of Hawaii, including the Leased Premises, which are the subject of the aforementioned advertising. The statement furnished under subsection (C) of this Article 61(i) shall include the necessary data to establish this ratio.~~

(k) Cross Default. If Tenant or any business, enterprise or undertaking beneficially owned in whole or in part, directly or indirectly, by Tenant, shall be a lessee, tenant or licensee of any other premises owned or operated by Landlord, Landlord’s affiliates, or any business, enterprise or undertaking beneficially owned in whole or in part, directly or indirectly, by Landlord or Landlord’s affiliates under any lease, license, concession, or any other agreement or arrangement, or shall in any fashion or in any of such locations stand in a landlord/tenant or similar relation with Landlord, Landlord’s affiliates or any business, enterprise or undertaking beneficially owned in whole or in part, directly or indirectly, by Landlord or Landlord’s affiliates, then any default by Tenant or any business, enterprise or undertaking beneficially owned in whole or in part, directly or indirectly, by Tenant, with respect to any such tenancy, agreement or arrangement shall be deemed to be a default by Tenant under this Lease, and shall give to Landlord all rights and remedies provided herein with respect to a default under this Lease; and any default with respect to this Lease shall be deemed to be a default by Tenant or any business, enterprise or undertaking beneficially owned in whole or in part, directly or indirectly, by Tenant, under any and all such other tenancies, agreements or arrangements and shall give to Landlord, Landlord’s affiliates or any business, enterprise or undertaking beneficially owned in whole or in part, directly or indirectly, by Landlord or Landlord’s affiliates, as the case may be, all rights and remedies fr default as provided under such other tenancies, agreements or arrangements.

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(l)  Refund of Test Purchases. In the event the Landlord employs “shoppers” to ascertain if Tenant’s employees are correctly recording sales, Tenant, upon request by Landlord, will take back merchandise purchased by Landlord’s “shoppers” and refund to Landlord the retail price paid for the same. All such refunds shall be deducted from gross sales for the purpose of computing percentage rental. Landlord shall have the right, upon five (5) days written notice, to terminate this Lease if Tenant fails any shopping test conducted by Landlord on more than three (3) separate occasions during any twenty-four (24) consecutive month period.

(m) Tenant shall engage the services of such bondable, licensed contractors who will work in harmony with Landlord’s contractors and the contractors employed by the other tenants so that there shall be no labor disputes which would interfere with the operation, construction and completion of the Shopping Center or with any work being carried out therein. Tenant shall seek three (3) responsive bids from general contractors that utilize union labor.

(n) The Tenant and contractor shall strictly conform to all federal, state and county worker safety, insurance, and wage laws, including without limitation the requirements of the Hawaii Department of Labor and Industrial Relations (collectively, “worker safety and benefit laws”). The general contractor shall take full responsibility, for his/her subcontractors and material suppliers, for compliance with all worker safety and benefit laws.

(o) At the sole discretion of Landlord, any violation of any worker safety and benefit law shall be subject to immediate shutdown of all work, and the suspension or permanent exclusion of Tenant’s contractor and/or subcontractors from working at the Shopping Center.

(p) Work performed by Tenant or Tenant’s contractor shall be performed so as to avoid a labor dispute. If there is a labor dispute, Tenant shall immediately undertake whatever action may be necessary to eliminate the dispute including, but not limited to, (i) removing all disputants from the job site until the labor dispute is over, (ii) seeking an injunction in the event of a breach of contract action between Tenant and Tenant’s contractor and (iii) filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute. If, during the period of initial construction of the Leased Premises, any of Tenant’s employees, agents or contractors strike, or if picket lines or boycotts or other visible activities objectionable to Landlord are conducted or carried out against Tenant or its employees, agents or contractors, Tenant shall immediately close the Leased Premises and remove all employees until the dispute giving rise to the strike, picket line, boycott or objectionable activity has been settled to Landlord’s satisfaction. Additionally, the Shopping Center will provide Tenant with a list of contractors who have successfully performed work at the Shopping Center without causing labor disputes and worked in harmony with Landlord’s contractors and other contractors at the Shopping Center. (Landlord makes no warranty or representation regarding the quality, timeliness or other aspects of the work performed by contractors on the list, and it shall be Tenant’s responsibility to investigate the same.)

(q) Tenant agrees that it will not, at any time prior to or during this Lease, including the period of the performance of Tenant’s Work, either directly or indirectly employ or permit the employment of any contractor, or use any materials in the Leased Premises, if the use of the contractor or the materials would, in Landlord’s sole opinion, violate the Landlord’s standards, the provisions of this Lease, or the rules and regulations of the Shopping Center, or create a difficulty, strike or jurisdictional dispute with other contractors engaged by Tenant or Landlord or others, or would in any way disturb the construction, maintenance or operation of the Shopping Center. If any interference or conflict occurs, Tenant, upon demand by Landlord, shall cause all materials, or all contractors, his equipment, his employees, and/or his agents, causing the interference, difficulty or conflict, to leave or be removed from the Shopping Center immediately.

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Landlord and Tenant intend to have the option for either party or both parties, to enter into this Lease with electronic signatures or with signatures signed, scanned to Portable Document Format (“PDF”) and delivered via email and, if so, each party hereby consents to the other party entering into this Lease with electronic signatures or with signatures signed, scanned to PDF and delivered via email. Landlord and Tenant hereby agree that the electronic signature of Landlord and/or Tenant to this Lease or with signatures signed, scanned to PDF and delivered via email shall be as valid as an original handwritten signature of such party to this Lease and shall be effective to bind such party to this Lease. Landlord and Tenant agree that this Lease, as signed by Landlord and Tenant, with electronic signatures or with signatures signed, scanned to PDF and delivered via email (being optional for either or both parties), shall be deemed (i) to be “written” or “in writing,” (ii) to the extent either party signs electronically or with signatures signed, scanned to PDF and delivered via email, shall have been signed by Landlord and Tenant to the same extent as if signed by Landlord and Tenant with original handwritten signatures, and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files, even though containing one or more electronic signatures or with signatures signed, scanned to PDF and delivered via email. Such paper copies or “printouts” of this Lease as signed with electronic signatures or with signatures signed, scanned to PDF and delivered via email, if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between Landlord and Tenant to the same extent and under the same conditions as other original business records containing original handwritten signatures and created and maintained in documentary form. Neither Landlord nor Tenant shall contest the admissibility of true and accurate copies of this Lease as signed by the Landlord and Tenant with electronic signatures or with signatures signed, scanned to PDF and delivered via email on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes hereof, “electronic signature” means an electronic symbol or process attached to or logically associated with a contract or other record intended to serve as a manual signature.

The exhibits are incorporated by reference into this Lease.

If Tenant is a CORPORATION, the authorized signatory shall sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and attested by the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors provides otherwise. In that case, the bylaws or a certified copy of the resolution shall be attached to this Lease. The appropriate corporate seal must be affixed to the Lease.

TENANT:

IMPOSSIBLE KICKS HOLDING CO. INC., a Delaware corporation

dba “Impossible Kicks”

By:	/s/ Rod Granero
Authorized Signatory

LANDLORD:

GGP ALA MOANA L.L.C., a Delaware limited liability company

By:	/s/ Kristen Pate
Authorized Signatory

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EXHIBIT “C”

GENERAL REQUIREMENTS

ALA MOANA CENTER

As used in this Exhibit C, (i) the term “Premises” shall mean the Leased Premises as described in the Lease; (ii) “Tenant Construction” shall mean Tenant’s Work as defined in the Lease; and (iii) “EWA Expansion” shall mean the Expansion area shown on Exhibit A of the Lease.

I. PREPARATION OF DRAWINGS

A. Tenant shall prepare at its sole cost and expense, Design Drawings, Working Drawings, Shop Drawings, Specifications and Calculations as required in Exhibit C. All architectural, structural, mechanical and electrical drawings shall be prepared and stamped by an engineer or architect licensed to do business in Hawaii, and approved without obligation by the Landlord.

B. Tenant shall secure Landlord’s WRITTEN approval of all Design Drawings, Working Drawings, Shop Drawings, Specifications, and Calculations as required in Exhibit C.

II. PREPARATION FOR CONSTRUCTION

A. Materials and Warranties. Tenant shall use only new, first class materials in completion of Tenant’s work. All work and equipment shall be warranted for a minimum of one (1) year from Date of Substantial Completion.

B. Tenant Contractors.

1. All contractors engaged by Tenant shall be bondable, licensed in the State of Hawaii, possess good labor relations, and be capable of performing quality work. The use of unlicensed contractors/subcontractors is strictly prohibited.

2. Tenant’s contractor/subcontractors must be approved by Landlord and must meet the minimum insurance and bond requirements listed in Exhibit C. If Tenant does not need to pull permits, performance bonds are not needed.

3. It is understood and agreed that Tenant’s contractor shall perform said work in a manner and at times which cause the least practical interference with the customers and other tenants of the Center. Any delays in the completion of the Premises or the commencement of the lease term and any damage to any work caused by Tenant’s contractor shall be at the sole cost and expense of the Tenant.

4. Tenant’s contractors shall work in harmony with Landlord’s and other contractors on the job and observe the established rules and regulations appropriate for ethical and safe conduct on the site.

5. Tenant shall engage the services of such bondable, licensed contractors who will work in harmony with Landlord’s contractors and the contractors employed by the other tenants so that there shall be no labor disputes which would interfere with the operation, construction and completion of the Shopping Center or with any work being carried out therein. Tenant shall seek three (3) responsive bids from general contractors that utilize union labor.

6. The Tenant and contractor shall strictly conform to all federal, state and county worker safety, insurance, and wage laws, including without limitation the requirements of the Hawaii Department of Labor and Industrial Relations (collectively, “worker safety and benefit laws”). The general contractor shall take full responsibility, for his/her subcontractors and material suppliers, for compliance with all worker safety and benefit laws.

7. At the sole discretion of Landlord, any violation of any worker safety and benefit law shall be subject to immediate shutdown of all work, and the suspension or permanent exclusion of Tenant’s contractor and/or subcontractors from working at the Shopping Center.

8. Work performed by Tenant or Tenant’s contractor shall be performed so as to avoid a labor dispute. If there is a labor dispute, Tenant shall immediately undertake whatever action may be necessary to eliminate the dispute including, but not limited to, (i) removing all disputants from the job site until the labor dispute is over, (ii) seeking an injunction in the event of a breach of contract action between Tenant and Tenant’s contractor and (iii) filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute. If, during the period of initial construction of the Leased Premises, any of Tenant’s employees, agents or contractors strike, or if picket lines or boycotts or other visible activities objectionable to Landlord are conducted or carried out against Tenant or its employees, agents or contractors, Tenant shall immediately close the Leased Premises and remove all employees until the dispute giving rise to the strike, picket line, boycott or objectionable activity has been settled to Landlord’s satisfaction. Additionally, the Shopping Center will provide Tenant with a list of contractors who have successfully performed work at the Shopping Center without causing labor disputes and worked in harmony with Landlord’s contractors and other contractors at the Shopping Center. (Landlord makes no warranty or representation regarding the quality, timeliness or other aspects of the work performed by contractors on the list, and it shall be Tenant’s responsibility to investigate the same.)

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9. Tenant agrees that it will not, at any time prior to or during this Lease, including the period of the performance of Tenant’s Work, either directly or indirectly employ or permit the employment of any contractor, or use any materials in the Leased Premises, if the use of the contractor or the materials would, in Landlord’s sole opinion, violate the Landlord’s standards, the provisions of this Lease, or the rules and regulations of the Shopping Center, or create a difficulty, strike or jurisdictional dispute with other contractors engaged by Tenant or Landlord or others, or would in any way disturb the construction, maintenance or operation of the Shopping Center. If any interference or conflict occurs, Tenant, upon demand by Landlord, shall cause all materials, or all contractors, his equipment, his employees, and/or his agents, causing the interference, difficulty or conflict, to leave or be removed from the Shopping Center immediately.

C. Permits, Licenses, Codes. Construction shall comply in all respects with applicable federal, state, and city and county statutes, ordinances, regulations, laws, and codes. Such regulatory compliance shall include all Americans With Disability Act of 1990 (ADA) requirements. Compliance shall include, but not be limited to, the design, construction and/or alteration of the Premises. Upon completion of the work, Tenant or Tenant’s architect shall deliver to Landlord a letter, satisfactory to Landlord, certifying that the Premises have been designed and constructed in accordance and compliance with the ADA. All required building and other permits in connection with the construction and completion of the Premises shall be obtained and paid for by Tenant.

D. Modifications to Existing Facilities. Any modification to Landlord’s existing facilities or building must receive the WRITTEN approval of the Landlord. Landlord shall have the right to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any of Tenant’s work which Landlord determines it should perform, including without limitation, work which pertains to structural components and the general utility systems for the Center.

E. Barricade. During the renovation and remodeling of Tenant’s Premises, a barricade shall be constructed fronting the Premises for safety and security. In cases where there is no rear door to the barricaded premises, a minimum 3’-0”x7’-0” access door will be provided in the barricade. Such barricade shall be constructed by Tenant at Tenant’s expense, unless specified otherwise by Landlord in writing. Tenant shall provide a camera- ready hard copy or electronic file of their store logo for Landlord’s prior approval for use on the barricade. In the event Tenant fails to erect the barricade as provided herein, Tenant agrees to reimburse Landlord for Landlord’s actual cost to erect the barricade and to install Landlord’s standard graphics and Tenant’s logo on the barricade.

The barricade shall be constructed of 3-5/8”, 20 gauge metal studs @ 16” on center with 5/8” sheetrock (gypsum board), taped, mudded, and painted with two coats paint (color provided by Landlord), and a continuous 6” high black vinyl base. Barricade shall extend no more than three (3) feet beyond the lease line of the store. For exterior barricades, MDO or AC grade plywood shall be used in place of the 5/8” gypsum board.

Tenant’s contractor shall be responsible for maintaining the barricade, including graphics, from the date Tenant erects the barricade through the date Tenant opens for business at the Premises. Tenant’s contractor may not cut access panels in the barricade without WRITTEN approval from the Landlord. Access through the barricade will be strictly monitored. Deliveries of construction material and equipment, and disposal of construction and/or demolition debris shall only be made before or after the Center’s hours of operation, upon minimum two (2) days advance notice to the Landlord.

Tenant’s contractor shall be responsible for the removal and disposal of the storefront barricade. Screws to secure barricade framing, screwed into the grout joints of ceramic tiled surfaces, shall be completely removed, re- waterproofed, and re-grouted after removal of the barricade. Tenant’s contractor shall contact Ala Moana Center’s Project Manager for waterproofing requirements. Tenant’s contractor must receive WRITTEN permission to remove barricade.

F. Project Management Coordination.

1. Landlord’s Tenant Coordinator is the official coordinator of Tenant’s scheduling of work, utility support, security notification, utility outages, fire system tie-in work, arrangement for acceptance inspection, and any questions related to the Landlord’s requirement. Only in emergency situations and after mall operating hours should the Center Security Dispatcher be contacted by either the Tenant or its contractor(s).

2. Prior to the commencement of any work, Tenant shall provide Landlord a written appointment of Tenant’s designated project coordinator and an alternate project coordinator, which appointment shall include the respective names, pager and telephone number of such coordinators. Either individual shall be available 24 hours a day, seven days a week to respond to Tenant’s active contract work at the Center. Appointed individuals shall be authorized in writing to represent and act on behalf of the Tenant. Also, Tenant shall be responsible for advising the Landlord’s Tenant Coordinator in writing of any changes in personnel before such change is implemented.

3. Access to other tenant spaces as required for completion of Tenant’s construction shall be coordinated through Landlord’s Tenant Coordinator. Tenant/Tenant’s Contractor shall not, under any circumstances, communicate directly with other tenants without Landlord’s knowledge or approval.

G. Compliance. Tenant shall also assure that its contractor(s) and subcontractor(s) comply with all applicable work schedules and other performance restrictions noted in the Ala Moana Center Tenant Criteria Manual and the Lease.

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III. PROCEDURES FOR CONSTRUCTION OF PREMISES

A. Commencement of Tenant Construction. Tenant shall commence construction of its work promptly on the Beginning Work Date, and shall complete the same on or before the date required under the Lease.

B. Contractor Approval Process. Tenant’s contractor(s) must be approved by Landlord. Tenant shall submit to the Landlord, at least seven (7) days prior to the commencement of construction, the items listed below. Upon receipt and approval of the submittal, Landlord shall issue a letter giving Tenant’s contractor permission to commence with demolition and/or construction.

1. A list of every contractor and subcontractor involved in any manner with Tenant’s construction, listing their legal names, license numbers, addresses and phone numbers.

2. The construction cost breakdown and total costs for the completion of the general, plumbing, fire protection, mechanical, and electrical construction work.

3. A construction schedule including the actual commencement date of construction and the estimated completion dates of the construction work, stocking work and projected opening date.

4. Evidence of insurance as called for herein below. Tenant’s contractors will not be permitted to commence any work until all required insurance has been obtained and certificates have been received by Landlord.

5. Tenant Contractor’s 100% Performance and Labor and Material Payment Bonds naming Landlord and such third parties as Landlord may direct as obligees.

6. A copy of the Building Permit for all of Tenant’s work within the Premises, and other evidence, as called for in the Lease, that all other governmental permits and licenses have been obtained. Original Building Permit shall be properly displayed at the job site, and a copy given to Landlord’s Tenant Construction Coordinator.

7. Construction deposit as required in Section III.F below.

C. Insurance and Indemnity. Tenant shall secure, pay for and maintain or cause its contractors to secure, pay for and maintain during construction on the Premises, the following insurance in the following amounts, which shall be endorsed on all policies to include Landlord and Landlord’s Affiliates as additional insured parties, and which shall provide in all policies that Landlord shall be given thirty (30) days prior notice of any alteration or termination of coverage:

1. Workmen’s Compensation, as required by state law, and including Employer’s Liability insurance, with a limit of not less than $100,000, and any insurance required by any employee benefit acts or other statutes applicable where the work is to be performed as will protect the contractor and subcontractors from any and all liability under the aforementioned laws.

2. Commercial General Liability Insurance (including coverage for liability caused by the fault of Tenant, products-completed operations liability, contractual liability, personal and advertising injuries and coverage for the contractual liability assumed by Tenant under this Lease) in an amount not less than $1,000,000 for any one occurrence whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with an aggregate limit of $3,000,000. Medical payments shall be provided with limits of not less than $1,000 per person and $10,000 per occurrence. Such insurance shall provide for explosion, collapse and underground coverage. Such insurance shall insure Tenant’s general contractor against any and all claims for bodily injury, including death resulting therefrom and damage to or destruction of property, including damage or destruction from fire and related perils of any kind whatsoever and to whomever belonging and arising from his operations under the Contract and whether such operations are performed by Tenant’s general contractor, subcontractor, or any of their subcontractors, or by anyone directly or indirectly employed by any of them.

3. Comprehensive Automobile Accident Liability Insurance, including the ownership, maintenance and operation of the automotive equipment, owned, hired and non-owned in the following amounts:

a.	Bodily Injury, each person	$1,000,000
b.	Bodily Injury, each occurrence	$3,000,000
c.	Property Damage Liability	$1,000,000

Such insurance shall insure the general contractor and/or subcontractors against any and all claims for bodily injury, including death resulting therefrom and damage to the property of others caused by accident and arising from his operations under the Contract whether such operations are performed by the general contractor, subcontractors or any of their subcontractors or by anyone directly or indirectly employed by any of them.

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4. Tenant’s Protective Liability Insurance: Tenant shall provide Owner’s Protective Liability Insurance as will insure Tenant against any and all liability to third parties for damages because of bodily injury (or death arising therefrom) and property damage liability of others or a combination thereof which may arise from work in connection with the Premises, and any other liability for damages which the general contractor and/or subcontractors are required to insure under any provisions herein. Said insurance shall be provided in minimum amounts as follows:

a.	Bodily Injury, each person	$1,000,000
b.	Bodily Injury, each occurrence	$3,000,000
c.	Property Damage, each occurrence	$1,000,000
d.	Property Damage, aggregate	$3,000.000

5. Tenant’s Builders’ Risk Insurance — Completed Value Builders’ Risk Material Damage Insurance Coverage: Tenant shall provide an “All Physical Loss” Builders’ Risk Insurance policy on the work to be performed for Tenant in the Premises as it relates to the building within which the Premises is located. The policy shall include as insureds, the Tenant, its contractor and subcontractors and the Landlord, as their interests may appear. The amount of insurance to be provided shall be 100% of the replacement cost of the work to be performed for Tenant.

6. Additional Insureds: All such insurance policies required under this Exhibit shall include Landlord, Landlord’s Affiliates and the Landlord’s mortgagee, if any, and any other persons or firms as designated by Landlord, as additional insureds, except Workmen’s Compensation Insurance which shall contain an endorsement waiving all rights of subrogation against Landlord, Landlord’s Affiliates and Landlord’s mortgagee. The Certificate of Insurance shall name as Additional Insureds: Landlord, and its direct and indirect parents and subsidiaries, any of their affiliated entities, successors and assigns and any current or future director, officer, employee, partner, member or agent of any of them. Certificates of Insurance shall provide that no reduction of the amounts or limits of liability or cancellation of such insurance coverage shall be undertaken without 30 days prior written notice to Landlord.

Indemnity: Notwithstanding such insurance as herein provided, Tenant shall and does hereby indemnify and hold Landlord and Landlord’s Affiliates harmless from and against any and all claims, demands, suits and causes of action for injury to persons or for death and for damages to property, including property of Landlord and Landlord’s Affiliates, arising out of or in any way connected with the construction and installation by Tenant of improvements required hereunder.

D. Pre-Bid Meeting. Tenant’s Architect or designated coordinator shall contact Landlord’s Tenant Construction Coordinator to schedule a specific time when all bidding contractors and sub-contractors will be allowed to visit and survey the jobsite. A minimum of 3-4 days notice shall be given to allow for coordination with the existing tenants. Once the pre-bid meeting is set and held, Tenant’s bidding contractors and sub-contractors shall not re-visit the site without Landlord approval. Only one pre-bid meeting will be allowed.

E. Pre-Construction Meeting. Tenant’s Contractor shall schedule a pre-construction meeting with Landlord’s Tenant Coordinator to be held at the job site. Tenant construction work is not permitted to commence prior to the pre-construction meeting.

F. Construction Deposit. Tenant shall cause its contractor to deposit with Landlord, without liability for interest, the sum of $5,000.00 prior to the start of construction. The deposit may be applied by Landlord toward any costs incurred by Landlord or Landlord’s contractor to repair any damage to the Center or Landlord’s property and to complete any part of Tenant’s work which Tenant fails to complete within the time periods required by the Lease. This remedy shall be in addition to and not in lieu of any other rights and remedies of Landlord. The balance of the deposit, if any, shall be returned to Tenant’s contractor after Tenant’s work has been inspected and accepted by Landlord and Tenant has satisfied all of the requirements of Sections IV.C and D below.

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IV. TENANT CONSTRUCTION

A. Working and As-Built Drawings. Tenant’s contractor shall maintain (in the Tenant’s Premises), at all times during the Tenant’s construction of the Premises, a set of Tenant Working Drawings bearing the City Fire Department, City Building Department, and Landlord’s insurance carrier’s approvals, stamped on each applicable drawing, and the Landlord’s insurance carrier’s accompanying letter, and a set of drawings bearing Landlord’s approval stamp. Tenant’s contractor will be responsible for complying with requirements shown on all sets of drawings listed.

All revisions must be approved by the approving authorities and ultimately reflected on the “As-Built” drawings prepared by the Tenant or its architectural design agent and certified for accuracy. Landlord’s written approval shall be obtained by Tenant prior to the undertaking of any construction work which deviates from the Working Drawings and Specifications approved by Landlord, or the undertaking of any modifications whatsoever to Landlord’s building and/or utilities and other work not explicitly shown on said Working Drawings and Specifications.

B. Landlord’s Inspection. The Premises may be inspected periodically by Landlord for compliance with Landlord’s requirements as set forth in this Lease and in accordance with Landlord approved Working Drawings. Any unauthorized construction or work not acceptable to Landlord or any governmental agency having jurisdiction over the work shall be corrected at Tenant’s sole expense.

C. Punchlist. Upon the completion of any work on the Premises, Landlord’s representative and Tenant’s contractor will meet, conduct a final inspection and prepare a “punchlist,” which will enumerate any areas of construction, fixturing or merchandising that are not in accordance with Tenant’s “Landlord Approved” drawings or Lease. A copy of the “punchlist” will be delivered to Tenant by Landlord. Tenant shall correct all deficiencies immediately upon identification if they pose a safety hazard. All other deficiencies shall be corrected within one (1) week unless approved otherwise in writing by Landlord.

D. Landlord’s Certificate of Acceptance. Upon the acceptance of Tenant’s construction, fixturing and punchlist work, Tenant or its agent will secure a Certificate of Acceptance of said Premises by Landlord. The securing of such a Certificate shall be contingent upon all of the following:

1. The satisfactory completion by Tenant of the work to be performed by Tenant under this Exhibit, including all “punchlist” items. Tenant shall give notification of such completion accompanied by the certification of Tenant’s architect that the work in place conforms in all respects to the Working Drawings and Specifications theretofore approved.

2. Submittal by Tenant to Landlord of a detailed breakdown of Tenant’s final and total construction costs, together with receipted evidence showing payment thereof satisfactory to Landlord, and accompanied by lien subordination agreements (as described in Section 61(h) of the Lease).

3. Submittal by Tenant to Landlord of warranties for not less than one (1) year against defects in workmanship, materials and equipment satisfactory to Landlord and extended warranties where applicable.

4. Within one (1) month after completion of construction of all Tenant’s work in the Premises, Tenant’s General Contractor on Tenant’s behalf will submit to Landlord’s on-site representative one (1) set of as-builts. Submission of as-built drawings shall be an electronic file in PDF format. As-builts shall accurately show dimensions of space, locate utilities, etc. As-built drawings shall have all official approval stamps of the applicable professional engineer(s), City Fire and Building Departments, and the Landlord’s insurance carrier fire systems review.

5. Tenant is required to submit a copy of the “Notice of Completion” that has been filed in the Office of the Clerk of the First Circuit Court, State of Hawaii, after construction completion, as more fully described in Section 61(i) of the Lease.

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6. Submission of one set of the tenant’s architectural-engineering design analysis and design computations related to structural, civil, electrical and mechanical construction performed under this Lease. Completion of all of the above submissions and compliance requirements within thirty (30) calendar days after performance of final acceptance inspection.

E. Temporary Power and Water. Where not available, Tenant shall coordinate with Hawaiian Electric Co. to obtain temporary construction power. Landlord shall provide temporary water source for construction at the closest available location. Tenant shall make any extensions from these points to its Premises. Tenant shall pay Landlord for each week or part of week that services are used by the Tenant.

F. Fire Extinguishers. Tenant shall maintain on its Premises, during construction period portable fire extinguishers of type and size required by the Fire Marshal. All combustible materials and debris must be disposed of daily. Landlord’s Tenant Coordinator must be notified of all welding, soldering, brazing and open flame cutting operation at least 48 hours before commencing such work. Tenant’s contractor will comply with NFPA-1 Chapter 34, Sec. 34-2 and NFPA-51B as such information relates to welding, soldering, brazing and open flame.

V. GENERAL REQUIREMENTS

A. Conflicts. Where conflict between building codes, utility regulations, statutes, ordinances or other regulatory requirements and Landlord’s requirements, as set forth herein exist, the more stringent shall govern.

B. Landlord Intrusion. Landlord, Tenant or any utility company authorized by Landlord, as the case may be, shall have the right, subject to Landlord’s written approval, to run utility lines, pipes, conduits or ductwork where necessary or desirable, through attic space, column space or other parts of Premises, and to repair, alter, replace or remove the same, all in a manner which does not interfere unnecessarily with Tenant’s use thereof.

C. Tenant’s Survey/Architectural and Engineering Services. Landlord or Landlord’s Affiliates are not obligated to perform any architectural/engineering field surveys at Tenant’s request. Tenant shall obtain contract services of a local architect to assist in surveys, field verification, permitting, and the like.

D. Tenant Criteria Manual. The requirements of the Ala Moana Center Tenant Criteria Manual shall be in addition to the requirements of Exhibit C.

VI. DRAWING CRITERIA

A. Tenant’s Preliminary Design Drawing Criteria.

1. On or before the date set for the in Reference Provision 1.04 of the Lease, Tenant shall submit to Landlord for review and approval Preliminary Design Drawings in pdf format.

2. Tenant’s Preliminary Design Drawings shall comply with the design criteria of the Center and shall include, but not be limited to the following:

a. Floor plan at 1/8” = 1’0” scale (1/4”=1’0” for Food Court Shops).

b. Storefront Elevation at 1/8” = 1’0” scale (1/4” = 1’0” for Food Court Shops), including type of closure proposed.

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c. Sign Plan to include location, color, size, materials, etc.

d. Longitudinal Section at 1/8” = 1’0”.

e. Color photo of a similar store or color rendering.

f. Finish material samples (storefront and interior).

3. Landlord shall return to Tenant Preliminary Design Drawings with suggested modifications and/or approval. If, upon receipt of approved Preliminary Design Drawings bearing Landlord’s comments, Tenant wishes to take exception thereto, Tenant may do so in writing, addressed to Landlord within ten (10) business days from date of receipt of Preliminary Design Drawings. Unless such action is taken, it will be deemed that all comments made by Landlord on the Preliminary Design Drawings are acceptable to and approved by Tenant.

4. If Preliminary Design Drawings are returned to Tenant with comments, but not bearing approval of Landlord, said Preliminary Design Drawings shall be immediately revised by Tenant and re-submitted to Landlord for approval within ten (10) working days of their receipt by Tenant.

a. Rejections due to non-compliance of design will not justify extending any scheduled performance dates established under this Lease.

b. Additional review costs due to rejection of preliminary or subsequently rejected drawings shall be the Tenant’s expense, including structural review.

B. Tenant’s Final Design Drawing Criteria.

1. On or before the date set for the in Reference Provision 1.04 of the Lease, Tenant shall submit to Landlord for review and approval Tenant’s final plans in pdf format consisting of Final Design Drawings and design analysis computations clearly spelling out all criteria references, step-by-step calculations, and assumptions accompanied by supporting diagrams and tables. Note: Any rejections of the Design Drawings due to non-compliance will not extend any schedules established in the Lease.

2. Tenant’s Final Design Drawings shall include, but not be limited to the following:

a.	Architectural drawings:

●	Key Plan showing location of Premises within the Shopping Center.

●	Floor Plan at 1/8” = 1’0” scale (1/4” = 1’0” for Food Court Shops).

●	Longitudinal Section at 1/8” = 1’0” (1/4” = 1’0” for Food Court Shops).

●	Interior Elevations at 1/8” = 1’0” (1/4” = 1’0” for Food Court Shops).

●	Storefront Plan, Section, Elevation at 1/4” = 1’0” scale.

●	Reflected Ceiling Plan at 1/8” = 1’0” scale (1/4” = 1’0” for Food Court Shops).

●	Partition Wall Sections at 1/2” = 1’0” scale.

●	Store Fixtures and Furniture Plan at 1/8” = 1’0” scale (1/4” = 1’0” for Food Court Shops).

●	Interior and Exterior Color Finish Schedule.

●	Specifications.

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b.	Electrical Drawings:

●	Circuitry Plan at 1/8” = 1’0” scale (1/4” = 1’0” for Food Court Shops).

●	Panelboard Schedules.

●	Riser Diagrams.

●	Electric Load Tabulations.

●	Lighting fixture schedule indicating number of lamps per fixture, wattage and type of each lamp.

●	Applicable fire detection stand-alone fire alarm panel and when available and readily accessible, Center’s central detection addressable module for control valve and flow switch, the audio visual ADA compliance alarm system and the tamper monitored fire sprinkler system.

●	Specifications.

c.	Mechanical Drawings:

●	AC and Ventilation Plan at 1/8” = 1’0” scale (1/4” = 1’0” for Food Court Shops).

●	Identify all mechanical equipment, manufacturers, sizes and locations per Center requirements.

Identify total CFM requirements for area.

Identify mechanical symbols and equipment list.

Identify duct sizes and heights above finished floor. Provide diffuser and grille schedule.

Indicate CFM for each diffuser on construction documents.

Identify volume and fire damper locations.

Identify thermostat or temperature sensor locations.

Provide control wiring w/ fire alarm interface diagram.

Provide notes and specifications.

●	Mechanical/Electrical Data Tabulation Sheet.
Provide cooling load calculations.

●	Details and Specifications

●	Provide curb and structural support details.

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●	Provide toilet exhaust detail.

●	Provide condensate drain diagram.

●	Provide make-up air unit details and specifications.

●	Provide specifications of exhaust equipment.

●	Provide cooking hood and related equipment data and details.

●	Plumbing Plan at 1/8”=1’0” scale (1/4”=1’0” for Food Court Shops).

●	Provide fixture locations.

●	Provide clean-out, floor drain and floor sink locations.

●	Provide domestic water distribution diagrams.

●	Provide water heater, relief valve, piping to over flow pan, and floor drain details.

●	Provide sewer and vent connection locations.

●	Provide plumbing load tabulation sheet as required by the BWS.

●	Provide water meter location.

●	Provide water, waste and vent riser diagrams.

●	Fire / Life Safety Drawings

●	Provide automatic fire extinguishing equipment data and details.

●	Provide the sprinkler main size and its locations.

●	Provide the branch sizes and layout.

●	Provide the sprinkler head locations.

●	Provide the sprinkler head temperature rating.

●	Provide hydraulic calculations.

●	Indicate fire extinguisher locations.

●	Indicate the heights of ceiling drops.

●	Provide the emergency lighting locations.

●	Provide fire alarm diagram.

●	Provide the locations of fire alarm devices, panels, etc.

●	Hood suppression system and make-up air interfaced with Landlord’s fire alarm system.

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d.	Sign Fabricator’s Shop Drawings to be submitted by Tenant to Landlord prior to fabrication of sign; at a minimum scale of 1/4”=1’0” to include the following details:

●	Dimensions clearly marked.

●	Top of letter to soffit.

●	Vertical edge of sign to vertical neutral strip.

●	Height of letters from mall floor elevation.

●	Letter projection from fascia.

●	Letters.

●	Style and stroke.

●	Face - indicate color, material, thickness.

●	Returns - indicate color, material, thickness.

●	Type of lighting.

●	Electrical load.

●	Brightness in foot-lamberts.

●	Details at a minimum scale of 1-1/2” = 1’0”:

●	Connection of sign letters and storefront.

●	Mounting of transformer cabinet.

●	Access to transformer cabinet

3. Tenant’s Store Design Analysis Computations for:

a.	Structural work.

b.	Electrical power, control, light and fire detection.

c.	Mechanical, plumbing, air-conditioning, fire sprinkler system and air conditioning condenser water demand.

NOTE: All design analysis shall identify the review performed by the appropriate engineering discipline using Hawaii registered professional engineer(s).

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VII. DESIGN CRITERIA

It is the desire of Landlord to give Tenant the greatest practical freedom in design, but such design must offer a pleasant, orderly appearance and must harmonize with and complement the design of the Center and the design of the surrounding stores. As a result, all Tenant work shall conform to the following standards:

A. Structural. Landlord shall provide a structural shell.

1. Framing. Columns shall be concrete at Street Level and steel at Mall and Third Levels.

2. Roof. Roof shall be over rigid insulation over metal deck.

3. At all levels, Tenant shall NOT attach anything directly to the underside of the metal deck or concrete slab above. At Tenant’s expense, Tenant shall furnish and install a unistrut system, from which Tenant’s suspended ceiling system, piping, ductwork, conduits, lights fixtures, etc. shall be attached. At all Tenant spaces, powder/gas activated tools and fasteners are not allowed at metal decks and concrete slabs above and below. Contractors shall use TapCons or equal.

4. Where not previously installed, Tenant shall apply approved spray fireproofing per standard project details to all steel structures and deck to achieve fire protection of 2 hours for floors and roof, and 3 hours for columns and beams. Where previously installed, Tenant shall repair any damage to spray fireproofing to achieve fire protection listed above at Tenant’s expense. Notification of fireproofing work shall be submitted in writing not earlier than 48 hours prior to work performance to the Center’s Fire Inspector via the Landlord’s Tenant Coordinator.

5. Any modification, revision, addition or unusual loading to Landlord’s structure shall be designed by Tenant’s structural engineer and shall by subject to prior WRITTEN approval of Landlord.

B. Floors.

1. Street Level. Landlord shall provide 4” slab on grade as-is. Should Tenant remove existing concrete or should a plumbing blockout occur within space, Tenant shall install a minimum of 4” thick layer of cushion fill consisting of open-graded gravel (ASTM C 33, No 67 gradation) and an impervious moisture barrier (ASTM E1745 Class A) under a 4” slab 4000PSI/28day concrete.

2. Mall and Third Levels. Landlord shall provide the as-is structural slab designed for 75 lb. live load throughout the center, except in the EWA Expansion where it shall be 100lb. live load. Tenant shall make all floor penetrations necessary to facilitate Tenant’s utility connections and such penetrations must be sealed by Tenant in accordance with Landlord’s standard project details. Penetrations greater than 12 inches square shall be framed in accordance with project details. Other penetrations will be accomplished by core drilling only.

3. Tenant finish materials must be selected to cause Tenant’s finish floor elevation to correspond with Landlord’s finish mall floor elevation. Bullnose tile or reducer trips shall not be permitted.

4. Waterproofing. All kitchen, food handling and restroom facility areas on the Mall and Third Levels shall be waterproofed by Tenant in accordance with Landlord’s standard project details. Waterproof membrane shall extend a minimum of 6” up the perimeter walls of the room.

5. Carpeting, ceramic or quarry tile shall be used in all sales areas except in such instances where other equivalent types of floor covering materials are specifically approved by Landlord. Vinyl tile and vinyl composition tile are not considered acceptable finish materials.

6. Should an expansion joint occur in premises, Tenant is responsible for the construction of the floor affected by that joint in a manner consistent with standard project details.

7. If Tenant elects to set base of Tenant’s storefront back from lease line, Tenant shall furnish and install flooring material identical in quality, color and pattern to the mall flooring within area extending from lease line to such new storefront line, sliding or rolling grille line, or door track. In addition, Tenant shall furnish and install a waterproof membrane within this area in accordance with Landlord’s standard project details. Information on the common area ceramic tile can be obtained through the Landlord’s Tenant Coordinator. Landlord has extended mall floor tile adjacent to lease line to maintain tile pattern into Tenant space. Tenant shall be responsible for any cuts at lease line.

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8. All exposed concrete within Premises must be sealed by Tenant.

C. Partitions and Walls.

1. Demising Partitions. Landlord shall provide exposed metal stud demising partitions between adjacent mercantile tenant spaces and common area walls. Where not previously done, Tenant shall provide the metal studs and the demising walls, tight to the structure above. Tenant shall install one layer of 5/8” fire code gypsum board, taped with spackled joints, tightly to the underside of structure above on Tenant’s side of demising partitions and service corridor partitions. All holes and penetrations (existing or new) shall be flashed and fire stopped per Landlord’s standard details. During construction, prior to closing up the ceiling, the Tenant’s General Contractor shall contact the Tenant Construction Coordinator to schedule a walkthrough of the demising walls. All corrections shall be completed within 10 days of the walkthrough. Calculations for the area of Tenant’s Premises shall be made to the center of demising partitions.

2. Service Corridors. Landlord shall provide exposed concrete block or metal stud with gypsum board on Landlord’s side of service corridor and exit core demising partitions. Tenant shall install on Tenant’s side of corridor wall the same thickness, type and number of layers of gypsum board (depends on location) as Landlord has installed on Landlord’s side of wall. If Landlord provides gypsum board, or installs any part of the gypsum board on Tenant’s side, Tenant shall reimburse Landlord for those costs. Demising partitions shall extend from finished floor slab to underside of Landlord’s overhead structure. Calculations for area of Tenant’s Premises shall be made to exterior face of demising partitions.

3. Service Door. Landlord shall provide 3’0” x 7’0” hollow metal door and frame into corridor. Initial installation of service door and hardware shall be by the Landlord with replacement of hardware accomplished by Tenant at locations designated by Landlord. Where previously installed, Landlord shall determine if replacement is needed. Any altered and all newly installed service doors which open outward will not be allowed to project over the lease line into the Mall or other common areas (unless approved by Landlord). A door niche shall be installed per the Tenant Criteria Manual requirements.

4. Interior Partitions. Tenant shall furnish and install all interior Tenant partitions from finished floor slab to the finished ceiling elevation. Interior partitions shall be metal stud construction covered both sides by one layer of fire code gypsum board.

5. Exterior Walls. Landlord will provide exterior walls at certain locations (see project details). Exterior walls shall be metal stud construction. No wood framing will be allowed. Signs or openings by Tenants will not be allowed in exterior walls. Calculations for area of Tenant’s Premises shall be made to the outside face of such exterior walls.

6. Sales Area. Exposed concrete or block walls will not be permitted in sales area of Premises. Concrete or block walls not concealed by fixtures must be covered by gypsum board by Tenant. All wall finishes shall be furnished and installed by Tenant.

7. Storage Area. If a one-hour rated finished ceiling is to be omitted in Tenant’s storage areas then the partition wall dividing remainder of Premises from storage area must be one-hour rated construction and extended from floor slab to underside of Landlord’s overhead structure. Tenant shall install a fire damper at all locations where a duct penetrates the one-hour partition wall.

8. For shops facing the interior of the Food Court, the Landlord shall provide exposed metal studs for demising partitions between Tenant’s rear “lease line,” the Landlord shall provide steel studs for a 4’6” high demising wall if Tenant requests it. The edges of the low wall and of the full height wall shall be finished by the Landlord as a neutral strip.

9. For food Tenants, the wall separating the kitchen from the serving area, shall extend full height, tight to the underside of the slab or metal deck above. All penetrations shall be flashed and fire stopped per Landlord’s standard details.

10. Landlord shall provide transom at the “setback line” for shops in the Food Court which shall be finished with gypsum board at the bottom edge and the front facing customers including paint, backcharged to the Tenant. Tenant may provide self supporting rolling grille or other security device on back side or transom.

11. For food Tenants, Tenant shall provide a ¼” x ¼” x .092” (13 GA.) galvanized welded wire mesh on all vertical faces of demising walls, from the top of the ceiling to the underside of the existing concrete structure above. At the bottom of the demising walls, Tenant shall install a 12” high continuous strip of 20 gauge stainless steel barrier. All existing and new holes and penetrations in the demising walls, shall be patched and 1-hour fire rated.

D. Ceilings.

1. Interior Ceilings Heights. Tenant shall provide minimum ceiling heights as follows.

Street Level sales area 10’9”.

Mall Level sales area 12’0”.

Third Level sales area 12’0”.

2. Ceilings in sales spaces shall be suspended on a metal system to inserts provided by Tenant with sufficient room above for utilities, and provided with adequate means of access. The quality of the ceilings shall not be less than the quality of a standard suspended dry wall ceiling, and shall be adequate to meet the applicable codes for the type of structure in which it is installed.

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3. Where applicable, area in front of the “setback line” in the Food Court shops shall have open grillage or sheet metal canopy provided by Landlord, backcharged to the Tenant.

4. Ceilings in food preparation areas in the Center, where provided or required, shall conform to Health Department regulations for cleanability; they shall be accessible where utilities, ducts and other equipment are located above them.

E. Storefronts.

1. Neutral Strips. Landlord shall provide vertical neutral strips at storefront lease line between Premises and adjacent tenant space, exit or service corridors and/or department stores. See Tenant Criteria Manual for additional information. Tenant shall be responsible for patching and painting the neutral piers and Landlord’s soffit/ceiling, as required, immediately after removal of construction barricade. All work shall be coordinated with Landlord’s Tenant Construction Coordinator.

2. Tenant shall be responsible for all storefront construction in an area extending horizontally on storefront lease line between Landlord’s vertical neutral strips and vertically from Tenant’s finished floor to underside of Landlord’s fascia.

3. No storefront or any part thereof, or any swinging door, shall project over the lease line into the mall or other common areas (unless approved by Landlord).

4. All storefront materials shall be durable materials such as tile, brick, stone, terrazzo, slate, marble, metal, glass or other similar materials approved by Landlord. All storefront materials shall be appropriate for exterior use. Natural finished wood, clear aluminum, plexiglass, laminated plastic or painted hollow metal are NOT permitted storefront materials. All common areas fronting the storefronts are power washed on a daily basis, and storefront materials shall be selected accordingly.

Storefronts shall be designed to present a three dimensional, multi-plane appearance. Imaginative storefront design is a MUST. This means something more than a “square box.” Imaginative shapes, configurations, and use of materials are STRONGLY suggested. Storefronts may be rejected at Landlord’s sole discretion on the basis of being too “plain” or too “boxy” or due to the selection of inappropriate materials and colors.

Storefronts shall be designed to meet building code requirements (i.e. Exposure D)

5. Storefront designs shall be “pigeon-proof”. Storefronts and signage shall be designed such that birds are unable to perch on top.

6. Aluminum storefront construction shall employ extruded sections that shall be painted (factory applied or baked-on finish) or color anodized (no bronze or clear anodizing will be allowed).

7. All glass used in conjunction with storefront work shall be tempered plate or laminated safety glass with thickness as required by code.

8. Tenant shops which front on both the Central Mall and the Mauka parking deck must follow the same storefront design criteria for both fronts. Storefronts facing the Mauka parking deck MUST be consistent in design with storefronts facing the Central Mall.

9. Canopies and/or soffits will be allowed to protrude a maximum of 2’6” beyond the lease line, with a minimum height of 7’6”, except, at the Food Court shops, the Central Court shops, stores at line D-1 coordinates 49 to 55 and stores between lines D-1 to E-2 coordinate 55, no canopies and/or soffits by Tenant shall be allowed to protrude beyond the setback or lease line except where provided by Landlord at Tenant expense. The canopy and soffit shall have appropriate fire sprinkler coverage as called for in NFPA Code.

10. A minimum of 6’0” (or a maximum of 50%) of the Tenant’s storefront width shall be open for pedestrian circulation. In no case will excessive blind wall sections be permitted.

11. The minimum height of the storefront opening shall be 7’6”.

12. Storefront glass or showcases must be incorporated into a minimum of 30% of the storefront facade.

13. No permanent fixturing will be permitted within 2’0” of storefront lease line.

14. All storefront work, requiring structural support, including sliding door tracks and housing boxes for grilles shall be supported at their head sections by a welded structural steel framework which, in turn, shall be supported from the floor and braced laterally to the existing building structure. No portion of the storefront shall be attached to or supported by the Landlord’s vertical neutral strips and neutral band.

15. Sliding aluminum and glass doors shall have pockets to receive sliding doors. All sliding door tracks must be recessed into their respective soffit or floor elements to maintain flush elevation.

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F. Sign Criteria.

1. It is intended that the signing of the Premises be developed in an imaginative and varied manner. Although previous and current signing practices of Tenants will be considered, all signs shall conform to the criteria set forth hereafter and in the Tenant Criteria Manual.

2. The design of all Tenant storefront entrance/store identification signs, including style and placement of lettering, size, color, materials and methods of illumination shall be subject to Landlord’s approval. There shall be one (1) sign per store, with the exception of store having a corner location, in which case Tenant shall be permitted an additional sign or where stores are required to install a projecting board displaying their insignia in addition to the main sign. Other than permitted projecting boards, all signs shall be located within the limits of the storefronts.

3. Each Food Court tenant shall provide a sign board, if not existing, in good condition for Tenant’s signage. The sign board shall be sized and located as specified by Landlord. Tenant shall apply a corporate crest, logo, or insignia on both sides of this sign board, subject to Landlord’s approval.

4. Tenant shall submit its sign graphics to Landlord for approval. Graphics applied to the sign board by Tenant shall be three dimensional letters and symbols or painted, and externally lit only. Upon receiving Landlord’s approval, Tenant shall apply the graphics to the sign board and install the sign at locations approved by Landlord.

5. Tenant’s architect shall submit preliminary sign drawings with each storefront design submittal indicating style and placement of letter, size, color, materials and methods of illumination. Storefront designs will not be approved without this information.

a. The use of a corporate crest, logo or insignia shall meet all criteria described herein.

b. Multiple or repetitive signage on storefronts shall not be permitted.

c. The average height of sign letters or components on stores shall not exceed 18 inches.

d. The extreme outer limits of sign letters or components shall fall within a rectangle each of the two short sides of which shall not fall closer than 24 inches to the side lease line of the Premises; the top side of which shall not fall closer than 12 inches to the soffit of the mall fascia element. No part of the sign letters shall hang free of the background when such background is provided.

e. No exterior signs (signs meant to display beyond the property of Ala Moana Center) will be permitted.

f. Tenant shall be required to identify the Premises by a sign contained wholly within the limitations of the Premises. Signs may be either vertical or horizontal. No diagonal signage will be allowed.

g. Wording of Tenant’s sign shall be limited to the Tenant name on page 1 in Reference Provision 1.14 of the Lease.

h. Illuminated signs are required at Street Level and are otherwise permitted if they are one of the following:

●	Opaque face/back lit individual channel letters

●	Script cutout channel letters

Individual “channel” type face lit letters

Push-thru letters

i. Outdoor signs are permitted to have weep holes, but they must have light screens to prevent light leaks.

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6. The following types of signs or sign components are PROHIBITED:

●	Signs employing moving or flashing lights.

●	Signs employing exposed raceways, ballast boxes or transformers.

●	Sign manufacturer’s names, stamps or decals.

●	Signs employing painted non-illuminated letters, except as approved by Landlord.

●	Signs employing luminous-vacuum formed type plastic letters.

●	Signs employing unedged or uncapped plastic letters or letters with no returns and exposed fastenings.

●	Painted, paper or cardboard signs, stickers or decals hung around, on or behind storefront (including glass doors and/or windows).

●	Signs purporting to identify leased department or concessionaires contained within the Premises.

●	Signs of box or cabinet type construction.

●	Totally illuminated box signs.

Signs employing weep holes without light screens.

7. No television or projection screens are permitted within 15 feet of the lease line without Landlord’s written approval. Subject to Landlord’s approval of Tenant’s plans and specifications, Tenant may install one or more video monitors in the Leased Premises that are visible from the Joint Use Area provided the sole purpose of such video monitors is the promotion of merchandise offered for sale in the Leased Premises and not for general advertising purposes. Sound from the video monitors may not emanate into the Joint Use Area and content displayed may not be unreasonably offensive to patrons of the Shopping Center. Landlord will have the right to revoke its approval and require Tenant to remove such video monitors on 2 days’ prior notice if sound or content emanating from Tenant’s video monitors is offensive in Landlord’s sole discretion.

G. Interiors.

1. Landlord reserves the right to require that interior finish and color walls, floors, ceilings, show windows, sales fixtures, partitions, paneling, stairs and interior signs shall be harmonious with general character of the Center and with adjoining stores. Finish materials will be of first class quality, requiring prior approval by the Landlord.

2. Finish hardware shall be commercial grade, labeled where required; doors to have 1-1/2 pr. butts, wall or floor stops, kickplates, locksets and/or push or pull plates; exit doors or grilles shall be equipped with cylinder locks.

H. Cutting & Patching.

1. All slabs, walls and ceilings are to be cut and patched in workmanlike manner with materials and finishes equal to those now installed.

2. No cutting and patching of structural members or membranes are allowed without specific written approval of Landlord.

3. Floor patching within shop premises in the Food Court shall include openings made by Landlord to provide for general Food Court systems prior to installation of Tenant’s work.

I. Common Areas. Tenant’s contractor shall repair any damage to common areas and service corridors to their original condition. This requirement applies also to barricade fastener holes, etc. All penetration through the wall and floor slabs in the attic spaces and service corridors shall be caulked fire stopped to the same fire rating as the structure penetrated.

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VIII. AIR CONDITIONING AND VENTILATION CRITERIA

A. Landlord’s System: Except at Center Court Third Level Stores.

1. The condenser cooling water system has been installed by the Landlord. This system consists of a cooling tower for groups of tenants or individual tenants and individual supply and return piping to nearest practicable floor, wall or ceiling of Tenant’s Premises.

2. Tenant shall be provided with condenser cooling water at the maximum rate of 2.3 GPM per ton of air conditioning. Tenant’s HVAC use shall be based on ASHRAE standards and its Load Calculations Applications Manual, but not exceed 200 square feet per ton. Water temperature at outlet of cooling tower to be maximum 85°F. Water returned to cooling tower by Tenant shall not exceed 95°F at the point of connection to Landlord’s system. To regulate the water flow rate, Tenant shall install a shut-off valve and a Belimo energy valve with BACnet IP communications. At the point of connection, Tenant shall provide shut-off valves. Tenant shall include access panels to ensure valve and flow controllers may be reached for maintenance, service, and flow rate measurements. Tenant’s engineering consultants shall obtain Landlord’s approval of the exact quantity of condenser water to be used prior to installation.

3. The Food Court shops (numbered FC#1160 “A” through “X”) shall be provided condenser cooling water at the maximum rate of 2.5 GPM per ton of air conditioning. Tenant’s HVAC use shall be based on ASHRAE standards and its Load Calculation Applications Manual, but not to exceed 100 square feet (of Tenant’s Premises, including any setback or preparation and storage areas) per ton.

4. Ventilation. Landlord has provided a centrally located vertical fresh air shaft and exhaust duct shaft for Tenants whose Premises do not abut the roof area (note tenants in the EWA Expansion who abut the roof area will connect to this system). Ventilation ducts are provided for “normal” retail occupancy requirements. Ducts shall be located above the corridor adjacent to the Premises or at the rear of Tenant’s space near the structure above. Tenant shall connect to duct and provide make-up air fan and back pressure damper. Tenant shall also consult Landlord for maximum exhaust quantity allotted for Tenant’s space and for discharge pressure required. No penetrations of parking deck shall be made except by Landlord.

5. Landlord shall provide, for Food Court shops, cooking and/or heating exhaust duct in corridor adjacent to Tenant’s space or at rear of Tenant’s space near structure above; exhaust fan shall be located on the roof, parking deck, or at other approved locations. Location shall meet all code and Landlord requirements.

B. Tenant’s System: Except at Center Court Third Level Stores.

1. Description. Tenant shall design and install complete air conditioning system within Premises. Tenant shall install water-cooled air conditioning unit(s), condensing water pump(s), controls and air distribution system, thermostats, ductwork, supply diffusers and associated wiring to suit Tenant area. Landlord is not responsible for problems resulting from Tenant’s repair and reactivation of its air conditioning system. Tenant will be liable for malfunctioning of adjacent tenants’ air conditioning problems if confirmed to be a result of repairs solely attributable to Tenant’s activities.

2. Tenant’s Cooling System. Tenant shall consult with Landlord for condensing water quantity and outside air quantity allotted for Tenant’s space. Tenant shall also consult Landlord for condensing water system pump pressure required at Tenant’s location. To substantiate the Tenant’s air and condensing water demands, Tenant will submit engineer’s design analysis, calculations and equipment selection in duplicate. Air and Hydronic Test and Balance Test Reports by an independent NEBB or AABC certified contractor to confirm as-builts are required to be submitted.

3. In the Food Court, conditioned air to the front of Premises shall be discharged through the curtain wall or under the canopies using a standard diffuser of type, design and location approved by Landlord.

4. Central condensing water system shall be used for air conditioning systems only.

C. Tenant’s System: Center Court Third Level Stores Only.

1. Where not existing, Tenant shall furnish and install package roof-top air conditioning unit(s) at Tenant’s expense and shall provide and install air distribution systems required for their space.

2. Packaged Roof Top Air Conditioning Unit(s) shall not exceed 15 tons in capacity. Multiple units shall be used where required when total capacity exceeds 15 tons.

3. Exhaust systems desired by Tenant shall be provided by Tenant discharging through the roof.

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D. General Requirements.

1. Ductwork. Tenant’s ductwork shall be designed, furnished and installed in strict accordance with the standards described in latest editions of ASHRAE Guide and Data Book and in latest editions of Duct Manual and Sheet Metal Construction for Ventilating and Air Conditioning Systems, published by SMACNA and/or local codes. Supply, return and kitchen exhaust ducts shall comply with local and state code requirements. All penetrations through fire walls shall be equipped with fire dampers. Duct smoke detectors shall be installed for ducts exceeding 2,000 CFM and shall be connected to tenant Fire Alarm Panel and interlocked with the fan for deactivation. An adequate number of access panels for cleaning the ductwork shall be provided. All ductwork shall comply with NFPA Pamphlet 90A and 96 as applicable.

2. Diffusers, registers, grilles. Shall be extruded aluminum of adjustable type of volume and direction control. Spacing between louvers on diffusers and grilles shall be less than ½”.

3. Thermostat. Shall be located in an accessible location and not obstructed by any merchandising or appliances nor shall it have light fixtures or other similar heat producing elements adjacent to it (within four feet).

4. Ceiling Access Panels. Tenant shall provide access panels for service to Landlord’s and/or Tenant’s equipment and/or facilities, and all connections to Landlord’s services and facilities above the ceiling level within the Premises at locations designated by Landlord.

5. Tenant Toilet Exhaust. Tenant shall design and provide exhaust from Tenant’s toilet facilities per code requirements.

6. Exhaust System.

a. All odor and moisture producing areas and high heat producing equipment and appliances must be exhausted by special mechanical exhaust systems to atmosphere. Special exhaust systems shall be designed to prevent odors, heat and/or moisture from entering mall and Landlord’s air conditioning system. Exhaust air quantities shall be in adequate amounts and shall be no less than required by code. See Item 10 immediately below for details of Tenant’s hood for cooking equipment. Tenant shall insure that there will be adequate make-up air for the exhaust system.

b. Totally enclosed, highly illuminated show windows must be ventilated by means of positive air supply or exhaust. Such exhaust system may be discharged into false ceiling space, at such locations as approved by Landlord.

7. Location of equipment and routing of ductwork serving special exhaust and make-up air systems including cooking hoods and special heating and cooling systems shall be designated and/or approved by Landlord. Engineering designs showing structural loads added and all supports shall be furnished by Tenant. Tenant’s ducts passing through the roof shall have motorized shut-off damper(s). All ductwork from cooking hoods shall comply with NFPA 96 and be provided with a 2 hour enclosure.

8. Make-up Air System: Tenant shall provide a complete make-up air system if Tenant requires exhaust air quantities in excess of ten percent (10%) of total air allowed to Premises upon approval of Landlord. Energy equipment and distribution system for make-up air shall be provided by Tenant.

9. Special cooling and heating equipment, such as required for refrigerated display cases, walk-in coolers, steam presses, convection ovens, open flame/electrical warmers, etc. shall be provided by Tenant, approved by the Landlord and conform to paragraphs 6 and 7 in this section.

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10. Exhaust Hood Criteria and Grease Removal Systems.

a. Where visible to the customers, Type I hoods shall be of stainless steel equal to Gaylord manufacture, utilizing baffles to effect grease removal.

b. Hood fire extinguishing system shall comply with UL 300 and shall be provided by Tenant where required to service Type I kitchen exhaust hoods. Fire extinguishing system shall comply with the standards of the applicable rating bureau and shall be approved by the insurance underwriters for the Center and the common area and local authorities.

c. The fire extinguishing system shall be connected to central alarm and monitoring system provided by Landlord or local alarm where central monitoring system is not available. Also, extinguishing system shall be interlocked with the central exhaust fan, Tenant’s make-up air fan and gas shutoff valves in lines to cooking devices. All devices shall be compatible with Landlord’s monitoring system.

d. Type II hoods for heat removal only shall not require grease extractors but shall include fire dampers at connection to Landlord’s exhaust duct. Where visible to customers, hoods shall be stainless steel or other approved non-ferrous metal.

e. Type I hoods shall extract ninety-eight percent (98%) of the grease.

f. Type I hoods shall incorporate removable stainless steel cartridge filters which are UL tested to an efficiency of ninety-eight percent (98%) and utilize an exhaust cleaning system equal to or better than the Ultra-violet Vent Master light system. Tenants shall clean all grease producing or reducing devices, hoods, cooking equipment, filters and ducts that are located within the tenant space on a regularly scheduled basis. Cartridge filters used in Type I hoods should be regularly cleaned off of the Ala Moana Properties by a qualified contractor.

g. Outside air make-up system to provide air for hood exhaust system shall include fan, filter and necessary duct work. The quantity of air supplied shall equal the total air exhausted from the Tenant’s Premises.

11. The air conditioning systems shall have commercial grade temperature controls as made by Johnson, Robertshaw or White Rogers.

12. All penetrations through demising or common area walls shall be caulked and fire-stopped to the same fire rating as the penetrated system.

13. Fire Alarm System shall be connected to an automatic shut-off switch for the A/C & Ventilation system. Upon alarm, the A/C & Ventilation system shall immediately shut down to prevent smoke or fire damage in other areas of Tenant’s space.

14. Label all pipes. Label all ductwork located in common area’s with duct type and space number.

15. Air Conditioning Units. Air conditioning units shall be Carrier, Trane, Lennox, Pace, Dunham-Bush or equal with 2” thick filters where handling outside air. All equipment shall be on floor mounted pads or platforms, and equipped with steel spring and neoprene vibration isolation devices. Condensing water pump(s) within the Tenant’s Premises shall be equipped with pan and condensate drain line to catch any leakage from the pumps and connected valves.

16. All penetrations through demising or common area walls shall be caulked and fire-stopped to the same fire rating as the structure penetrated.

IX. ELECTRICAL CRITERIA

A. Landlord’s Work. Landlord shall furnish and install Main Distribution equipment (which shall include meter socket), a conduit from the Main Distribution equipment to within the Tenant’s space. The conduit to the Tenant’s space has been sized at 208Y/120 volt or 480/277 volt (depending on location), 3-phase, 4-wire for a total connected load equal to the maximum allowable light load per Tenant Category in Section B plus a reasonable amount of miscellaneous equipment load.

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B. Maximum Loads.

1. Loads in general to be governed by the Energy Code.

2. Lighting = 3 watts per square foot maximum at sales area; 1 watt per square foot at stock rooms. The maximum total connected load supplied for food service tenants in Food Court (without seating in leased premises) shall be based on a curve containing the following points:

Leased Area square footage		400	800	1200 1600–1800
Watts per square foot	79	64	52	49

3. Ovens, grilles, fryers and other heavy duty cooking devices in food service shops shall be gas- fired and hood-exhausted, or electrically heated appliance. Tenant’s hot water heaters to be electrical in Food Court food service shops. In restaurants, located on Mall and above, Tenant’s hot water may be gas- fired where vent may daylight through roof on Mall side of roof ridge line; hot water booster heaters may be electrical.

4. For other than food service shops, tenants will be provided with a maximum of 24 watts per square foot, including lighting and air conditioning. Where additional service is desired, and power is available from the serving utility, Landlord shall provide such service at cost (including engineering and related overhead expense) to be reimbursed by Tenant.

C. Tenant’s Work. Tenant, at its cost, shall provide all work which shall include but not be limited to, furnishing and installing the following electrical equipment and services in the Premises in accordance with all governing codes.

1. Tenant shall contract with local utility company for meter installation and service. Tenant shall be responsible to comply with all Hawaiian Electric Company (HECo) height standards of electrical meters.

2. Tenant shall provide and install feeder conductors within Landlord’s service conduit. Tenant shall provide circuit breaker at the main distribution panel.

3. Tenant shall provide and install feeder to the Tenant’s heat pump unit. Feeder shall be served from fused disconnect switch adjacent to Tenant’s panel.

4. Tenant shall furnish and install all interior distribution equipment.

a. Panelboard(s) with twenty percent (20%) space capacity, transformers, conduits and branch wiring, outlet boxes, and final connection to electrical devices including equipment necessary to provide a complete and operating system.

b. Lighting fixtures and lamps, time clocks, clocks and signs.

c. Security equipment with conduit and outlets, if desired.

d. Exit lights and emergency lighting as required by local codes and ordinances.

e. ADA audio-visual fire alarm system and as approved by Landlord.

5. Electrical Material Standards for Tenant Premises.

a. Electrical materials shall be new, shall meet National Electrical Code Standards, shall bear the Underwriter’s Laboratories label, and shall be compatible with the general architectural design.

b. All transformers shall be dry type with low sound level, Class H, rated K-13 or better.

c. All conductors shall be copper with color coded insulation. Feeders and branch circuit wiring in locations requiring insulation above 60°C shall be THW or THWN or higher insulation. Branch circuit conductors shall not be smaller than No. 12 AWG. Communication, signal and control wiring shall be sized in accordance with equipment manufacturer’s recommendations.

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d. Panelboards shall be 208/120 volt or 480/277 volt 3-phase, 4-wire, solid neutral. Cabinets shall be constructed of code gauge sheet steel with hinged steel door and trim.

e. Lighting fixtures shall bear Underwriter’s label. Exposed lamps are not allowed except in special decorative applications approved by the Landlord.

f. Electric motors shall be designated to latest NEMA standards. Motors rated above 1/2 horsepower shall be 3 phase, 208 volt.

g. Branch circuit breakers shall be rated at 10,000 AIC minimum at 120Y/208 volts or 14,000 AIC minimum at 480/277 volts. Bus bracing and AIC rating shall be greater than fault current value at point of application.

h Ballasts shall be energy saving electronic type.

i. Conduit shall be rigid, metallic EMT or flexible steel.

j. Devices shall be specification grade.

k. All conductors shall be terminated in proper terminals and shall be in conduit.

l. Panelboard bussing shall be copper or plated aluminum.

m. Outlets in floors of Food Court shall be in accordance with standard details shown on Drawings FC-7 and FC-8 dated August 1985.

6. Tenant shall provide an engraved nameplate or plastic “plastivalve” tag at HECo meter with Tenant space number labeled.

X. PLUMBING CRITERIA

A. Sanitary Sewer. Landlord shall provide sanitary sewer branch line adjacent to Tenant space, at locations designated by Landlord. Tenant shall design and install all sanitary waste facilities and extensions of service to Landlord’s designated point of connection.

B. Plumbing Vent Riser. Landlord shall provide vent branch connections at locations designated by Landlord. Tenant shall design and install all extensions of vent lines to Landlord’s connection.

C. Domestic Water.

1. Landlord shall provide cold water line for all Tenants, with plugged Tees ready for Tenant connection. Tenant shall provide and install sub-meter at Landlord approved location, outside of leased premise. Tenant shall provide a shut-off valve at the point of connection if not existing.

2. Restaurants and other tenants with large water requirements shall coordinate with Landlord and Board of Water Supply for metered water service. At Tenant spaces requiring a sub-meter, the Tenant shall connect to water service provided by Landlord. Tenant shall provide shut-off valve at connection point.

If a remote reader is required, the water sub-meter shall be located in an accessible location not within the Tenant’s space. The wiring and programming of these meters will be provided by Tenant. Label water sub-meter with tenant space number.

3. Tenant shall design and install all facilities and extensions of service within Premises.

4. All Tenants requiring hot water shall provide water heater. All hot water piping shall be insulated.

5. Tenant shall make all water extensions and connections within the leased Premises.

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D. Plumbing Standards.

1. Piping shall be supported from hangers at an adequate distance with adequate supporting hanger rods fastened to building framing.

2. Water supplied to fixtures shall be valved at fixtures.

3. Tenant water closets shall be low flow, gravity flush tank type; blow-thru type water closets shall require Landlord approval.

4. Tenant shall provide floor drains in toilet areas and in areas where water supplied fixtures are installed. Floor drains shall be equipped with metal grid or barrier.

5. Tenant shall provide accessible clean-outs in toilet areas.

6. Water heaters shall be equipped with UL approved temperature and pressure relief valves piped to drain. Gas appliances shall be approved by the American Gas Association and installed with automatic supply shut-off valve activated by fire sensor in hood protective system.

7. Domestic hot water piping shall be insulated with minimum 3/4” fiberglass insulation having an average thermal conductivity not exceeding .22 BTU in. per sq. ft. per degree F per hour at mean temperature of 75°F.

8. Tenant shall provide a reduced pressure backflow preventer.

9. Label all pipes.

E. Grease Interceptors. Restaurants and fast food tenants shall, at their sole cost and expense, comply with and make all necessary improvements to the Premises required under all federal, state and local laws, statutes, ordinances, codes, rules, regulations, standards, directives, administrative orders and guidelines which currently are in effect or which may be issued or enacted in the future pertaining to the discharge of industrial waste water from the Premises (the “Discharge Laws”) including, but not limited to, the Revised Ordinances of Honolulu Chapter 14 and the following City and County of Honolulu, Department of Environmental Services, guidance documents: Best Management Practices (BMP) for the Food Processing Industry; Policy Paper for Grease Interceptor Self Cleaning; Policy Paper for Grease Interceptor Program Compliance; Policy Paper for Grease Interceptor Sizing Criteria; and Grease Interceptor Sizing Criteria Guidelines. Tenant further agrees, at Tenant’s sole cost and expense, and notwithstanding anything to the contrary in this Lease (a) to install a larger size grease interceptor within or without the Premises if required to do so (i) by the City and County of Honolulu or any other governmental authority having jurisdiction over the same or (ii) by Landlord, in Landlord’s sole discretion, and (b) to pay a pro rata share of any industrial water treatment facility installed by Landlord for the use and benefit of the Ala Moana Center, the EWA Expansion, the Ala Moana Plaza or other nearby properties owned by Landlord or Landlord’s Affiliates. All grease interceptors shall be maintained in efficient operation at all times at the Tenant’s expense, and shall comply with all of the maintenance requirements of the Discharge Laws. Tenant shall maintain and provide to the Ala Moana Center Operations Department via the Tenant Coordinator current copies of all permits required for Tenant operations in the Premises under the Discharge Laws from time to time. Landlord shall have the right at all reasonable times to have access to and make copies of all maintenance, plumbing and other records related to Tenant’s grease interceptors.

Tenants utilizing garbage disposal and/or food grinders in their operations must install a solids interceptor prior to the grease interceptor for the purpose of capturing the solids generated by these devices. All grease interceptors shall be sized and installed in accordance with requirements of the City and County of Honolulu, Department of Environmental Services, plus 30%. Tenant shall submit engineer’s calculations and sizing criteria in duplicate.

F. Gas Service.

1. Landlord shall provide location for servicing Utility’s meters in truck concourse or service corridor, adjacent to loading dock or other common area.

2. Tenant shall apply and pay for service by Utility, and extension of gas service line from meter to its Premises. Pipes shall be located in areas and space designated by the Landlord.

3. All piping, fittings and installation shall meet code requirements and regulations of the serving Utility.

4. Gas appliances shall be approved by the American Gas Association and installed with automatic supply shut off valve activated by fire sensor in hood protection system.

G. Hair and Lint Interceptors. Styling salons shall provide hair and lint interceptors in accordance with code requirements.

H. Garbage Disposal System.

1. Tenant shall participate in Landlord’s shared garbage removal service and pay a pro rata share of the cost of such service. Receptacles for Tenant’s rubbish and garbage are provided at various locations in Center’s truck concourse. Tenant will place rubbish and garbage, in bags, in such receptacles, which will be collected regularly. Food Court Tenants: Tenant shall pay a pro-rated share of the cost for the garbage removal service, receptacles for Tenant’s rubbish and garbage are provided at various locations in truck concourse I. Tenant will place rubbish and wet wastes in such receptacles, which will be collected regularly. Recycling of bottles is not included in the Landlord provided services and will be the responsibility of the Tenant.

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XI. FIRE/LIFE SAFETY SYSTEMS (INCLUDING FIRE SPRINKLER ALARMS, MONITORING AND OTHER LIFE SAFETY EQUIPMENT SYSTEMS AND INSTALLATIONS).

A. Where an automatic fire sprinkler system has been previously installed in the Premises, Tenant shall at Tenant’s expense hydraulically calculate/design said system to suit the Tenant’s interior design and to meet National Fire Protection Association (“NFPA”) requirements.

B. Where an automatic fire sprinkler system has not been previously installed in the Premises, the Tenant shall at Tenant’s expense design and install a complete hydraulically designed fire sprinkler system within the Premises that meets code requirements for full coverage per NFPA-13, Ordinary Hazard (Group 2) or other applicable governmental and/or insurance requirements. A density of 0.20 gallons per minute per square foot over the most remote 1500 square feet shall be provided using 1/2” orifice, 165°F heads. 250 gallons per minute (100 gallons per minute inside) hose stream allowance shall be added in the calculations. First generation tenants in the EWA Expansion will follow the criteria in this subsection B and connect their system to the Landlord provided stub.

C. Background information on Tenant’s proposed fire sprinkler contractor and a list of completed projects in the State of Hawaii must be submitted for review by Tenant to the Landlord and the selection of the contractor must be approved by the Landlord in writing.

D. The selected contractor must conform to National Fire Protection Association specifications, current Uniform Fire Code, insurance, the Honolulu Fire Department requirements, and Landlord’s specifications and requirements.

E. Tenant and its Fire Sprinkler contractor must comply with the following Landlord requirements regarding the installation of the fire sprinkler system:

1. Powder shots shall not be used to anchor hangers to support fire sprinkler piping.

2. Fire sprinkler piping will not be supported from ducts, conduits, air conditioning piping or electrical/communications wiring.

3. Hangers will be required at all branch line ends and as close to the end fitting as possible for pendant heads.

4. Form 2J (above ground test certificate) shall contain all required information. The two hour/200# test will be witnessed by the Landlord’s representative.

5. A copy of system installation prints being used by the fire sprinkler contractor will be provided to Landlord’s fire systems coordinator. All blueprints are to be stamped by the Fire Department Plans Review, Building Department and Landlord’s insurance carrier. Any recommendations by Landlord’s insurance carrier must be complied with. All General Notes and Specifications listed on prints by contractor must be complied with. Preliminary and “As-Builts” will be reviewed/checked by Landlord for accuracy.

6. If not existing, there will be a separate system control valve with tamper switch, and flow switch which responds to a dedicated inspectors test/drain for each tenant. Tamper and flow will be monitored at Landlord’s alarm panel. A swing check valve unit and 0-300# water pressure gauge shall be installed at the tenant’s control valve manifold. The control valve manifold shall be labeled with a hydraulic data name plate that will be completely filled out by the installing fire sprinkler contractor. At no time will domestic water or air conditioning related equipment be tied into fire lines.

7. Each tenant control valve will have the NFPA 13 type “A” sign installed at that valve. The Inspectors Test valve will have the Inspectors Test type signage at that valve. Provide blank sign(s) to Fire Systems Coordinator for application of wording.

8. Each tenant shall provide the required spare fire sprinkler head kit which will contain the types of fire sprinkler heads found in the Tenant’s retail and storage premises and will include the proper wrenches for the style of sprinkler heads from that tenant. Included will be the required three stoppers that must fit the types of fire sprinkler heads used by that tenant. The spare head kit will be located in a conspicuous location within the Tenant’s premises, and shall be wall mounted.

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9. Tenant shall provide sprinkler coverage at exit alcoves and storefront entrance alcoves.

10. No combustible material is allowed above Tenant ceiling.

11. Tenant shall maintain a minimum of 18” clearance between ceiling sprinklers and stock or display.

12. All storage decks and mezzanines shall be fully sprinkled.

F. Fire extinguishers, certified and tagged, shall be provided within tenant space and shall be wall mounted in an obvious and accessible location(s). No locked cabinets are allowed.

G. Tenant shall provide for their employees a schematic floor plan of the tenant’s space which shall indicate the routing for escape/evacuation from that space. This floor plan shall be easily understood and legible, and shall be wall mounted in a conspicuous location within the tenant’s premises.

H. Tenant shall provide and install a Fire Alarm Panel/System within the Premises. The system shall be compatible with the Center’s Fire Alarm System such that Landlord can monitor trouble and alarm conditions of the Tenant’s system.

I. Tenant shall connect Tenant’s fire sprinkler system supply stub-out in the Premises to Landlord’s bulk main distribution system and Tenant shall connect Tenant’s fire alarm system in the premises to Landlord’s Fire Alarm System. Tenant shall be responsible for all costs of connecting the fire/life safety system in the Premises to the Center’s system, including but not limited to monitoring and alarm equipment, the wiring of the flow switch and tamper switch to monitor tenant’s system control valve that is connected to the Center’s alarm system, tests and other expenses related to the connections and other fire/life safety equipment which may be required by applicable governmental or insurance requirements.

XII. TELEPHONE CRITERIA

Landlord shall have no obligation to provide telephone service. Tenant must separately contact telephone company to supply service.

A. Landlord Work. Landlord shall provide space for telephone and communication feeders to distribution backboards, together with empty conduit, tray, or rack location for exposed cable run in service/exit corridors to nearest wall of Tenant’s Premises. Per the telephone company’s requirements, all lines shall be in conduits. Where not existing, Tenant shall provide and install conduit running from within the Tenant space to the telephone distribution backboard.

B. Tenant Work.

1. Tenant shall obtain service and extensions to and within its Premises from the serving Utility.

2. Tenant shall provide conduit and devices required within its Premises.

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XIII. SUMMARY OUTLINE FOR FOOD COURT–LANDLORD AND TENANT WORK

A. Work performed by Landlord and Reimbursed by Tenant. Landlord shall perform the following scope of work for which Tenant shall reimburse Landlord the sum of $*.

1. Prior to and during the construction period:

a. Architectural, engineering, and Landlord’s review of Tenant’s documents for conformance with lease and the Center standards, quality of work, and any special conditions required by Tenant.

b. Master water meter including development fee (proportionate share).

c. Gas manifold in common service area.

B. Landlord Work. Landlord shall be obligated to provide the following facilities:

1. Construct, furnish and equip the “Food Court Common Area,” including but not limited to:

a. Floors, ceilings, walls, toilets in “Food Court Common Areas,” including doors and frames from Tenant Premises to exit/service corridors.

b. Landscaping, planters, chairs, tables, trash receptacles, ash urns, stairs, decorative devices and facility graphics for “Food Court Common Areas.”

c. Steel studs for demising partitions between adjacent tenant spaces, concrete block or steel studs with gypsum board on the side facing common service/exit corridors and edge finish for neutral strips between Tenants.

d. Electrical conduit from distribution panels to nearest wall of Tenant; space for communication wiring by servicing Utilities.

e. Lighting and power distribution; communication facilities in “Food Court Common Areas.”

f. Sanitary waste, vent, and domestic water stub-ins for extension to Tenant fixtures by Tenant.

g. Ventilation system for cooking exhaust hoods with central fire alarm and fan control device, plus outside air duct for Tenant make-up air brought to Tenant Premises. Landlord shall install fire alarm wiring for Tenant’s fire control and alarm junction or panel box, which shall be installed by Tenant in the rear wall of its Premises facing the common corridor.

h. Central condenser water piping system with valved take-off adjacent to each Tenant’s premises.

i. Air conditioning system for Food Court Common Seating Area.

j. Cutting and patching for all facilities in common areas.

k. Hand held fire extinguishers in “Food Court Common Areas.”

C. Tenant Work. Tenant shall be obligated to provide, without limitation, the following:

1. Construction and finish within Tenant’s Premises as per the Tenant Plans approved by Landlord, including but not limited to:

a. Store sign graphics, menu board, dispenser signs, blade signs, barricade graphics and other signs which shall be submitted to Landlord for its approval. Tenant shall also provide wiring and lighting for store sign.

b. Gypsum board and other wall finishes over metal studs provided by Landlord for demising walls and back side of transom at “setback” line.

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c. Ceilings behind “setback” line as approved by Landlord.

d. Screen wall between space viewed by customers and back storage and/or food preparation areas and other interior partitions or furred spaces.

e. Patching of floor slab and covering of entire slab with mud-set tile, cove base and other floor finishes approved by Landlord for special circumstances.

f. Extension of sanitary waste, vent system, domestic water and connection to all fixtures, installation of grease traps or interceptors.

g. Extension and connection of gas piping from gas meter to gas-fired equipment.

h. Cooking exhaust hoods as specified in VIII.D.10 with connection to facility common exhaust system ducts and fire control and alarm interties with Landlord’s fans.

i. Hot water tank(s) and piping.

j. Distribution of condenser cooling water supply and return lines (with return pump) within the Premises; reducer at Landlord’s supply valve by Tenant.

k. Provide air conditioning system and distribute conditioned air within Tenant’s Premises.

l. Provide ventilation system and distribute outside air for make-up air for hood exhaust system to avoid pulling conditioned air from the common seating area.

m. Auxiliary sanitary facilities, if desired, including exhaust duct and fan.

n. Stand-alone automatic sprinkler system

o. Fire alarm/life safety system

p. Food preparation equipment, counters and other trade fixtures.

q. Electric wiring from distribution panels to Tenant’s Premises, meter base, panelboard, power and lighting; special light fixtures in front of transom when approved by Landlord (Note that meter is located in Landlord’s distribution center, not in Tenant’s space and is provided by the serving utility).

r. Telephone service and other communication wiring devices.

s. All cutting and patching required for Tenant’s work.

2. Procedural and Administrative Requirements.

a. Drawings and specifications including electrical, air conditioning/ventilation, structural and plumbing calculations, rendering of “setback line” and Premises exposed to customers, sample board of materials and colors to be used and graphics for all signage which shall be submitted for Landlord’s review and approval.

b. Building permits.

c. Applications for service from Utilities.

d. Contractor’s 100% performance and/or labor material bond.

e. Certificates of Insurance.

f. List of Subcontractors.

g. Construction cost breakdown for all trades.

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XIV. TENANT REIMBURSABLE ITEMS

A. Tenant Review & Coordination Fees. Tenant shall reimburse Landlord a fee for tenant coordination and design review activities, which fee shall be applicable whenever plans are required to be submitted for Landlord’s review in connection with a new build-out, a renovation, or refurbishment required under the Lease. The Landlord’s fee for coordination and design review activities for the initial construction work required by this Lease shall be $*, plus general excise tax thereon. Subsequent review fees for future construction work shall be determined as future plan reviews occur.

B. Structural Revisions. All reviews for proposed revision to Center’s structural system shall be performed at Tenant’s expense. Any modification, revision, or addition to Landlord’s structure, including any impact to adjoining tenants shall be constructed by Landlord’s contractor. Tenant shall reimburse Landlord for all costs of such installation. Structural supports, curbing, and flashing shall be in accordance with Landlord approved standard project details conforming to applicable building and architectural codes.

C. Mechanical (HVAC and/or Plumbing) or Electrical Revisions. In the event Tenant’s store design standards require mechanical or electrical revisions, Tenant shall request, in writing, approval to revise Landlord’s system(s). All reviews for proposed revisions shall be performed at Tenant’s expense. If approved by Landlord, Landlord shall make the necessary revisions to Landlord’s mechanical and/or electrical systems to accommodate Tenant’s design. Tenant shall reimburse Landlord for all of Landlord’s direct costs involved in modifying Landlord’s systems.

D. Temporary Services.

1. Construction Barricades. Tenant at Tenant’s sole expense shall furnish temporary storefront barricades when and where needed in Landlord’s judgment. In the event Tenant fails to erect the barricade as provided herein, Tenant will reimburse Landlord for Landlord’s actual cost of the storefront barricade, including painting and installation of standard Ala Moana Center barricade graphics. Tenant shall be responsible for maintaining barricade to Center standards from the date Tenant erects the barricade through the date Tenant opens for business at the Premises. If the barricade is not repaired within two (2) days of Landlord’s notice to Tenant to repair the barricade, then Landlord shall proceed with the repairs and all costs for the work shall be reimbursed by Tenant to Landlord. Tenant shall be responsible for demolition and removal of the temporary construction barricade upon completion of Tenant Construction. Tenant shall receive Landlord’s approval prior to removal of the barricade.

2. Power. Where available within Tenant Premises, Tenant shall be responsible for providing temporary construction power for completion of Tenant Construction.

Refer to Exhibit C.IV.E in regards to Temporary Power during Tenant Construction. In the even Landlord does provide Temporary Power it shall be Tenant’s responsibility to provide and maintain temporary lines from Landlord’s designated service area to Premises and to distribute this power within Premises. For providing this service, Tenant shall reimburse Landlord at a rate of four cents ($.04) per square foot of Premises per month, or a minimum of thirty dollars ($30) per month, whichever is greater. Tenant shall be charged for this service during Tenant’s construction whether service is used or not.

E. Permanent Services. The Landlord shall provide the following Scope of Work for which the Tenant shall reimburse the Landlord.

1. Master water meter and submeter (unless otherwise noted on Tenant drawings) including development fee (proportionate share).

2. Cost of additional electrical service (subject to Landlord approval) where allowance is exceeded.

3. Blade signboard, including installation, for Tenant’s blade sign (where applicable in Center); Graphics on signboard shall be provided and installed by Tenant, with graphics to be submitted for Landlord approval.

4. Gas valves and meters at Landlord designated distribution point (at common service areas); Piping and extension from gas meter to Tenant Premises shall be by Tenant and application and coordination of service with serving utility shall be by Tenant.

5. Fire sprinkler system control valve assembly at Landlord designated location (at common service area near Tenant Premises). Final tie-in and monitoring of Tenant’s installed sprinkler system for tamper and flow.

F. Roof Penetrations. All roof penetrations required by Tenant shall be performed by Landlord’s roofing contractor at direction of Landlord. Tenant shall request, in writing, Landlord’s approval to penetrate the roof. Upon approval of such request, Landlord will direct roofing contractor to proceed with installation, the direct cost of installation which shall be reimbursed by Tenant. Any future repairs to the roof due to the roof penetration shall be performed by Landlord’s roofing contractor at direction of Landlord, and any costs shall be reimbursed by Tenant.

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